Exhibit 2.1

Execution Version

AGREEMENT AND PLAN

OF

MERGER

SMARTFINANCIAL, INC.

SMARTBANK

CORNERSTONE BANCSHARES, INC.

and

CORNERSTONE COMMUNITY BANK

December 5, 2014

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TABLE OF CONTENTS

(continued)

EXHIBIT A	FORM OF DIRECTOR SUPPORT AGREEMENT FOR BANCSHARES DIRECTORS
EXHIBIT B	FORM OF DIRECTOR SUPPORT AGREEMENT FOR SMARTFINANCIAL DIRECTORS

Schedule 1.1(e)(e)	Stipulated Financing Transaction Terms
Schedule 7.12	Individuals to Execute and Deliver Employment Agreements
Schedule 7.17(a)	Directors of Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 5th day of December, 2014, is made and entered into by and among SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), SmartBank, a Tennessee-chartered commercial bank and wholly-owned subsidiary of SmartFinancial (“SmartBank”), Cornerstone Bancshares, Inc., a Tennessee corporation (“Bancshares”), and Cornerstone Community Bank, a Tennessee-chartered commercial bank and wholly-owned subsidiary of Bancshares (“Cornerstone”), under authority of resolutions of their respective boards of directors duly adopted.

RECITALS

A.           The board of directors of each of SmartFinancial, SmartBank, Bancshares, and Cornerstone has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of SmartFinancial, SmartBank, Bancshares, and Cornerstone, respectively, and their respective shareholders.

B.           As a material inducement to SmartFinancial and SmartBank to enter into this Agreement, each member of the board of directors of Bancshares has entered into a Director Support Agreement, dated as of the date hereof and substantially in the form attached hereto as Exhibit A, pursuant to which he or she has agreed, among other things, to vote his or her shares of Bancshares Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby.

C.           As a material inducement to Bancshares and Cornerstone to enter into this Agreement, each member of the board of directors of SmartFinancial has entered into a Director Support Agreement, dated as of the date hereof and substantially in the form attached hereto as Exhibit B, pursuant to which he or she has agreed, among other things, to vote his or her shares of SmartFinancial Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby.

D.           The Parties (as defined below) intend for the Merger (as defined below) provided for herein to qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the “Code”).

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants, representations, warranties, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Certain Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

(a)          “Acquisition Proposal” means, with respect to a Party, any inquiry, proposal, solicitation, or offer, or any filing of any regulatory application or notice (whether in draft or final form), or any disclosure of any intention to do any of the foregoing, from or by any Person relating to (i) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of such Party’s consolidated assets in a single transaction or series of transactions, other than the pledge by Bancshares of the capital stock of any wholly-owned bank Subsidiary of Bancshares in connection with a Financing Transaction; (ii) any tender offer or exchange offer with respect to, or direct or indirect purchase or acquisition of, 10% or more of the outstanding voting securities of such Party entitled to vote in the election of such Party’s directors, other than in connection with a Financing Transaction; or (iii) any merger, share exchange, consolidation, business combination, recapitalization, or similar transaction involving such Party or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(b)          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

(c)          “Bancshares Common Stock” means the common stock, par value $1.00 per share, of Bancshares.

(d)          “Bancshares Loan Property” means any property in which Bancshares (or a Subsidiary of Bancshares) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

(e)          “Bancshares Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or could reasonably be expected to have, a material and adverse effect on the business, financial condition, or results of operations of Bancshares and its Subsidiaries taken as a whole or (ii) materially impairs the ability of Bancshares or Cornerstone to perform its obligations under this Agreement or prevents or materially impedes the consummation by Bancshares or Cornerstone of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term Bancshares Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (1) changes after the date hereof in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (2) changes after the date hereof in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (3) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (4) any outbreak or escalation of hostilities, declared or undeclared acts of war, or terrorism, (5) the public announcement or pendency of this Agreement or the transactions contemplated hereby, or (6) actions or omissions of SmartFinancial, SmartBank, Bancshares, and Cornerstone required under this Agreement or taken or omitted to be taken with the prior consent of the SmartFinancial Parties (in the case of actions or omissions by the Cornerstone Parties) or the Cornerstone Parties (in the case of actions or omissions by the SmartFinancial Parties), provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (1), (2), (3), and (4) shall not be excluded as a Bancshares Material Adverse Effect to the extent of any materially disproportionate impact they have on Bancshares and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

(f)           “Bancshares Option” means an option to acquire shares of Bancshares Stock under the Bancshares Statutory-NonStatutory Stock Option Plan or the Bancshares 2002 Long Term Incentive Plan, each as amended.

(g)          “Bancshares Participation Facility” means any facility in which Bancshares (or a Subsidiary of Bancshares) participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

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(h)          “Bancshares Preferred Stock” means the preferred stock, no par value, of Bancshares, including the Bancshares Series A Stock.

(i)           “Bancshares Series A Stock” means the Series A Convertible Preferred Stock, no par value, of Bancshares.

(j)           “Bancshares Stock” means, collectively, the Bancshares Common Stock and the Bancshares Preferred Stock.

(k)          “Banking Act” means the Tennessee Banking Act, Tennessee Code Annotated § 45-1-101 et seq.

(l)           “BHCA” means the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1841 et seq.)

(m)         “Book-Entry Shares” means non-certificated shares of SmartFinancial Stock prior to the Effective Time.

(n)          “Business Day” means Monday through Friday of each week, excluding legal holidays recognized as such by the United States government and any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

(o)          “Certificate” means a certificate which prior to the Effective Time represents shares of SmartFinancial Stock.

(p)          “Confidentiality Agreement” means that certain Mutual Confidentiality and Nondisclosure Agreement, dated April 4, 2014, by and between SmartFinancial and Bancshares.

(q)          “Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, or other agreement, understanding, or legally binding arrangement, whether written or oral.

(r)           “Cornerstone Common Stock” means the common stock, par value $1.00 per share, of Cornerstone.

(s)          “Cornerstone Parties” means, collectively, Bancshares and Cornerstone.

(t)           “Cornerstone Preferred Stock” means the preferred stock, no par value, of Cornerstone.

(u)          “Cornerstone Stock” means, collectively, the Cornerstone Common Stock and the Cornerstone Preferred Stock.

(v)          “Corporation Act” means the Tennessee Business Corporation Act, Tennessee Code Annotated § 48-11-101 et seq.

(w)         “Disclosure Memoranda” means, collectively, the SmartFinancial Disclosure Memorandum and the Cornerstone Disclosure Memorandum.

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(x)          “Environmental Law” means any Law relating to (i) the protection, preservation, or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life, and any other natural resource) or human health or safety, or (ii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of, Hazardous Materials, in each case as amended. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended.

(y)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(z)          “ERISA Affiliate” means any Person that is considered one employer with a Party or any of such Party’s Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

(aa)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(bb)       “Excluded Shares” means shares of SmartFinancial Common Stock that, immediately prior to the Effective Time, are owned or held, other than in a bona fide fiduciary or agency capacity, by SmartFinancial, SmartBank, Bancshares, or Cornerstone, or any Subsidiary of SmartFinancial, SmartBank, Bancshares, or Cornerstone, including shares of SmartFinancial Stock held by SmartFinancial as treasury stock.

(cc)        “FDIC” means the Federal Deposit Insurance Corporation.

(dd)       “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(ee)        “Financing Transaction” means (i) the offer and sale by Bancshares of shares of Bancshares Common Stock having a market value up to but not to exceed $10,000,000, on terms consistent with Schedule 1.1(e)(e) hereto and on such other terms and conditions mutually acceptable to the Parties, the consent of a Party to any such other terms or conditions not be unreasonably withheld, and/or (ii) the incurrence by Bancshares of indebtedness in the form of one or more holding company loans on terms and conditions mutually acceptable to the Parties, the consent of a Party to any such terms or conditions not be unreasonably withheld, in either case to facilitate the transactions contemplated by this Agreement.

(ff)         “GAAP” means United States generally accepted accounting principles.

(gg)       “Governmental Entity” means any federal, state, provincial, local, or foreign court, agency, arbitrator, mediator, tribunal, commission, governmental or regulatory authority, or other governmental or administrative body, instrumentality, or authority, including without limitation the SEC, the Federal Trade Commission, the United States Department of Justice, the United States Department of Labor, the IRS, the Federal Reserve, the FDIC, and the TDFI.

(hh)       “Hazardous Material” means any substance (whether solid, liquid, or gas) that is detrimental to human health or safety or to the environment currently listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, or radioactive material, oil and petroleum, or any derivative or by-product thereof, radon, asbestos and any asbestos-containing material, urea formaldehyde foam insulation, lead, and polychlorinated biphenyl.

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(ii)          “Intellectual Property” means (i) all inventions, whether or not patentable and whether or not reduced to practice, and all improvements thereon, and all patents, patent applications, and patent disclosures, together with all re-issues, continuations, continuations-in-part, divisions, extensions, and re-examinations thereof; (ii) all trademarks, whether registered or unregistered, service marks, logos, domain names, rights in or to Internet web sites, and corporate, assumed, and trade names; (iii) all copyrights, whether registered or unregistered, and all applications, registrations, and renewals relative thereto; (iv) all datasets, databases, and related information and documentation; and (v) any and all other intellectual property and proprietary rights.

(jj)          “Interim Bancshares Financials” means the financial statements of the Cornerstone Parties included with the Bancshares quarterly report on Form 10-Q for the period ended September 30, 2014.

(kk)        “IRS” means the United States Internal Revenue Service.

(ll)          “Joint Proxy Statement/Prospectus” means the joint proxy statement prepared by SmartFinancial and Bancshares to solicit approval of this Agreement and the transactions contemplated hereby by the shareholders of SmartFinancial and Bancshares, and approval of the Authorized Stock Amendment, the Amended and Restated Bancshares Charter, the Amended and Restated Bancshares Bylaws, the Series A Redemption Amendment, the Reverse Stock Split Amendment, and the Bancshares Incentive Plan by the shareholders of Bancshares, which will include the prospectus of Bancshares relating to the issuance of Bancshares Common Stock to holders of SmartFinancial Common Stock and the issuance of Bancshares SBLF Equivalent Stock to the holders of SmartFinancial Series A Stock pursuant to and in accordance with Article III of this Agreement.

(mm)      “Knowledge” means, with respect to a Party, the actual knowledge after reasonable inquiry of the chairman, president, chief executive officer, chief financial officer, chief operating officer, chief lending officer, and chief credit officer of such Person, and other Persons performing similar functions for such Person.

(nn)       “Laws” means any and all federal, state, provincial, local, and foreign laws, constitutions, common law principles, ordinances, codes, statutes, judgments, determinations, injunctions, decrees, orders, rules, and regulations.

(oo)       “Lien” means any lien, claim, attachment, garnishment, imperfection of title, pledge, mortgage, deed of trust, hypothecation, security interest, charge, option, restriction, easement, reversionary interest, right of refusal, voting trust arrangement, buy-sell agreement, preemptive right, or other adverse claim, encumbrance, or right of any nature whatsoever.

(pp)       “Loan” means a loan, lease, advance, credit enhancement, guarantee, or other extension of credit.

(qq)       “NASDAQ” means The NASDAQ Stock Market LLC.

(rr)        “Parties” means, collectively, SmartFinancial, SmartBank, Bancshares, and Cornerstone.

(ss)        “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated, including without limitation any Governmental Entity.

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(tt)         “Registration Statement” means the registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed by Bancshares with the SEC under the Securities Act with respect to the shares of Bancshares Common Stock to be issued by Bancshares to the holders of SmartFinancial Common Stock and the shares of Bancshares SBLF Equivalent Stock to be issued by Bancshares to the holders of SmartFinancial Series A Stock, in each case in connection with the transactions contemplated by this Agreement.

(uu)       “SEC” means the United States Securities and Exchange Commission.

(vv)       “Securities Act” means the Securities Act of 1933, as amended.

(ww)      “SmartBank Common Stock” means the common stock, par value $1.00 per share, of SmartBank.

(xx)        “SmartBank Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartBank.

(yy)       “SmartBank Stock” means, collectively, the SmartBank Common Stock and the SmartBank Preferred Stock.

(zz)        “SmartFinancial Common Stock” means the common stock, par value $1.00 per share, of SmartFinancial.

(aaa)      “SmartFinancial Financial Statements” means, collectively, the Audited SmartFinancial Financials and the Interim SmartFinancial Financials.

(bbb)     “SmartFinancial Loan Property” means any property in which SmartFinancial (or a Subsidiary of SmartFinancial) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

(ccc)      “SmartFinancial Material Adverse Effect” means an effect, circumstance, occurrence, event, development, or change that, individually or in the aggregate with one or more other effects, circumstances, occurrences, events, developments, or changes, (i) has had, or could reasonably be expected to have, a material and adverse effect on the business, financial condition, or results of operations of SmartFinancial and its Subsidiaries taken as a whole or (ii) materially impairs the ability of SmartFinancial or SmartBank to perform its obligations under this Agreement or prevents or materially impedes the consummation by SmartFinancial or SmartBank of the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), the term SmartFinancial Material Adverse Effect shall not be deemed to include the impact of any effect, circumstance, occurrence, event, development, or change resulting from (1) changes after the date hereof in Laws of general applicability that apply to insured depository institutions and/or registered bank holding companies generally, or interpretations thereof by Governmental Entities, (2) changes after the date hereof in GAAP or regulatory accounting requirements applicable to insured depository institutions and/or registered bank holding companies generally, (3) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally, (4) any outbreak or escalation of hostilities, declared or undeclared acts of war, or terrorism, (5) the public announcement or pendency of this Agreement or the transactions contemplated hereby, or (6) actions or omissions of SmartFinancial, SmartBank, Bancshares, and Cornerstone required under this Agreement or taken or omitted to be taken with the prior consent of the SmartFinancial Parties (in the case of actions or omissions by the Cornerstone Parties) or the Cornerstone Parties (in the case of actions or omissions by the SmartFinancial Parties), provided that effects, circumstances, occurrences, events, developments, and changes resulting from the changes or other matters described in clauses (1), (2), (3), and (4) shall not be excluded as a SmartFinancial Material Adverse Effect to the extent of any materially disproportionate impact they have on SmartFinancial and its Subsidiaries taken as a whole as measured relative to similarly situated companies in the banking and financial services industry.

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(ddd)     “SmartFinancial Option” means an option to acquire shares of SmartFinancial Stock under the SmartBank Stock Option Plan, as amended, or the SmartFinancial, Inc. 2010 Incentive Plan, as amended.

(eee)      “SmartFinancial Participation Facility” means any facility in which SmartFinancial (or a Subsidiary of SmartFinancial) participates in the management thereof (including all property held as trustee or in any other fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

(fff)        “SmartFinancial Parties” means, collectively, SmartFinancial and SmartBank.

(ggg)     “SmartFinancial Preferred Stock” means the preferred stock, par value $1.00 per share, of SmartFinancial, including the SmartFinancial Series A Stock.

(hhh)     “SmartFinancial Series A Stock” means the Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, of SmartFinancial.

(iii)         “SmartFinancial Stock” means, collectively, the SmartFinancial Common Stock and the SmartFinancial Preferred Stock.

(jjj)         “Subsidiary” means any corporation, limited liability company, partnership, joint venture, or other entity in which SmartFinancial, SmartBank, Bancshares, or Cornerstone, as the case may be, has, directly or indirectly, an equity or ownership interest representing 50% or more of any class of the capital stock thereof or other equity or ownership interests therein.

(kkk)      “Superior Bancshares Proposal” means any bona fide written proposal made by a third party for or with respect to an Acquisition Proposal which the Bancshares board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after taking into account the advice of Bancshares’ financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to the shareholders of Bancshares than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms set forth.

(lll)         “Superior SmartFinancial Proposal” means any bona fide written proposal made by a third party for or with respect to an Acquisition Proposal which the SmartFinancial board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal (including without limitation the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, and all conditions to consummation) and the Person making the proposal, and after taking into account the advice of SmartFinancial’s financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to the shareholders of SmartFinancial than the transactions contemplated by this Agreement and (ii) is reasonably likely to be consummated on the terms set forth.

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(mmm)   “Tax” or “Taxes” means any and all federal, state, provincial, local, and foreign taxes, including without limitation (i) any income, profits, alternative or add-on minimum, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, net worth, premium, real property, property, environmental, or windfall profit tax, custom, or duty, or other tax of any kind whatsoever, together with any interest or penalty, addition to tax, or other additional amount imposed by any Governmental Entity or other Person responsible for the imposition or collection of any such tax, and (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied agreement or obligation to indemnify any other Person or any contractual arrangement or agreement.

(nnn)     “Tax Return” means any return (including any amended return), declaration, or other report, including without limitation elections, claims for refunds, schedules, estimates, and information returns and statements, with respect to any Taxes (including estimated Taxes).

(ooo)     “TDFI” means the Tennessee Department of Financial Institutions.

(ppp)     “Treasury SBLF Agreement” means that certain Small Business Lending Fund – Securities Purchase Agreement, dated and effective as of August 4, 2011, between SmartFinancial and the United States Secretary of the Treasury, including all annexes thereto.

Section 1.2           Other Definitions. Capitalized terms used in this Agreement and not defined in Section 1.1, but otherwise defined in this Agreement, shall have the meanings otherwise ascribed thereto.

ARTICLE II

THE MERGER

Section 2.1           The Merger. Subject to and upon the terms and conditions set forth in this Agreement, at the Effective Time (as defined below), SmartFinancial shall be merged with and into Bancshares in accordance with, and with the effect provided in, this Agreement and applicable provisions of the Corporation Act (the “Merger”). At the Effective Time, the separate corporate existence of SmartFinancial shall cease and Bancshares shall continue, as the surviving corporation of the Merger, as a corporation chartered under the laws of the State of Tennessee unaffected and unimpaired by the Merger (Bancshares in such capacity as the surviving corporation of the Merger being sometimes referred to herein as the “Surviving Corporation”).

Section 2.2           Closing. Subject to the satisfaction or waiver (subject to applicable Law) of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing), the closing of the transactions contemplated by this Agreement, including without limitation the Merger (the “Closing”), shall take place at the offices of Butler Snow LLP, The Pinnacle at Symphony Place, Suite 1600, 150 3rd Avenue South, Nashville, Tennessee 37201, on such date and at such time as shall be mutually agreed upon by the Parties; provided that such date shall be not more than 30 days after the satisfaction or waiver (subject to applicable Law) of all of the conditions precedent set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing). Notwithstanding the foregoing, the Parties expressly agree that the Closing may take place by the electronic, facsimile, and/or overnight courier exchange of executed documents. The actual date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

Section 2.3           Effective Time. Prior to or at the Closing, SmartFinancial and Bancshares shall duly execute and deliver, for filing with the Tennessee Secretary of State, articles of merger in a form and substance mutually agreed upon by SmartFinancial and Bancshares (the “Articles of Merger”). The Merger shall become effective on such date and at such time as the Articles of Merger are filed with the Tennessee Secretary of State, or on such later date and/or at such later time as shall be set forth in the Articles of Merger (the date and time the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

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Section 2.4           Effect of the Merger. The Merger shall have the effects set forth in this Agreement and applicable provisions of the Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers, and franchises of SmartFinancial shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of SmartFinancial shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

Section 2.5           Legal Name of Surviving Corporation. The legal name of the Surviving Corporation at the Effective Time of the Merger will be “Cornerstone Bancshares, Inc.” However, upon the effectiveness of the Amended and Restated Bancshares Charter (as defined in Section 7.15(c)) as herein provided, the legal name of the Surviving Corporation will be changed to “SmartFinancial, Inc.”

Section 2.6           Charter and Bylaws of Surviving Corporation. The charter and bylaws of Bancshares as in effect immediately prior to the Effective Time shall at and after the Effective Time be the charter and bylaws of the Surviving Corporation until such time as the same shall be amended in accordance with applicable Law.

Section 2.7           Redemption of Bancshares Series A Stock. At or prior to the Effective Time, each share of Bancshares Series A Stock issued and outstanding shall be redeemed by Bancshares in accordance with applicable Law and the charter and bylaws of Bancshares, as amended. Prior to the Effective Time, Bancshares shall take all action necessary or advisable to redeem, or to provide for the redemption at the Effective Time of, the Bancshares Series A Stock in such manner, including without limitation seeking and obtaining any approvals of Governmental Entities required for the redemption of the Bancshares Series A Stock, giving notice of redemption of the Bancshares Series A Stock to the holders thereof in accordance with the charter of Bancshares, and depositing all funds necessary for the redemption of all shares of Bancshares Series A Stock in trust for the benefit of the holders thereof in accordance with the charter of Bancshares.

ARTICLE III

MERGER CONSIDERATION

Section 3.1           Conversion and Exchange of SmartFinancial Stock.

(a)          Subject to the other provisions of this Article III, solely by virtue of and as a result of the Merger:

(i)          Each share of SmartFinancial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of SmartFinancial Common Stock that are Excluded Shares or Dissenting Shares) shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and canceled in exchange for the right to receive 4.20 shares (the “Exchange Ratio”) of Bancshares Common Stock (the “Per Share Common Consideration”); provided, however, that the Parties expressly acknowledge and agree that, in the event the Reverse Stock Split is consummated prior to the Effective Time as contemplated by Section 7.15(e), the Exchange Ratio as adjusted to account for the Reverse Stock Split in accordance with Section 3.7 will be 1.05 shares; and

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(ii)         Each share of SmartFinancial Series A Stock issued and outstanding immediately prior to the Effective Time shall at the Effective Time, automatically and without any action on the part of the holder(s) thereof, be converted into and cancelled in exchange for one share of preference securities of Bancshares (such preference securities as described in this Section 3.1(a)(ii), the “Bancshares SBLF Equivalent Stock”) (A) having a liquidation preference equal to that of the share of SmartFinancial Series A Stock so converted and cancelled, (B) entitling the holder(s) thereof to dividends thereon from the Effective Time on terms equivalent to those of the SmartFinancial Series A Stock, and (C) having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the SmartFinancial Series A Stock immediately prior to the Effective Time, taken as a whole (the “Per Share Series A Consideration”).

The aggregate Per Share Common Consideration payable or issuable by Bancshares to the holders of SmartFinancial Common Stock in accordance with this Agreement, and the aggregate Per Share Series A Consideration payable or issuable by Bancshares to the holders of SmartFinancial Series A Stock in accordance with this Agreement, are referred to herein collectively as the “Merger Consideration.”

(b)          The exchange of shares of SmartFinancial Series A Stock for shares of Bancshares SBLF Equivalent Stock provided for in Section 3.1(a) shall be in accordance with the charter, bylaws, and other governing documents of SmartFinancial, the terms of the Treasury SBLF Agreement, and the terms of any other agreements pursuant to which the shares of SmartFinancial Series A Stock were issued or required to be entered into in order to effect such exchange. Bancshares shall, and agrees to, at and after the Effective Time, assume, honor, observe, and perform all of the terms, provisions, obligations, rights, responsibilities, preferences, privileges, limitations, and restrictions of or pertaining to the SmartFinancial Series A Stock.

Section 3.2           Exchange Procedures.

(a)          Deposit with Exchange Agent. At or prior to the Closing, Bancshares shall deliver or cause to be delivered to an exchange agent mutually agreed upon by SmartFinancial and Bancshares, which the Parties agree may be Bancshares’ or SmartFinancial’s customary stock transfer agent (the “Exchange Agent”), for the benefit of holders of SmartFinancial Stock (other than holders of Excluded Shares and holders of Dissenting Shares), a certificate or certificates or, at Bancshares’ option, evidence of shares in book entry form representing the number of shares of Bancshares Common Stock and the number of shares of Bancshares SBLF Equivalent Stock issuable to holders of SmartFinancial Stock (other than holders of Excluded Shares and holders of Dissenting Shares) in the form of Merger Consideration. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of Bancshares Common Stock or Bancshares SBLF Equivalent Stock held by it from time to time hereunder, except that it shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the Persons entitled thereto.

(b)         Letter of Transmittal. Provided that the SmartFinancial Parties have delivered or caused to be delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, and the Cornerstone Parties shall cause the Exchange Agent to, promptly after the Effective Time (but in any event not later than 5 Business Days after the Effective Time), mail or deliver to each holder of record of shares of SmartFinancial Stock immediately prior to the Effective Time, or, in the case of “street holders,” to the Depository Trust Company (other than holders of Excluded Shares and holders of Dissenting Shares), a letter of transmittal in customary form and containing such provisions as Bancshares shall reasonably require (including provisions confirming that delivery of Certificates and Book-Entry Shares shall be effected, and that risk of loss of and title to Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for that portion of the Merger Consideration payable or issuable in respect of the shares of SmartFinancial Stock previously represented by such Certificates or in respect of such Book-Entry Shares, as applicable, pursuant to the provisions of this Agreement.

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(c)          Payment of Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal, or an “agent’s message,” in the case of Book-Entry Shares held in street name, and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall pay and deliver to such holder, that portion of the Merger Consideration to which such holder shall be entitled pursuant to the provisions of this Agreement, in full satisfaction of all rights pertaining to the shares of SmartFinancial Stock formerly represented by such Certificate or to such Book-Entry Shares, as applicable, and (ii) the Certificate or Book-Entry Shares so surrendered shall be canceled. In the event Merger Consideration or any other amounts issuable or payable under this Agreement to a holder of shares of SmartFinancial Stock is to be issued in the name of, or paid to, a Person other than the Person in whose name such shares are registered, it shall be a condition to the issuance or payment of such Merger Consideration or other amounts that the Certificate formerly representing such shares, or, in the case of non-certificated shares, the Book-Entry Shares, be presented to the Exchange Agent, together with evidence of or appropriate documents or instruments for transfer and evidence that any applicable stock transfer or other Taxes have been paid or are not applicable, all in such form as the Exchange Agent shall reasonably require.

(d)         Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of SmartFinancial shall be closed and there shall thereafter be no further transfers of shares of SmartFinancial Stock on the records of SmartFinancial, and, if any shares of SmartFinancial Stock are thereafter presented to the Cornerstone Parties or the Exchange Agent for transfer, such shares shall be cancelled against delivery of that portion of the Merger Consideration payable or issuable in respect thereof as herein provided. Until duly surrendered to the Exchange Agent in accordance with the provisions of this Agreement, Certificates and Book-Entry Shares shall, at and after the Effective Time, evidence and represent only the right to receive that portion of the Merger Consideration payable or issuable in respect thereof (or the SmartFinancial Stock represented thereby) in accordance with this Agreement. No dividends or other distributions payable or distributable on or with respect to shares of Bancshares Common Stock or Bancshares SBLF Equivalent Stock that are issued or issuable in connection with the Merger in accordance with this Agreement will be remitted to any Person entitled to receive such shares of Bancshares Common Stock or Bancshares SBLF Equivalent Stock, as applicable, until such Person surrenders his or her Certificate(s) previously representing the shares of SmartFinancial Stock converted into such Bancshares Common Stock or Bancshares SBLF Equivalent Stock, as applicable, or his or her Book-Entry Shares converted into such Bancshares Common Stock or Bancshares SBLF Equivalent Stock, as applicable, at which time such dividends and other distributions shall be remitted to such Person, without interest. No interest shall be paid or will accrue on any amounts payable to holders of SmartFinancial Stock under or in accordance with this Agreement.

(e)          Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and the execution by such Person of an indemnity agreement and/or the posting by such Person of a bond in such form and amount as the Cornerstone Parties and the Exchange Agent may reasonably require as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate that portion of the Merger Consideration deliverable in respect of the shares of SmartFinancial Stock previously represented thereby pursuant to this Agreement.

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(f)          Unclaimed Merger Consideration.  Any portion of the Merger Consideration, and any other amounts payable by Bancshares to the holders of shares of SmartFinancial Stock in accordance with this Agreement, in each case that remain(s) unclaimed by former shareholders of SmartFinancial for 12 months after the Effective Time (as well as any dividends or other distributions payable in respect thereof) shall be delivered by the Exchange Agent to Bancshares. Any former shareholder of SmartFinancial who has not theretofore complied with the exchange procedures provided for in this Agreement shall thereafter look only to Bancshares for that portion of the Merger Consideration (and any other amounts) deliverable in respect of the shares of SmartFinancial Stock previously held by such shareholder, as determined pursuant to this Agreement, without any interest thereon. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of SmartFinancial Stock for any portion of the Merger Consideration (or any other amounts) properly paid to a Governmental Entity pursuant to applicable abandoned property, escheat, or similar Laws. Bancshares and the Exchange Agent shall be entitled to rely upon the stock transfer books of SmartFinancial to establish the identity of those Persons entitled to receive the Merger Consideration (and any other amounts) specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute regarding the ownership of SmartFinancial Stock, Bancshares and the Exchange Agent shall be entitled to deposit any portion of the Merger Consideration (or any other amounts) payable in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 3.3           Rights as SmartFinancial Shareholders. Holders of SmartFinancial Stock immediately prior to the Effective Time shall, at and after the Effective Time, cease to be shareholders of SmartFinancial and shall have no further rights as shareholders of SmartFinancial, other than the right to receive the Merger Consideration and any other amounts payable or issuable in respect of such holders’ SmartFinancial Stock in accordance with this Article III.

Section 3.4           No Fractional Shares. Notwithstanding any other provision of this Agreement, no fraction of a share of Bancshares Common Stock, and no certificate or scrip therefor, will be issued in connection with the Merger to any holder of shares of SmartFinancial Common Stock. Rather, after aggregating and taking into account all Certificates and/or Book-Entry Shares delivered by a holder of SmartFinancial Common Stock, the number of shares of Bancshares Common Stock issuable to such holder shall (if not a whole number) be rounded up to the next whole share (i.e., both 9.1 and 9.9 would round to 10.0).

Section 3.5           Dissenting Shares.

(a)          Notwithstanding any provision of this Agreement to the contrary, but subject to Section 3.5(b), each issued and outstanding share of SmartFinancial Common Stock the holder of which has perfected his or her right to dissent from the Merger pursuant to Chapter 23 of the Corporation Act, and has not effectively withdrawn or lost such right as of the Effective Time (collectively, the “Dissenting Shares”), shall not be converted into and canceled in exchange for, or represent a right to receive, the Per Share Common Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the Corporation Act. Bancshares shall be entitled to retain any Merger Consideration not paid on account of Dissenting Shares, and the shareholders of SmartFinancial shall not be entitled to any portion of such retained Merger Consideration. Any payments made in respect of Dissenting Shares shall be made by Bancshares within the time period set forth in the Corporation Act.

(b)          If any holder of shares of SmartFinancial Common Stock who asserts such holder’s right to dissent from the Merger pursuant to Chapter 23 of the Corporation Act shall have effectively withdrawn or lost his or her right to dissent (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever occurs later, the shares of SmartFinancial Common Stock held by such holder shall be converted into and cancelled in exchange for, on a share by share basis, the right to receive the Per Share Common Consideration in accordance with the applicable provisions of this Agreement.

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Section 3.6           Excluded Shares. At the Effective Time, each Excluded Share shall, for no consideration, be automatically canceled and retired and shall cease to exist, and, for the avoidance of doubt, no exchange or payment shall be made with respect thereto or in respect thereof.

Section 3.7           Adjustment of Exchange Ratio. If during the period from the date of this Agreement until immediately prior to the Effective Time any change in the outstanding shares of capital stock of SmartFinancial or Bancshares shall occur, including without limitation by reason of any stock dividend, distribution paid in stock, stock subdivision or reclassification, recapitalization, stock split or combination (including without limitation the Reverse Stock Split), or exchange or readjustment of shares, then the consideration payable or issuable to holders of SmartFinancial Stock pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that neither the issuance of shares of Bancshares Stock upon the exercise of Bancshares Options, the issuance of shares of SmartFinancial Stock upon the exercise of SmartFinancial Options, nor the issuance of shares of Bancshares Common Stock as part of a Financing Transaction shall cause or result in an adjustment of or to the consideration payable or issuable to holders of SmartFinancial Stock hereunder.

Section 3.8           SmartFinancial Options.

(a)          At the Effective Time, each outstanding SmartFinancial Option, whether vested or unvested immediately prior to the Effective Time, shall be automatically cancelled and converted into an option to purchase that number of shares of Bancshares Common Stock equal to the number of shares of SmartFinancial Stock issuable upon the exercise of such SmartFinancial Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and the per share exercise price of such option to purchase shares of Bancshares Common Stock shall be equal to the per share exercise price of the SmartFinancial Option immediately prior to the Effective Time divided by the Exchange Ratio.

(b)          Those SmartFinancial Options which are incentive stock options (as defined in Section 422 of the Code) shall, at the Effective Time upon conversion as provided in Section 3.8(a), maintain their qualified status as such in accordance and compliance with Section 422 and Section 424 of the Code, and, prior to or at the Effective Time, the SmartFinancial Parties shall take all actions reasonably necessary to provide for the conversion of such SmartFinancial Options in such manner.

(c)          Not less than 30 days prior to the anticipated Closing Date, the SmartFinancial Parties shall send a written agreement and acknowledgement (the same to be in form and substance reasonably acceptable to the Cornerstone Parties) to the holders of then-outstanding SmartFinancial Options requesting that such holders execute and return the written agreement and acknowledgement to the SmartFinancial Parties with regard to the cancellation and conversion of their SmartFinancial Options in accordance with the terms of this Agreement. The SmartFinancial Parties shall use commercially reasonable efforts to obtain a written agreement and acknowledgement from each holder of a then-outstanding SmartFinancial Option with regard to the cancellation and conversion of such SmartFinancial Option in accordance with the terms of this Agreement.

(d)          Effective as of the Effective Time, the SmartFinancial Parties shall terminate the SmartFinancial, Inc. 2010 Incentive Plan and the SmartBank Stock Option Plan. The SmartFinancial Parties shall prior to the Effective Time take any and all action reasonably necessary to effectuate the termination of such plans in such manner, including without limitation the adoption by the boards of directors of the SmartFinancial Parties of such resolutions as may be necessary to effect and reflect such terminations.

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(e)          Effective as of the Effective Time, the Cornerstone Parties shall terminate the Cornerstone Bancshares, Inc. Statutory-NonStatutory Stock Option Plan. The Cornerstone Parties shall prior to the Effective Time take any and all action reasonably necessary to effectuate the termination of such plan in such manner, including without limitation the adoption by the boards of directors of the Cornerstone Parties of such resolutions as may be necessary to effect and reflect such termination.

(f)           Prior to the Effective Time, Bancshares shall adopt, in accordance with applicable Law and applicable provisions of this Agreement, a new incentive compensation plan pursuant to which the options to purchase shares of Bancshares Common Stock into which SmartFinancial Options will be converted in accordance with this Agreement will be issued (the “Bancshares Incentive Plan”), which Bancshares Incentive Plan shall be in a form and substance mutually agreed upon by the Parties. Bancshares shall take any and all action reasonably necessary to provide for the adoption of the Bancshares Incentive Plan, including without limitation the adoption by the board of directors of Bancshares of such resolutions as may be necessary to effect the adoption of the Bancshares Incentive Plan.

Section 3.9           Withholding Rights. Bancshares (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder of shares of SmartFinancial Stock such amounts as Bancshares is required under the Code or any other applicable Law to deduct and withhold with respect to the making of such payment. Any amounts so deducted and withheld shall be timely remitted to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of the SmartFinancial Stock in respect of which such deduction and withholding was made.

Section 3.10         Bancshares Common Stock. The shares of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger, and, accordingly, each share of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time shall, at and after the Effective Time, remain an issued and outstanding share of common stock of the Surviving Corporation.

Section 3.11         Availability of Dissenters’ Rights. Both the holders of shares of SmartFinancial Common Stock and the holders of shares of Bancshares Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such holders by Chapter 23 of the Corporation Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANCSHARES AND CORNERSTONE

Section 4.1           Cornerstone Disclosure Memorandum. Prior to the Parties’ execution and delivery of this Agreement, Bancshares and Cornerstone have delivered to the SmartFinancial Parties a confidential memorandum (the “Cornerstone Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the Cornerstone Parties contained in this Article IV or to one or more of their covenants contained in Article VI, making specific reference in such Cornerstone Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 4.2           Bancshares and Cornerstone Representations and Warranties. Each of Bancshares and Cornerstone hereby represents and warrants to the SmartFinancial Parties as follows:

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(a)          Organization and Qualification. Bancshares is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, and is duly registered as a bank holding company under the BHCA. Cornerstone is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of Bancshares and Cornerstone has the power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of Bancshares and Cornerstone is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary. The copies of the charters, bylaws, articles of organization, operating agreements, and other organizational documents of Bancshares and Cornerstone and their respective Subsidiaries previously provided or made available to the SmartFinancial Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither Bancshares or Cornerstone nor any Subsidiary of Bancshares or Cornerstone is in violation of its respective charter, bylaws, articles of organization, operating agreement, or other organizational documents. The minute books of Bancshares and Cornerstone and their Subsidiaries previously provided or made available to the SmartFinancial Parties constitute a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof), shareholders, members, managers, and other governing bodies, as applicable.

(b)          Subsidiaries and Other Interests. Set forth on Schedule 4.2(b) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of Bancshares (other than Cornerstone) and/or Cornerstone, as well as the name of each such Subsidiary, each such Subsidiary’s jurisdiction of incorporation, organization, or formation, and Bancshares’ and/or Cornerstone’s percentage ownership of each such Subsidiary. Each of Bancshares and Cornerstone owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its Subsidiaries free and clear of any and all Liens. There are no Contracts relating to the right of Bancshares or Cornerstone to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of Bancshares or Cornerstone. The ownership interests of Bancshares and Cornerstone in their respective Subsidiaries are in compliance with all applicable Laws. Each of the Subsidiaries of Bancshares and/or Cornerstone is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, has all requisite power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of Bancshares and/or Cornerstone have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of Bancshares and/or Cornerstone are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of Bancshares and/or Cornerstone, or any other debt or equity security of any Subsidiary of Bancshares and/or Cornerstone; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of Bancshares and/or Cornerstone or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 4.2(b) of the Cornerstone Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither Bancshares nor Cornerstone owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

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(c)          Capitalization. The authorized capital stock of Bancshares consists of (i) 20,000,000 shares of common stock, par value $1.00 per share, and (ii) 2,000,000 shares of preferred stock, no par value, of which 600,000 shares have been designated as Series A Convertible Preferred Stock. The authorized capital stock of Cornerstone consists of (i) 2,000,000 shares of common stock, par value $1.00 per share, and (ii) 2,000,000 shares of preferred stock, no par value. Set forth on Schedule 4.2(c) of the Cornerstone Disclosure Memorandum is a true, correct, and complete listing, by class and, if applicable, series, of the issued and outstanding shares of Bancshares Stock and Cornerstone Stock. There are no other classes or series of authorized, issued, or outstanding capital stock of Bancshares or Cornerstone. No shares of Bancshares Stock are held in treasury by Bancshares or otherwise owned, directly or indirectly, by Bancshares, and no shares of Cornerstone Stock are held in treasury by Cornerstone or otherwise owned, directly or indirectly, by Cornerstone. All of the issued and outstanding shares of Bancshares Stock and Cornerstone Stock have been duly and validly authorized and issued in full compliance with all applicable Laws and are fully paid and non-assessable, and none of the issued and outstanding shares of Bancshares Stock or Cornerstone Stock have been issued in violation of the preemptive rights of any Person. Except as set forth on Schedule 4.2(c) of the Cornerstone Disclosure Memorandum, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Bancshares to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Bancshares capital stock, or securities convertible into or exercisable for shares of Bancshares capital stock, or that require or obligate or could require or obligate Bancshares to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate Cornerstone to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of Cornerstone capital stock, or securities convertible into or exercisable for shares of Cornerstone capital stock, or that require or obligate or could require or obligate Cornerstone to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations of Bancshares or Cornerstone to repurchase, redeem, or otherwise acquire any shares of its capital stock. Set forth on Schedule 4.2(c) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of all outstanding Bancshares Options, including for each Bancshares Option the name of the optionee, the date of grant, the exercise price, the date(s) of vesting, the date(s) of termination, the number and class or series of shares subject to such Bancshares Option, and whether such Bancshares Option is qualified or nonqualified under Section 422 of the Code. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of Bancshares or Cornerstone may vote is issued or outstanding. Set forth on Schedule 4.2(c) of the Cornerstone Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions with respect to Bancshares Stock or Cornerstone Stock that have been declared, set aside, or paid since June 30, 2011, as well as all shares of Bancshares capital stock and all shares of Cornerstone capital stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Bancshares and Cornerstone, respectively, since June 30, 2011. Except as set forth on Schedule 4.2(c) of the Cornerstone Disclosure Memorandum, Bancshares is current on all dividends payable on the Bancshares Series A Stock and has complied with all of the terms and provisions of the Bancshares Series A Stock. Bancshares has, or will as of the Effective Time have, sufficient authorized and unissued shares of Bancshares Common Stock and Bancshares SBLF Equivalent Stock to at the Effective Time issue all shares of Bancshares Common Stock and Bancshares SBLF Equivalent Stock payable or issuable hereunder in the form of Merger Consideration.

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(d)          Authority. Each of Bancshares and Cornerstone has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 4.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Cornerstone Parties and the consummation by the Cornerstone Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of Bancshares and Cornerstone, and no other corporate actions or proceedings on the part of Bancshares or Cornerstone are necessary to authorize the execution and delivery of this Agreement by the Cornerstone Parties and the consummation by the Cornerstone Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of Bancshares in accordance with the charter and bylaws of Bancshares and applicable Law. The board of directors of Bancshares has unanimously determined that this Agreement is advisable and in the best interests of Bancshares and its shareholders and has directed that this Agreement be submitted to Bancshares’ shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of Bancshares approve this Agreement. This Agreement has been duly and validly executed and delivered by each of Bancshares and Cornerstone and constitutes a valid and legally binding obligation of each of Bancshares and Cornerstone enforceable against each of Bancshares and Cornerstone in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity.

(e)          No Violations. The execution, delivery, and performance of this Agreement by Bancshares and Cornerstone and the consummation of the transactions contemplated by this Agreement do not and will not (i) assuming that the consents, approvals, waivers, and filings referred to in Section 4.2(f) have been obtained and made and all applicable waiting periods have expired, violate any Law, governmental permit, or license to which the Cornerstone Parties or any of their Subsidiaries (or the properties or assets of the Cornerstone Parties or any of their Subsidiaries) are subject or by which the Cornerstone Parties or any of their Subsidiaries (or the properties or assets of the Cornerstone Parties or any of their Subsidiaries) are bound; (ii) violate the charter, bylaws, articles of organization, operating agreement, or other organizational documents of Bancshares or Cornerstone or any of their Subsidiaries; or (iii) constitute a breach or violation of or a default under (or an event which, with due notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bancshares or Cornerstone or any of their Subsidiaries under, any of the terms, conditions, or provisions of any note, bond, indenture, mortgage, deed of trust, loan agreement, or other Contract to which Bancshares or Cornerstone, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of Bancshares or Cornerstone, or any of their Subsidiaries, may be subject or bound.

(f)          Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by Bancshares or Cornerstone, or any of their Subsidiaries, in connection with the execution and delivery of this Agreement by the Cornerstone Parties or the consummation by the Cornerstone Parties of the Merger and the other transactions contemplated hereby, except (i) applications, notices, and waiver requests required to be filed with or given or made to and consents, approvals, and waivers required from, and the expiration of related waiting periods imposed by, the Federal Reserve and the TDFI (collectively, the “Regulatory Approvals”); (ii) the filing of the Articles of Merger with the Tennessee Secretary of State; (iii) such filings, registrations, consents, and approvals as are required to be made or obtained under or pursuant to federal and state securities Laws in connection with the issuance by Bancshares of shares of Bancshares Stock in accordance with this Agreement; (iv) the approval of this Agreement by the shareholders of Bancshares; and (v) as set forth on Schedule 4.2(f) of the Cornerstone Disclosure Memorandum. As of the date hereof, neither Bancshares nor Cornerstone is aware of any reason why any of the consents, approvals, or waivers referred to in this Section 4.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)          Governmental Filings. Bancshares and Cornerstone, and each of their Subsidiaries, have filed all reports, notices, applications, schedules, registration and proxy statements, and other documents and instruments that they have been required to file since June 30, 2011, with the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity. As of their respective dates, such filings were complete and accurate in all material respects, complied in all material respects with all applicable Laws, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein.

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(h)          Securities Filings.

(i)          Bancshares has filed with the SEC all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that Bancshares has been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since June 30, 2011 (collectively, the “Cornerstone Securities Filings”). None of the Cornerstone Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of the Cornerstone Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Bancshares or its Subsidiaries included in the Cornerstone Securities Filings complied as to form, as of the respective date of filing, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Since June 30, 2011, Bancshares and each of Bancshares’ directors and officers have been, and Bancshares and each of Bancshares’ directors and officers are, in compliance in all material respects with applicable provisions of the Sarbanes-Oxley Act of 2002, including without limitation Section 404 thereof and the rules and regulations promulgated thereunder.

(ii)         Bancshares has not received notice from the SEC that either Bancshares itself or any of the Cornerstone Securities Filings are the subject of any ongoing review by the SEC or any outstanding SEC investigation (whether formal or informal), including without limitation any voluntary document request, and as of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Cornerstone Securities Filings. Bancshares has made available to the SmartFinancial Parties true, correct, and complete copies of all material correspondence since June 30, 2011, between the SEC, on the one hand, and Bancshares or any of its Subsidiaries, on the other hand.

(iii)        Neither Bancshares nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture agreement, partnership agreement, or any similar Contract (including any Contract relating to any transaction, arrangement, or relationship between or among Bancshares or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Bancshares or any of its Subsidiaries in Bancshares’ consolidated financial statements.

(iv)        Bancshares has made available to the SmartFinancial Parties true, correct, and complete copies of all amendments or modifications to any reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials previously filed by Bancshares with the SEC pursuant to the Securities Act or the Exchange Act, which amendments or modifications have not yet been, but are required to be, filed with the SEC.

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(i)           Financial Statements; Internal Controls.

(i)          The financial statements of the Cornerstone Parties included in the Cornerstone Securities Filings since June 30, 2011 (including related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Bancshares and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, changes in stockholders’ equity, and cash flows, and the consolidated financial position, of Bancshares and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto. The books and records of Bancshares and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Mauldin & Jenkins, LLC has not resigned (or informed Bancshares or Cornerstone that it intends to resign) or been dismissed as the independent public accountants of Bancshares as a result of or in connection with any disagreements with Bancshares on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(ii)         The records, systems, controls, data, and information of Bancshares and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether or not computerized) that are under the exclusive ownership and direct control of Bancshares or its Subsidiaries or their respective accountants (including all means of access thereto and therefrom), except for any instances of non-exclusive ownership or non-direct control that could not reasonably be expected to have, either individually or in the aggregate, a Bancshares Material Adverse Effect. Bancshares (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Bancshares, including its Subsidiaries, is made known to the management of Bancshares to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Bancshares’ outside auditors and the audit committee of the board of directors of Bancshares (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Bancshares’ ability to record, process, summarize, and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Bancshares’ internal controls over financial reporting. To the Knowledge of the Cornerstone Parties, there is no reason to believe that Bancshares’ chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(iii)        Since June 30, 2011, (A) neither Bancshares nor any of its Subsidiaries, nor to the Knowledge of the Cornerstone Parties any director, officer, auditor, accountant, or other representative of Bancshares or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods (including with respect to loan loss reserve write-downs, charge-offs, and accruals) of Bancshares or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Bancshares or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Bancshares or any of its Subsidiaries, whether or not employed by Bancshares or any of its Subsidiaries, has reported to the board of directors of Bancshares or any committee thereof, or to any director or officer of Bancshares, evidence of a material violation of federal or state securities Laws, breach of fiduciary duty, or any similar violation or breach by Bancshares or any of its officers, directors, employees, or agents.

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(j)           Undisclosed Liabilities. Neither Bancshares nor any of its Subsidiaries has, or has incurred, any debt, liability, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due), other than (i) debts, liabilities, and obligations reflected on or reserved against in the Interim Bancshares Financials and (ii) debts, liabilities, and obligations incurred since September 30, 2014, in the ordinary course of business consistent with past practice that, either alone or when combined with all such debts, liabilities, and obligations, have not had, and could not reasonably be expected to have, a Bancshares Material Adverse Effect.

(k)          Absence of Certain Changes or Events. Since June 30, 2014, Bancshares and Cornerstone and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices, and there has been no event or occurrence and no circumstance has arisen that, individually or taken together with all other events, occurrences, and circumstances, has had or is reasonably likely to have a Bancshares Material Adverse Effect. Since June 30, 2014, neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1, except as set forth on Schedule 4.2(k) of the Cornerstone Disclosure Memorandum.

(l)           Litigation. Except as set forth on Schedule 4.2(l) of the Cornerstone Disclosure Memorandum, there are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the Cornerstone Parties, threatened against or affecting Bancshares or Cornerstone or any of their Subsidiaries or any property, asset, right, or interest of Bancshares or Cornerstone or any of their Subsidiaries, and, to the Knowledge of the Cornerstone Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither Bancshares or Cornerstone nor any of their Subsidiaries, nor any of the properties or assets of Bancshares or Cornerstone or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity.

(m)         Absence of Regulatory Actions. Except as set forth on Schedule 4.2(m) of the Cornerstone Disclosure Memorandum, since June 30, 2011, neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has been a party to any cease and desist order, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the Cornerstone Parties, there are no facts or circumstances which could reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of Bancshares or Cornerstone or any of their Subsidiaries.

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(n)         Compliance with Laws. Except as set forth on Schedule 4.2(n) of the Cornerstone Disclosure Memorandum, the Cornerstone Parties and their Subsidiaries have complied, and are in compliance, in all material respects, with all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and the USA PATRIOT Act, each as amended. The Cornerstone Parties and their Subsidiaries have, and have had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the Cornerstone Parties, no suspension or cancellation of any of them is threatened. The deposit accounts of Cornerstone are insured by the FDIC in the manner and to the maximum extent provided by Law, and Cornerstone has paid all deposit insurance premiums and assessments required by applicable Laws.

(o)         Taxes.

(i)          The Cornerstone Parties and their Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “Cornerstone Returns”). Neither the Cornerstone Parties nor any of their Subsidiaries currently are the beneficiary of any extension of time within which to file any Cornerstone Returns. All of the Cornerstone Returns are true, correct, and complete, and all Taxes due and payable by the Cornerstone Parties and their Subsidiaries with respect to the periods covered by such Cornerstone Returns have been paid. The accruals and reserves for Taxes reflected in the Interim Bancshares Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancshares and its Subsidiaries for periods ending on or prior to the date(s) of the Interim Bancshares Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of Bancshares and its Subsidiaries, are adequate, in accordance with GAAP, to cover all unpaid Taxes of Bancshares and its Subsidiaries accruing through the Closing Date. No claim (whether formal or informal) has ever been made against the Cornerstone Parties or any of their Subsidiaries by an authority in a jurisdiction where Bancshares or Cornerstone or their Subsidiaries do not file Tax Returns that Bancshares or Cornerstone or any of their Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any Cornerstone Return has been agreed or entered into or granted (by the Cornerstone Parties or any other Person), and no such agreement, arrangement, extension, or waiver has been requested, formally or informally, by or from the Cornerstone Parties or any of their Subsidiaries, and neither the Cornerstone Parties nor any of their Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

(ii)         All estimated Taxes required to be paid by or with respect to the Cornerstone Parties or any of their Subsidiaries have been paid to the proper taxing authorities. All Taxes that the Cornerstone Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, manager, independent contractor, shareholder, member, nonresident, creditor, or other third party (including amounts paid or owing by or to the Cornerstone Parties or any of their Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the Cornerstone Parties and their Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the Cornerstone Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

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(iii)        All of the Cornerstone Returns have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The Cornerstone Parties have delivered or made available to the SmartFinancial Parties true, correct, and complete copies of all audit reports and similar documents issued by a Governmental Entity relating to the Cornerstone Returns which the Cornerstone Parties have in their possession or control. Set forth on Schedule 4.2(o)(iii) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of all Cornerstone Returns filed by or with respect to the Cornerstone Parties or any of their Subsidiaries during the past five years.

(iv)        No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the Cornerstone Parties, threatened against or with respect to the Cornerstone Parties or any of their Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of the Cornerstone Parties there are no facts or circumstances that could reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied debts, liabilities, or obligations for Taxes with respect to any notice of deficiency or similar document received by the Cornerstone Parties or any of their Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the Cornerstone Parties or any of their Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the Cornerstone Parties or any of their Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(v)         Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to Bancshares or Cornerstone or any of their Subsidiaries.

(vi)        There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any employee or independent contractor, or any former employee or independent contractor, of Bancshares or Cornerstone or any of their Subsidiaries that, individually or collectively with any other such Contracts or Plans, will, or could be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), except those payments that will not be made in the absence of shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code, or (B) subject any such Person to additional taxes under Section 409A of the Code. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code. All disqualified individuals (as defined in Section 280G(c) of the Code) with respect to Bancshares and Cornerstone and each of their Subsidiaries are set forth on Schedule 4.2(o)(vi) of the Cornerstone Disclosure Memorandum.

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(vii)       Except as set forth on Schedule 4.2(o)(vii) of the Cornerstone Disclosure Memorandum, (A) neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return; (B) neither Bancshares nor Cornerstone, nor any of their Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither Bancshares nor Cornerstone, nor any of their Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii)      The Cornerstone Parties and their Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the Cornerstone Parties nor their Subsidiaries have at any time engaged in or entered into (A) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (B) any confidential corporate tax shelter within the meaning of Treasury Regulations Section 1.6111-2, or (C) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112, or any transaction that would have been such a “listed transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the Cornerstone Parties or any of their Subsidiaries. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The Cornerstone Parties and their Subsidiaries have disclosed on all Cornerstone Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has incurred, and no state of affairs exist that could result in Bancshares or Cornerstone, or any of their Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

(ix)        None of the assets, properties, or rights of the Cornerstone Parties or their Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither the Cornerstone Parties nor any of their Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is Bancshares or Cornerstone, or any of their Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of Bancshares or Cornerstone which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x)         Set forth on Schedule 4.2(o)(x) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the Cornerstone Parties or their Subsidiaries are parties or in which the Cornerstone Parties or their Subsidiaries participate and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that the Cornerstone Parties or their Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

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(xi)        For purposes of this Section 4.2(o), (A) references to Bancshares shall be deemed to include any predecessor to Bancshares, any Person which merged or was liquidated with or into Bancshares, any direct or indirect Subsidiary of Bancshares, and any Person from which Bancshares has incurred any liability for Taxes as a result of transferee liability and (B) references to Cornerstone shall be deemed to include any predecessor to Cornerstone, any Person which merged or was liquidated with or into Cornerstone, any direct or indirect Subsidiary of Cornerstone, and any Person from which Cornerstone has incurred any liability for Taxes as a result of transferee liability.

(p)          Material Contracts.

(i)          Set forth on Schedule 4.2(p)(i) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of the following Contracts to which Bancshares or Cornerstone, or any of their Subsidiaries, is a party, by which Bancshares or Cornerstone, or any of their Subsidiaries, is bound, or to which Bancshares or Cornerstone, or any of their Subsidiaries, or any of the properties or assets of Bancshares or Cornerstone, or any of their Subsidiaries, are subject (collectively, the “Cornerstone Material Contracts”):

(A)        Any Contract that involves, or could reasonably be expected to involve, annual receipts or disbursements of $25,000 or more;

(B)         Any Contract that requires Bancshares or Cornerstone, or any of their Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C)         Any Contract that provides for the indemnification by Bancshares or Cornerstone, or any of their Subsidiaries, of any Person, or the express assumption by Bancshares or Cornerstone, or any of their Subsidiaries, of any Tax, environmental, or other liability or obligation (whether accrued, contingent, absolute, or otherwise) of any Person;

(D)         Any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Bancshares or Cornerstone, or any of their Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $25,000 or more;

(E)         Any employment agreement, consulting agreement, severance agreement, change of control agreement, bonus agreement, deferred compensation agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or consultant of or to Bancshares or Cornerstone, or any of their Subsidiaries;

(F)         Any Contract not disclosed under Section 4.2(p)(i)(E) with or for the benefit of any shareholder, director, officer, employee, or Affiliate of Bancshares or Cornerstone or any of their Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(G)         Any Contract that limits or purports to limit the right of Bancshares or Cornerstone, or any of their Subsidiaries, to engage in any line of business, compete with any Person, or operate in any geographic location;

(H)        Any partnership, joint venture, limited liability company, or similar Contract;

(I)          Any Contact with respect to the occupancy, management, lease, or operation of real property;

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(J)         Any data processing or information technology Contract;

(K)        Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of Bancshares or Cornerstone, or any of their Subsidiaries;

(L)         Any Contract that relates to indebtedness of or borrowings of money by Bancshares or Cornerstone, or any of their Subsidiaries, in excess of $25,000 (other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business);

(M)       Any Contract relating to the acquisition, transfer, or issuance of, or affecting or dealing with, any securities of Bancshares or Cornerstone or any of their Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement; and

(N)        Any other Contract not previously disclosed that is material to Bancshares or Cornerstone, or any of their Subsidiaries, or the business, operations, or financial condition of Bancshares or Cornerstone, or any of their Subsidiaries.

(ii)         A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each Cornerstone Material Contract, as amended through the date of this Agreement, has been previously provided or made available to the SmartFinancial Parties. Each of the Cornerstone Material Contracts is in full force and effect and is a valid and binding obligation of Bancshares or Cornerstone, or their Subsidiaries, as applicable, and each of the other parties thereto, enforceable against Bancshares or Cornerstone, or their Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms. Bancshares and Cornerstone and their Subsidiaries have performed all duties and obligations required to be performed by them under each Cornerstone Material Contract. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, nor to the Knowledge of the Cornerstone Parties any other party thereto, is in breach or violation of or default under any Cornerstone Material Contact, and to the Knowledge of the Cornerstone Parties there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. No event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any Cornerstone Material Contract, (B) the right to accelerate the maturity of or performance under any Cornerstone Material Contract, or (C) the right to cancel, terminate, or modify any Cornerstone Material Contract.

(iii)        Except as set forth on Schedule 4.2(p)(iii) of the Cornerstone Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms and conditions of any Cornerstone Material Contract as a result of the Cornerstone Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby and (B) assuming the consents, approvals, and notices referred to in clause (A) are obtained, given, and delivered, neither the Cornerstone Parties’ execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Person having the right to declare a breach or default or exercise any remedy under any Cornerstone Material Contract; accelerate the maturity of or performance under any Cornerstone Material Contract; or cancel, terminate, or modify any Cornerstone Material Contract.

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(q)          Intellectual Property; Information Technology Systems.

(i)          Set forth on Schedule 4.2(q)(i) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list, and where appropriate a description, of all of the Intellectual Property owned, leased, or licensed by Bancshares or Cornerstone or any of their Subsidiaries, or used by Bancshares or Cornerstone or any of their Subsidiaries in the conduct of their respective businesses (collectively, the “Cornerstone Intellectual Property”). All required filings and fees related to Cornerstone Intellectual Property registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Cornerstone Intellectual Property registrations are in good standing.

(ii)         Set forth on Schedule 4.2(q)(ii) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of all licenses and other Contracts relating to or affecting the Cornerstone Intellectual Property. There is no breach or default or alleged breach or default, or state of facts or circumstances which with notice or lapse of time or both would constitute a breach or default, on the part of any party to any such license or other Contract in the performance of any obligation to be performed, paid, or observed by any party under or pursuant to any such license or other Contract. The Cornerstone Parties have previously provided to the SmartFinancial Parties true, correct, and complete copies (or, in the case of any oral Contract, a complete and accurate written description) of the above-mentioned licenses and other Contracts, including all modifications, amendments, and supplements thereto and waivers thereunder.

(iii)        Bancshares or Cornerstone, or one of their Subsidiaries, is the sole and exclusive owner of all of the Cornerstone Intellectual Property not leased or licensed to Bancshares or Cornerstone or one of their Subsidiaries, free and clear of any Liens, and, with respect to any Cornerstone Intellectual Property leased or licensed to Bancshares or Cornerstone or one of their Subsidiaries, has a valid and enforceable lease, license, or other right to use such Cornerstone Intellectual Property, and except as set forth on Schedule 4.2(q)(iii) of the Cornerstone Disclosure Memorandum, no leases, licenses, or other rights have been granted by Bancshares or Cornerstone, or their Subsidiaries, to third Persons with respect to any such Cornerstone Intellectual Property. Bancshares and Cornerstone and their Subsidiaries own or possess all requisite rights to use all of the Cornerstone Intellectual Property required or necessary for the conduct of the business of Bancshares and Cornerstone and their Subsidiaries as presently conducted, without any conflict with the rights of others or any known use by others which conflicts with the rights of Bancshares or Cornerstone or any of their Subsidiaries. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by Bancshares or Cornerstone, or any of their Subsidiaries, of any of the Cornerstone Intellectual Property. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has received notice of, and to the Knowledge of the Cornerstone Parties there is no basis for, any claimed conflict with respect to any of the Cornerstone Intellectual Property or any claim against Bancshares or Cornerstone or any of their Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that Bancshares or Cornerstone or any of their Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any claim or assertion that any of the Cornerstone Intellectual Property is invalid or defective in any way.

(iv)        Set forth on Schedule 4.2(q)(iv) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of all consents, waivers, authorizations, and approvals with respect to or involving the Cornerstone Intellectual Property that must be obtained, and all filings that must be made and all other actions that must be taken in respect of the Cornerstone Intellectual Property, in connection with the Parties’ execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

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(v)         To the Knowledge of the Cornerstone Parties, all information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of the Cornerstone Parties and their Subsidiaries (collectively, the “Cornerstone IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use. The Cornerstone IT Systems are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. Since June 30, 2011, neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has experienced any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the Cornerstone IT Systems. The Cornerstone Parties and their Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, is in breach of or default under any Contract relating to any of the Cornerstone IT Systems.

(r)          Labor Matters.

(i)          The Cornerstone Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Bancshares or Cornerstone, or any of their Subsidiaries, the subject of any proceeding in which it is asserted that Bancshares or Cornerstone, or any of their Subsidiaries, has committed an unfair labor practice or seeking to compel Bancshares or Cornerstone, or any of their Subsidiaries, to bargain with any labor organization as to wages and conditions of employment, nor, to the Knowledge of the Cornerstone Parties, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving Bancshares or Cornerstone, or any of their Subsidiaries, pending or, to the Knowledge of the Cornerstone Parties, threatened.

(ii)         Set forth on Schedule 4.2(r)(ii) of the Cornerstone Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of the Cornerstone Parties and their Subsidiaries; (B) each such employee’s current rate of compensation; and (C) each such employee’s date of hire and accrued vacation, sick leave, and personal leave, as applicable. Set forth or identified on Schedule 4.2(r)(ii) of the Cornerstone Disclosure Memorandum are the names of any employees of the Cornerstone Parties or any of their Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. There are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee of Bancshares or Cornerstone or any of their Subsidiaries.

(iii)        To the Knowledge of the Cornerstone Parties, no director, officer, employee, independent contractor, or consultant of or to Bancshares or Cornerstone, or any of their Subsidiaries, is a party to or is otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that could adversely affect the ability of Bancshares or Cornerstone, or any of their Subsidiaries, to conduct its business as currently conducted.

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(iv)        Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any Cornerstone Benefit Plan (as defined below), should have been classified as an employee. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has any liability for improperly excluding any Person who provides or provided services to Bancshares or Cornerstone, or any of their Subsidiaries, in any capacity from participating in any Cornerstone Benefit Plan.

(v)         None of the officers or employees of Bancshares or Cornerstone (or any of their Subsidiaries) have informed Bancshares or Cornerstone (or their Subsidiaries) of their intent, and the Cornerstone Parties do not have Knowledge that any of the officers or employees of Bancshares or Cornerstone (or any of their Subsidiaries) have an intention, to terminate their employment with Bancshares or Cornerstone (or their Subsidiaries) during the next 12 months.

(vi)        There is no pending or, to the Knowledge of the Cornerstone Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of Bancshares or Cornerstone or any of their Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, or terms and conditions of employment, but excluding workers’ compensation matters, and there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

(s)          Benefit Plans.

(i)          Set forth on Schedule 4.2(s)(i) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by Bancshares or Cornerstone or an ERISA Affiliate with respect to any present or former directors, officers, or employees of Bancshares or Cornerstone or any of their Subsidiaries (herein referred to collectively as the “Cornerstone Benefit Plans”), including any and all plans or policies offered to employees of Bancshares or Cornerstone, or any of their Subsidiaries, with respect to which Bancshares or Cornerstone or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“Cornerstone Voluntary Plans”). The Cornerstone Parties have previously delivered or made available to the SmartFinancial Parties true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents referenced in Schedule 4.2(s)(i) of the Cornerstone Disclosure Memorandum, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by Bancshares or Cornerstone, or any of their Subsidiaries, to create any additional Cornerstone Benefit Plan, to amend any Cornerstone Benefit Plan (except for amendments required by applicable Law which do not materially increase the cost of such Cornerstone Benefit Plan), or to terminate any Cornerstone Benefit Plan. Each Cornerstone Benefit Plan that provides for the payment of “deferred compensation,” including any employment agreement between Bancshares or Cornerstone, or any of their Subsidiaries, and any employee, complies in all material respects with Section 409A of the Code.

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(ii)         There is no pending, threatened, or suspected claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any Cornerstone Benefit Plan. All of the Cornerstone Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996; the Patient Protection and Affordable Care Act of 2009; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985; the Family and Medical Leave Act; the Mental Health Parity Act of 1996; the Mental Health Parity and Addiction Equity Act of 2008; the Uniformed Services Employment and Reemployment Rights Act; the Newborns’ and Mothers’ Health Protection Act of 1996; the Women’s Health and Cancer Rights Act; and the Genetic Information Nondiscrimination Act of 2008), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the Cornerstone Benefit Plans or pursuant to which they are maintained or administered. No audit of any Cornerstone Benefit Plan by the IRS or the United States Department of Labor is ongoing or threatened or was ongoing, threatened, or closed since June 30, 2011. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Cornerstone Benefit Plan that is likely to result in, or has already resulted in, the imposition of any penalties or Taxes upon Bancshares or Cornerstone, or any of their Subsidiaries, under Section 502(i) of ERISA or Section 4975 of the Code.

(iii)        No liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Cornerstone Parties or their Subsidiaries to be, incurred with respect to any Cornerstone Benefit Plan that is subject to Title IV of ERISA (a “Cornerstone Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Bancshares or Cornerstone or any ERISA Affiliate. No Cornerstone Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Cornerstone Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Cornerstone Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Cornerstone Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Cornerstone Pension Plan within the 12-month period ending on the date hereof. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has provided, or is required to provide, security to any Cornerstone Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iv)        Each Cornerstone Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Cornerstone Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the Cornerstone Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the Cornerstone Parties there are no facts or circumstances that could result in the revocation of any such favorable determination letter. Each Cornerstone Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects, and any assets of any such Cornerstone Qualified Plan that, as of the end of the most recent plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

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(v)         Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has any obligations for post-retirement or post-employment benefits under any Cornerstone Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi)        All contributions and payments (both employer and employee) required to be made with respect to any Cornerstone Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any Cornerstone Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim Bancshares Financials to the extent required by GAAP or regulatory accounting requirements. Each Cornerstone Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded Cornerstone Benefit Plan pays benefits solely from the general assets of Bancshares or Cornerstone, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a Cornerstone Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable Cornerstone Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the Cornerstone Benefit Plan and as required by ERISA. No unfunded Cornerstone Benefit Plan is delinquent in the payment of benefits, and neither Bancshares nor Cornerstone, nor any of their Subsidiaries, is delinquent in making its required contributions to any such unfunded Cornerstone Benefit Plan so that the Cornerstone Benefit Plan can pay benefits on a timely basis.

(vii)       All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been filed or distributed in accordance with applicable Law with respect to each Cornerstone Benefit Plan. All required Tax filings with respect to each Cornerstone Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since June 30, 2011, neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and to the Knowledge of the Cornerstone Parties there are no facts or circumstances that could reasonably be expected to result in Bancshares or Cornerstone, or any of their Subsidiaries, being required by the Code to file any such Form 8928.

(viii)      Except as set forth on Schedule 4.2(s)(viii) of the Cornerstone Disclosure Memorandum, neither Bancshares nor Cornerstone, nor any of their Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Merger, contemplated hereby, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, or independent contractor of Bancshares or Cornerstone, or of any of their Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits, upon any termination of employment or of such Contract after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to, any of the Cornerstone Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Cornerstone Benefit Plans, or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

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(ix)         Persons being provided coverage in or under each Cornerstone Benefit Plan are described in such Cornerstone Benefit Plan as being eligible for coverage under such Cornerstone Benefit Plan, and neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has any liability for improperly including any Person as a participant in any Cornerstone Benefit Plan in which such Person is or was not eligible for coverage.

(x)          All of the Cornerstone Benefit Plans are nondiscriminatory with respect to eligibility and benefits under applicable provisions of the Code and other Laws.

(xi)         All Cornerstone Voluntary Plans satisfy the regulatory safe-harbor requirements provided by ERISA in order for such Cornerstone Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by Bancshares or Cornerstone or any of their Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

(t)          Properties.

(i)          Set forth on Schedule 4.2(t)(i) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of all real property owned or leased by Bancshares or Cornerstone, or any of their Subsidiaries, as of the date of this Agreement (including without limitation property carried on the books of Cornerstone as “Other Real Estate Owned”). Bancshares and Cornerstone and each of their Subsidiaries have good and marketable title to all real property owned by them (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Liens for current Taxes and assessments not yet due and payable for which adequate reserves have been established. Each lease pursuant to which Bancshares or Cornerstone or any of their Subsidiaries leases real property is valid and binding and in full force and effect, and neither Bancshares nor Cornerstone nor any of their Subsidiaries, nor any other party to any such lease, is in breach or default under or in violation of any provision of any such lease. The Cornerstone Parties have previously delivered or made available to the SmartFinancial Parties a true, correct, and complete copy of each such lease, including any amendments thereto. All real property owned or leased by Bancshares or Cornerstone, or any of their Subsidiaries, is in good condition (normal wear and tear excepted), conforms with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by the Cornerstone Parties to be adequate for the current business of the Cornerstone Parties and their Subsidiaries. None of the buildings, structures, or other improvements located on any real property owned or leased by Bancshares or Cornerstone, or any of their Subsidiaries, encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way.`

(ii)         None of the real property owned or leased by Bancshares or Cornerstone, or any of their Subsidiaries, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the Cornerstone Parties have no Knowledge that any of such real property, or any such building, structure, fixture, or improvement, will or may the subject of, or affected by, any such proceeding. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has experienced any restriction in access to or from public roads or any restriction in access to any utilities, including water, sewer, gas, electric, telephone, drainage, and other utilities used by Bancshares or Cornerstone or any of their Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of the Cornerstone Parties, threatened governmental action that could prohibit or interfere with such access; and, to the Knowledge of the Cornerstone Parties, no fact or condition exists which, with the passage of time or the giving of notice, or both, may result in the termination, reduction, or impairment of such access.

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(iii)        Bancshares and Cornerstone and their Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens. Each lease pursuant to which Bancshares or Cornerstone, or any of their Subsidiaries, leases, as lessee, personal property is valid and binding and in full force and effect, and neither Bancshares nor Cornerstone, nor any of their Subsidiaries, nor any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by Bancshares and Cornerstone and their Subsidiaries is in good condition, normal wear and tear excepted, and is sufficient for the carrying on of the business of Bancshares and Cornerstone and their Subsidiaries in the ordinary course consist with past practice.

(u)          Environmental Matters.

(i)          Each of the properties of Bancshares and Cornerstone and their Subsidiaries, the Bancshares Participation Facilities, and to the Knowledge of the Cornerstone Parties the Bancshares Loan Properties are, and, as applicable, have been during the period of Bancshares’ or Cornerstone’s, or their Subsidiaries’, ownership or operation thereof, in compliance with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of the Cornerstone Parties, threatened against Bancshares or Cornerstone, or any of their Subsidiaries, or any Bancshares Participation Facility (A) for alleged noncompliance (including by any predecessor) with or liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased, or operated by Bancshares or Cornerstone, or any of their Subsidiaries, or any Bancshares Participation Facility. To the Knowledge of the Cornerstone Parties, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any Bancshares Loan Property (or Bancshares or Cornerstone, or any of their Subsidiaries, in respect of any Bancshares Loan Property) and (A) relating to alleged noncompliance (including by any predecessor) with or liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a Bancshares Loan Property. Neither Bancshares nor Cornerstone, nor any of their Subsidiaries, has received any notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it may be in violation of or have any liability under any Environmental Law.

(ii)         There are no underground storage tanks at or on any properties owned or operated by Bancshares or Cornerstone, or any of their Subsidiaries, or any Bancshares Participation Facility. Neither Bancshares nor Cornerstone nor any of their Subsidiaries, nor to the Knowledge of the Cornerstone Parties any other Person, has closed or removed any underground storage tank on or from any property owned or operated by Bancshares or Cornerstone, or any of their Subsidiaries, or any Bancshares Participation Facility.

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(iii)        During the period of (A) the Cornerstone Parties’ and their Subsidiaries’ ownership or operation of their respective properties and (B) the Cornerstone Parties’ or their Subsidiaries’ participation in the management of any Bancshares Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under, or affecting such properties, except for releases of Hazardous Materials, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of the Cornerstone Parties, prior to the period of (A) the Cornerstone Parties’ or their Subsidiaries’ ownership or operation of any of their respective properties or (B) the Cornerstone Parties’ or their Subsidiaries’ participation in the management of any Bancshares Participation Facility, there was no contamination by or release of Hazardous Material in, on, under, or affecting such properties, except for releases of Hazardous Materials, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv)        The Cornerstone Parties and their Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by the Cornerstone Parties or their Subsidiaries, and the Cornerstone Parties and their Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

(v)         Fairness Opinion. The board of directors of Bancshares has received from Raymond James & Associates, Inc. an opinion to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Bancshares Common Stock.

(w)          Broker Fees. Except as set forth on Schedule 4.2(w) of the Cornerstone Disclosure Memorandum, neither Bancshares nor Cornerstone, nor any of their Subsidiaries, nor any of their respective officers, directors, employees, or agents, has employed any broker, investment banker, or finder or incurred any liability (whether contingent or otherwise) for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of Bancshares or Cornerstone or any of their Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x)          Loan Matters.

(i)          All Loans held by Bancshares or Cornerstone or any of their Subsidiaries were made for good, valuable, and adequate consideration in the ordinary course of business and in accordance with sound banking practices, and none of such Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, except, however, such as may be provided by bankruptcy, insolvency, or similar Laws or by general principles of equity. The promissory notes or other evidences of indebtedness evidencing such Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable.

(ii)         Except as set forth on Schedule 4.2(x)(ii) of the Cornerstone Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by Bancshares or Cornerstone or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor Bancshares’ or Cornerstone’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act, Regulation B, Regulation O, and Regulation Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state Laws relating to consumer protection, installment sales, and usury.

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(iii)        The Cornerstone Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv)        Except as set forth on Schedule 4.2(x)(iv) of the Cornerstone Disclosure Memorandum, none of the Contracts pursuant to which Bancshares or Cornerstone or any of their Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any liability or obligation on the part of Bancshares or Cornerstone or any of their Subsidiaries to repurchase such Loans or interests therein.

(v)         Set forth on Schedule 4.2(x)(v) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date hereof, by Bancshares or Cornerstone or any of their Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Bancshares or Cornerstone or any of their Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws.

(vi)        Set forth on Schedule 4.2(x)(vi) of the Cornerstone Disclosure Memorandum is a true, correct, and complete listing, as of November 30, 2014, by account of: (A) each borrower, customer, or other Person who has notified Bancshares or Cornerstone or any of their Subsidiaries during the past 12 months of, or has asserted against Bancshares or Cornerstone or any of their Subsidiaries, any “lender liability” or similar claim; and (B) all Loans of Bancshares and Cornerstone and their Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by Bancshares or Cornerstone or any of their Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of November 30, 2014.

(y)          Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business and as otherwise set forth on Schedule 4.2(y) of the Cornerstone Disclosure Memorandum , no current or former officer or director of Bancshares or Cornerstone or any of their Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by Bancshares or Cornerstone or any of their Subsidiaries.

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(z)          Insurance. Set forth on Schedule 4.2(z) of the Cornerstone Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for Bancshares or Cornerstone or any of their Subsidiaries, including without limitation bank-owned life insurance (collectively, the “Cornerstone Insurance Policies”), including for each such Cornerstone Insurance Policy (i) the name of the insurer, (ii) the named insured(s), (iii) the nature of the coverage, (iv) the policy limits (on a per occurrence and aggregate basis), (v) the annual premiums, and (vi) the expiration date. Bancshares and Cornerstone and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All of the Cornerstone Insurance Policies are in full force and effect, neither Bancshares nor Cornerstone nor any of their Subsidiaries is in default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the Cornerstone Insurance Policies; all premiums due and payable with respect to the Cornerstone Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in a timely fashion. There is no claim for coverage by Bancshares or Cornerstone or any of their Subsidiaries pending under any of the Cornerstone Insurance Policies as to which coverage has been questioned, denied, or disputed. Neither Bancshares nor Cornerstone nor any of their Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under any of the Cornerstone Insurance Policies.

(aa)         Investment Securities; Derivatives. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Bancshares or Cornerstone or any of their Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither Bancshares nor Cornerstone nor any of their Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)         Transactions in Securities. All offers and sales of Bancshares Stock by Bancshares, and all offers and sales of Cornerstone Stock by Cornerstone, were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act and applicable state securities or “Blue Sky” Laws. Neither the Cornerstone Parties nor, to the Knowledge of the Cornerstone Parties, (i) any director or officer of Bancshares or Cornerstone, (ii) any Person related to any such director or officer by blood, marriage, or adoption and residing in the same household, or (iii) any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons has purchased or sold, or caused to be purchased or sold, any shares of Bancshares Stock or Cornerstone Stock or other securities issued by Bancshares or Cornerstone in violation of any applicable provision of federal or state securities Laws.

(cc)         Transactions with Affiliates. All “covered transactions” between Cornerstone and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law.

(dd)         Fiduciary Accounts. Bancshares and Cornerstone and their Subsidiaries have properly administered all accounts for which they serve or act as a fiduciary, including without limitation accounts for which they serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither Bancshares nor Cornerstone nor any of their Subsidiaries, nor to the Knowledge of the Cornerstone Parties any of their or their Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(ee)         Tax Treatment of Transaction. The Cornerstone Parties have no Knowledge of any fact or circumstance relating to them or any of their Subsidiaries that would or could be expected to prevent the Merger contemplated by this Agreement from qualifying as a “reorganization” under Section 368(a) of the Code.

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(ff)         CRA, Anti-Money Laundering, OFAC, and Customer Information Security. Cornerstone received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Cornerstone Parties do not have Knowledge of any facts or circumstances that would or could be expected to cause Cornerstone (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Cornerstone. To the Knowledge of the Cornerstone Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which could, or could be expected to, cause Cornerstone to undertake any remedial action. The board of directors of Cornerstone has adopted, and Cornerstone has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Cornerstone has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(gg)         Internal Controls. Bancshares and Cornerstone and their Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of Bancshares or Cornerstone or their Subsidiaries to record, process, summarize, and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a role in the Cornerstone Parties’ internal controls over financial reporting.

(hh)         Regulatory Capital. Bancshares and Cornerstone are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(ii)         Required Shareholder Votes. The affirmative vote of (i) holders of at least 3,313,700 of the issued and outstanding shares of Bancshares Common Stock is required for the approval of this Agreement and the Merger by the shareholders of Bancshares under the charter and bylaws of Bancshares and the Corporation Act; (ii) holders of at least 3,313,700 of the issued and outstanding shares of Bancshares Common Stock is required for the approval of the Authorized Stock Amendment by the shareholders of Bancshares under the charter and bylaws of Bancshares and the Corporation Act; (iii) holders of at least 300,001 of the issued and outstanding shares of Bancshares Series A Stock is required for the approval of the Series A Redemption Amendment by the shareholders of Bancshares under the charter and bylaws of Bancshares and the Corporation Act; (iv) holders of at least (A) 3,313,700 of the issued and outstanding shares of Bancshares Common Stock and (B) 300,001 of the issued and outstanding shares of Bancshares Series A Stock (if the approval of the holders of Bancshares Series A Stock is required by applicable Law) is required for the approval of the Amended and Restated Bancshares Charter by the shareholders of Bancshares under the charter and bylaws of Bancshares and the Corporation Act; and (v) holders of at least 3,313,700 of the issued and outstanding shares of Bancshares Common Stock is required for the approval of the Amended and Restated Bancshares Bylaws by the shareholders of Bancshares under the charter and bylaws of Bancshares and the Corporation Act. Approval of the Bancshares SBLF Equivalent Stock Amendment by the shareholders of Bancshares is not required by the charter or bylaws of Bancshares or the Corporation Act.

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(jj)         Disclosure. No representation or warranty of the Cornerstone Parties contained in this Agreement, and no statement contained in the Cornerstone Disclosure Memorandum or in any certificate delivered by Bancshares or Cornerstone, contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SMARTFINANCIAL AND SMARTBANK

Section 5.1           SmartFinancial Disclosure Memorandum. Prior to the Parties’ execution and delivery of this Agreement, SmartFinancial and SmartBank have delivered to the Cornerstone Parties a confidential memorandum (the “SmartFinancial Disclosure Memorandum”) setting forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties of the SmartFinancial Parties contained in this Article V or to one or more of their covenants contained in Article VI, making specific reference in such SmartFinancial Disclosure Memorandum to the Section(s) of this Agreement to which such items relate.

Section 5.2           SmartFinancial and SmartBank Representations and Warranties. Each of SmartFinancial and SmartBank hereby represents and warrants to the Cornerstone Parties as follows:

(a)          Organization and Qualification. SmartFinancial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, and is duly registered as a bank holding company under the BHCA. SmartBank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Each of SmartFinancial and SmartBank has the power and authority to own, lease, and operate its properties and assets and to conduct its respective business as presently conducted. Each of SmartFinancial and SmartBank is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary. The copies of the charters, bylaws, articles of organization, operating agreements, and other organizational documents of SmartFinancial and SmartBank and their respective Subsidiaries previously provided or made available to the Cornerstone Parties are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Neither SmartFinancial or SmartBank nor any Subsidiary of SmartFinancial or SmartBank is in violation of its respective charter, bylaws, articles of organization, operating agreement, or other organizational documents. The minute books of SmartFinancial and SmartBank and their Subsidiaries previously provided or made available to the Cornerstone Parties constitute a true, complete, and correct record of all meetings of and material corporate actions taken by their respective boards of directors (and each committee thereof), shareholders, members, managers, and other governing bodies, as applicable.

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(b)          Subsidiaries and Other Interests. Set forth on Schedule 5.2(b) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all Subsidiaries of SmartFinancial (other than SmartBank) and/or SmartBank, as well as the name of each such Subsidiary, each such Subsidiary’s jurisdiction of incorporation, organization, or formation, and SmartFinancial’s and/or SmartBank’s percentage ownership of each such Subsidiary. Each of SmartFinancial and SmartBank owns beneficially and of record the capital stock or other equity or ownership interest it owns in each of its Subsidiaries free and clear of any and all Liens. There are no Contracts relating to the right of SmartFinancial or SmartBank to vote or dispose of any capital stock or other equity or ownership interest of any Subsidiary of SmartFinancial or SmartBank. The ownership interests of SmartFinancial and SmartBank in their respective Subsidiaries are in compliance with all applicable Laws. Each of the Subsidiaries of SmartFinancial and/or SmartBank is a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization, or formation, has all requisite power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted, and is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the character of the properties or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary. The outstanding capital stock or other outstanding equity or ownership interests of each Subsidiary of SmartFinancial and/or SmartBank have been validly authorized and are validly issued, fully paid, and non-assessable. No shares of capital stock or other equity or ownership interests of any Subsidiary of SmartFinancial and/or SmartBank are or may be required to be issued by virtue of any options, warrants, or other rights; no securities exist that are convertible into or exchangeable for any shares of capital stock or other equity or ownership interests of any Subsidiary of SmartFinancial and/or SmartBank, or any other debt or equity security of any Subsidiary of SmartFinancial and/or SmartBank; and there are no Contracts for the issuance of any additional capital stock or other equity or ownership interests, or any other debt or equity securities, of any Subsidiary of SmartFinancial and/or SmartBank or any options, warrants, or other rights with respect to such securities. Except (i) as set forth on Schedule 5.2(b) of the SmartFinancial Disclosure Memorandum and (ii) for securities and other interests held in a fiduciary capacity and beneficially owned by third parties, neither SmartFinancial nor SmartBank owns, beneficially or of record, directly or indirectly, any equity securities of or any other equity or ownership interest in any Person.

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(c)          Capitalization. The authorized capital stock of SmartFinancial consists of (i) 8,000,000 shares of common stock, par value $1.00 per share, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, of which 12,000 shares have been designated as Non-Cumulative Perpetual Preferred Stock, Series A. The authorized capital stock of SmartBank consists of (i) 8,000,000 shares of common stock, par value $1.00 per share, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share. Set forth on Schedule 5.2(c) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete listing, by class and, if applicable, series, of the issued and outstanding shares of SmartFinancial Stock and SmartBank Stock. There are no other classes or series of authorized, issued, or outstanding capital stock of SmartFinancial or SmartBank. No shares of SmartFinancial Stock are held in treasury by SmartFinancial or otherwise owned, directly or indirectly, by SmartFinancial, and no shares of SmartBank Stock are held in treasury by SmartBank or otherwise owned, directly or indirectly, by SmartBank. All of the issued and outstanding shares of SmartFinancial Stock and SmartBank Stock have been duly and validly authorized and issued in full compliance with all applicable Laws and are fully paid and non-assessable, and none of the issued and outstanding shares of SmartFinancial Stock or SmartBank Stock have been issued in violation of the preemptive rights of any Person. Except as set forth on Schedule 5.2(c) of the SmartFinancial Disclosure Memorandum, (i) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartFinancial to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartFinancial capital stock, or securities convertible into or exercisable for shares of SmartFinancial capital stock, or that require or obligate or could require or obligate SmartFinancial to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment, and (ii) there are no outstanding options, warrants, subscriptions, agreements, contracts, rights, calls, or commitments, of any kind or character, that require or obligate or could require or obligate SmartBank to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional shares of SmartBank capital stock, or securities convertible into or exercisable for shares of SmartBank capital stock, or that require or obligate or could require or obligate SmartBank to grant, extend, or enter into any such option, warrant, subscription, agreement, contract, right, call, or commitment. There are no outstanding obligations of SmartFinancial or SmartBank to repurchase, redeem, or otherwise acquire any shares of its capital stock. Set forth on Schedule 5.2(c) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all outstanding SmartFinancial Options, including for each SmartFinancial Option the name of the optionee, the date of grant, the exercise price, the date(s) of vesting, the date(s) of termination, the number and class or series of shares subject to such SmartFinancial Option, and whether such SmartFinancial Option is qualified or nonqualified under Section 422 of the Code. No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of SmartFinancial or SmartBank may vote is issued or outstanding. Set forth on Schedule 5.2(c) of the SmartFinancial Disclosure Memorandum is a listing of all cash, stock, and other dividends or distributions with respect to SmartFinancial Stock or SmartBank Stock that have been declared, set aside, or paid since June 30, 2011, as well as all shares of SmartFinancial capital stock and all shares of SmartBank capital stock that have been purchased, redeemed, or otherwise acquired, directly or indirectly, by SmartFinancial and SmartBank, respectively, since June 30, 2011. SmartFinancial is current on all dividends payable on the SmartFinancial Series A Stock and has complied with all of the terms and provisions of the SmartFinancial Series A Stock.

(d)          Authority. Each of SmartFinancial and SmartBank has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the consents, approvals, waivers, and filings referred to in Section 5.2(f), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the SmartFinancial Parties and the consummation by the SmartFinancial Parties of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the boards of directors of SmartFinancial and SmartBank, and no other corporate actions or proceedings on the part of SmartFinancial or SmartBank are necessary to authorize the execution and delivery of this Agreement by the SmartFinancial Parties and the consummation by the SmartFinancial Parties of the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of SmartFinancial in accordance with the charter and bylaws of SmartFinancial and applicable Law. The board of directors of SmartFinancial has unanimously determined that this Agreement is advisable and in the best interests of SmartFinancial and its shareholders and has directed that this Agreement be submitted to SmartFinancial’s shareholders for approval, and has duly and validly adopted resolutions to the foregoing effect and to recommend that the shareholders of SmartFinancial approve this Agreement. This Agreement has been duly and validly executed and delivered by each of SmartFinancial and SmartBank and constitutes a valid and legally binding obligation of each of SmartFinancial and SmartBank enforceable against each of SmartFinancial and SmartBank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, and similar Laws affecting creditors’ rights and remedies generally or general principles of equity, whether applied in a court of law or a court of equity.

(e)          No Violations. The execution, delivery, and performance of this Agreement by SmartFinancial and SmartBank and the consummation of the transactions contemplated by this Agreement do not and will not (i) assuming that the consents, approvals, waivers, and filings referred to in Section 5.2(f) have been obtained and made and all applicable waiting periods have expired, violate any Law, governmental permit, or license to which the SmartFinancial Parties or any of their Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their Subsidiaries) are subject or by which the SmartFinancial Parties or any of their Subsidiaries (or the properties or assets of the SmartFinancial Parties or any of their Subsidiaries) are bound; (ii) violate the charter, bylaws, articles of organization, operating agreement, or other organizational documents of SmartFinancial or SmartBank or any of their Subsidiaries; or (iii) constitute a breach or violation of or a default under (or an event which, with due notice or lapse of time or both, could constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of SmartFinancial or SmartBank or any of their Subsidiaries under, any of the terms, conditions, or provisions of any note, bond, indenture, mortgage, deed of trust, loan agreement, or other Contract to which SmartFinancial or SmartBank, or any of their Subsidiaries, is a party or to or by which any of the properties or assets of SmartFinancial or SmartBank, or any of their Subsidiaries, may be subject or bound.

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(f)          Consents and Approvals. No consents or approvals of, waivers by, notices to, or filings or registrations with any Governmental Entity or other Person are required to be obtained, given, or made by SmartFinancial or SmartBank, or any of their Subsidiaries, in connection with the execution and delivery of this Agreement by the SmartFinancial Parties or the consummation by the SmartFinancial Parties of the Merger and the other transactions contemplated hereby, except (i) the Regulatory Approvals; (ii) the filing of the Articles of Merger with the Tennessee Secretary of State; (iii) the approval of this Agreement by the shareholders of SmartFinancial; and (iv) as set forth on Schedule 5.2(f) of the SmartFinancial Disclosure Memorandum. As of the date hereof, neither SmartFinancial nor SmartBank is aware of any reason why any of the consents, approvals, or waivers referred to in this Section 5.2(f) will not be obtained or received in a timely manner without the imposition of any Burdensome Condition (as defined in Section 8.1(b)).

(g)          Governmental Filings. SmartFinancial and SmartBank, and each of their Subsidiaries, have filed all reports, notices, applications, schedules, registration and proxy statements, and other documents and instruments that they have been required to file since June 30, 2011, with the Federal Reserve, the FDIC, the TDFI, or any other Governmental Entity. As of their respective dates, such filings were complete and accurate in all material respects, complied in all material respects with all applicable Laws, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein.

(h)          Securities Filings. SmartFinancial and SmartBank, and each of their Subsidiaries, have filed with the SEC and the Federal Reserve all reports, schedules, registration statements, definitive proxy statements, exhibits, and other filings and materials that they have been required to file under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, since June 30, 2011 (collectively, the “SmartFinancial Securities Filings”). None of the SmartFinancial Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC and/or Federal Reserve, as appropriate, all of the SmartFinancial Securities Filings complied in all material respects with applicable requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of SmartFinancial or SmartBank, or any of their Subsidiaries, included in the SmartFinancial Securities Filings complied as to form, as of the respective date of filing, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC and Federal Reserve with respect thereto.

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(i)          Financial Statements. The SmartFinancial Parties have previously delivered to the Cornerstone Parties true, complete, and correct copies of (i) the consolidated balance sheets of SmartFinancial and its Subsidiaries as of the fiscal years ended December 31, 2013, 2012, and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the fiscal years then ended, together with the notes thereto, accompanied by the audit report of SmartFinancial’s independent registered public accounting firm (the “Audited SmartFinancial Financials”), and (ii) the unaudited consolidated balance sheet of SmartFinancial and its Subsidiaries as of September 30, 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the nine-month period ended September 30, 2014 (the “Interim SmartFinancial Financials”). The SmartFinancial Financial Statements were prepared from and in accordance with the books and records of SmartFinancial and its Subsidiaries, fairly present the consolidated financial position of SmartFinancial and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of SmartFinancial and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of SmartFinancial and its Subsidiaries have been, and are being, maintained in accordance with GAAP consistently applied and other legal, accounting, and regulatory requirements and reflect only actual transactions.

(j)          Undisclosed Liabilities. Neither SmartFinancial nor any of its Subsidiaries has, or has incurred, any debt, liability, or obligation of any kind, character, or nature whatsoever (whether accrued, contingent, absolute, known, unknown, or otherwise and whether due or to become due), other than (i) debts, liabilities, and obligations reflected on or reserved against in the Interim SmartFinancial Financials and (ii) debts, liabilities, and obligations incurred since September 30, 2014, in the ordinary course of business consistent with past practice that, either alone or when combined with all such debts, liabilities, and obligations, have not had, and could not reasonably be expected to have, a SmartFinancial Material Adverse Effect.

(k)          Absence of Certain Changes or Events. Since June 30, 2014, SmartFinancial and SmartBank and their Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices, and there has been no event or occurrence and no circumstance has arisen that, individually or taken together with all other events, occurrences, and circumstances, has had or is reasonably likely to have a SmartFinancial Material Adverse Effect. Since June 30, 2014, neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has taken or permitted, or entered into any Contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.2, except as set forth on Schedule 5.2(k) of the SmartFinancial Disclosure Memorandum.

(l)          Litigation. Except as set forth on Schedule 5.2(l) of the SmartFinancial Disclosure Memorandum, there are no suits, actions, claims, investigations, or legal, administrative, arbitration, or other proceedings pending or, to the Knowledge of the SmartFinancial Parties, threatened against or affecting SmartFinancial or SmartBank or any of their Subsidiaries or any property, asset, right, or interest of SmartFinancial or SmartBank or any of their Subsidiaries, and, to the Knowledge of the SmartFinancial Parties, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, investigation, or legal, administrative, arbitration, or other proceeding. Neither SmartFinancial or SmartBank nor any of their Subsidiaries, nor any of the properties or assets of SmartFinancial or SmartBank or any of their Subsidiaries, is a party or subject to or bound by any judgment, decree, injunction, order, or ruling of any Governmental Entity.

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(m)           Absence of Regulatory Actions. Except as set forth on Schedule 5.2(m) of the SmartFinancial Disclosure Memorandum, since June 30, 2011, neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has been a party to any cease and desist order, written agreement, or memorandum of understanding issued by or with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order, or directive by, any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, cease and desist order, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. To the Knowledge of the SmartFinancial Parties, there are no facts or circumstances which could reasonably be expected to result in any Governmental Entity issuing or requesting any such action, proceeding, order, directive, cease and desist order, written agreement, memorandum of understanding, commitment letter, board resolutions, or similar undertaking. There are no material unresolved violations, criticisms, or exceptions noted by any Governmental Entity in or with respect to any report or statement relating to any examination or inspection of SmartFinancial or SmartBank or any of their Subsidiaries.

(n)           Compliance with Laws. Except as set forth on Schedule 5.2(n) of the SmartFinancial Disclosure Memorandum, the SmartFinancial Parties and their Subsidiaries have complied, and are in compliance, in all material respects, with all applicable Laws, including without limitation Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and the USA PATRIOT Act, each as amended. The SmartFinancial Parties and their Subsidiaries have, and have had, all permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals, and have made all filings, applications, and registrations with all Governmental Entities, that are required in order to permit them to own, lease, and operate their properties and assets and to carry on their respective businesses as presently conducted, and all such permits, licenses, franchises, certificates of authority, orders, authorizations, and approvals are in full force and effect and, to the Knowledge of the SmartFinancial Parties, no suspension or cancellation of any of them is threatened. The deposit accounts of SmartBank are insured by the FDIC in the manner and to the maximum extent provided by Law, and SmartBank has paid all deposit insurance premiums and assessments required by applicable Laws.

(o)           Taxes.

(i)          The SmartFinancial Parties and their Subsidiaries have timely filed all Tax Returns required to be filed by or with respect to them (the “SmartFinancial Returns”). Neither the SmartFinancial Parties nor any of their Subsidiaries currently are the beneficiary of any extension of time within which to file any SmartFinancial Returns. All of the SmartFinancial Returns are true, correct, and complete, and all Taxes due and payable by the SmartFinancial Parties and their Subsidiaries with respect to the periods covered by such SmartFinancial Returns have been paid. The accruals and reserves for Taxes reflected in the Interim SmartFinancial Financials are adequate, in accordance with GAAP, to cover all unpaid Taxes of SmartFinancial and its Subsidiaries for periods ending on or prior to the date(s) of the Interim SmartFinancial Financials, and all such accruals and reserves for Taxes, as adjusted for operations and transactions and the passage of time for periods ending on or prior to the Closing Date in accordance with past custom and practice of SmartFinancial and its Subsidiaries, are adequate, in accordance with GAAP, to cover all unpaid Taxes of SmartFinancial and its Subsidiaries accruing through the Closing Date. No claim (whether formal or informal) has ever been made against the SmartFinancial Parties or any of their Subsidiaries by an authority in a jurisdiction where SmartFinancial or SmartBank or their Subsidiaries do not file Tax Returns that SmartFinancial or SmartBank or any of their Subsidiaries are or may be subject to taxation in that jurisdiction. No outstanding agreement, arrangement, extension, or waiver of or with respect to the limitation period applicable to any SmartFinancial Return has been agreed or entered into or granted (by the SmartFinancial Parties or any other Person), and no such agreement, arrangement, extension, or waiver has been requested, formally or informally, by or from the SmartFinancial Parties or any of their Subsidiaries, and neither the SmartFinancial Parties nor any of their Subsidiaries has executed or is bound by any extension or waiver of any statute of limitations on the assessment or collection of any Tax.

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(ii)         All estimated Taxes required to be paid by or with respect to the SmartFinancial Parties or any of their Subsidiaries have been paid to the proper taxing authorities. All Taxes that the SmartFinancial Parties or any of their Subsidiaries are or were required to withhold or collect in connection with any amounts paid or owing to any employee, director, manager, independent contractor, shareholder, member, nonresident, creditor, or other third party (including amounts paid or owing by or to the SmartFinancial Parties or any of their Subsidiaries and any such Taxes due as a result of a plan intended to be a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Code that has not been operated in good faith compliance with Section 409A of the Code and associated guidance) have been duly withheld or collected and have been paid, to the extent required, to the proper taxing authorities; the SmartFinancial Parties and their Subsidiaries have complied with all information reporting and backup withholding requirements, including the maintenance of required records, with respect to such amounts; and the SmartFinancial Parties and their Subsidiaries have paid all employer contributions and premiums and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

(iii)        All of the SmartFinancial Returns have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The SmartFinancial Parties have delivered or made available to the Cornerstone Parties true, correct, and complete copies of all audit reports and similar documents issued by a Governmental Entity relating to the SmartFinancial Returns which the SmartFinancial Parties have in their possession or control. Set forth on Schedule 5.2(o)(iii) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all SmartFinancial Returns filed by or with respect to the SmartFinancial Parties or any of their Subsidiaries during the past five years.

(iv)        No audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding is pending or, to the Knowledge of the SmartFinancial Parties, threatened against or with respect to the SmartFinancial Parties or any of their Subsidiaries in respect of any Taxes or Tax matters, and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that could reasonably be expected to give rise to any such audit, investigation, examination, deficiency assessment, refund litigation, or other proceeding. There are no unsatisfied debts, liabilities, or obligations for Taxes with respect to any notice of deficiency or similar document received by the SmartFinancial Parties or any of their Subsidiaries with respect to any Taxes. No deficiencies have been asserted against the SmartFinancial Parties or any of their Subsidiaries as a result of an examination by a taxing authority and no issue has been raised by any examination conducted by any taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined. There are no Liens for Taxes upon any of the properties or assets of the SmartFinancial Parties or any of their Subsidiaries, other than statutory Liens for current Taxes not yet due and payable for which adequate reserves have been established.

(v)         Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has granted to any Person a power of attorney with respect to any Taxes or Tax matters that is currently in effect. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is subject to any private letter ruling of the IRS or any comparable ruling of any other taxing authority, and no request for any such ruling is pending. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision), or any similar provision of Law, has been entered into by or with respect to SmartFinancial or SmartBank or any of their Subsidiaries.

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(vi)        There is no Contract or plan (including without limitation this Agreement and the arrangements contemplated hereby) covering any employee or independent contractor, or any former employee or independent contractor, of SmartFinancial or SmartBank or any of their Subsidiaries that, individually or collectively with any other such Contracts or Plans, will, or could be expected to, (A) give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4) of the Code), except those payments that will not be made in the absence of shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code, or (B) subject any such Person to additional taxes under Section 409A of the Code. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is a party to or bound by any Contract or plan, or has any obligation (current or contingent), to compensate any Person for Tax-related payments, including Taxes paid pursuant to Section 4999 of the Code and Taxes under Section 409A of the Code. All disqualified individuals (as defined in Section 280G(c) of the Code) with respect to SmartFinancial and SmartBank and each of their Subsidiaries are set forth on Schedule 5.2(o)(vi) of the SmartFinancial Disclosure Memorandum.

(vii)       Except as set forth on Schedule 5.2(o)(vii) of the SmartFinancial Disclosure Memorandum, (A) neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has at any time been a member of a group with which it has filed or been included in a combined, consolidated, or unitary Tax Return; (B) neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract; and (C) neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is liable for the Taxes of any other Person, whether as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement), or otherwise.

(viii)      The SmartFinancial Parties and their Subsidiaries are, and have at all times been, in compliance with the provisions of Section 6011, Section 6111, and Section 6112 of the Code relating to tax shelter disclosure, registration, list maintenance, and record keeping, and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations, as applicable), and neither the SmartFinancial Parties nor their Subsidiaries have at any time engaged in or entered into (A) any transaction that would be defined as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), (B) any confidential corporate tax shelter within the meaning of Treasury Regulations Section 1.6111-2, or (C) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011, Section 301.6111, or Section 301.6112, or any transaction that would have been such a “listed transaction” if current Law was in effect at the time the transaction was entered into. No IRS Form 8886 has been filed with respect to the SmartFinancial Parties or any of their Subsidiaries. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability in a jurisdiction outside the United States with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity in a jurisdiction outside the United States. The SmartFinancial Parties and their Subsidiaries have disclosed on all SmartFinancial Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has incurred, and no state of affairs exist that could result in SmartFinancial or SmartBank, or any of their Subsidiaries, incurring, any penalty under Section 6662(e) of the Code.

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(ix)         None of the assets, properties, or rights of the SmartFinancial Parties or their Subsidiaries (A) are “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) are assets, properties, or rights required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986, or (C) directly or indirectly secure any debt the interest on which is Tax-exempt under Section 103(a) of the Code. Neither the SmartFinancial Parties nor any of their Subsidiaries have participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has a “permanent establishment” within the meaning of any applicable Tax law in any foreign jurisdiction, nor is SmartFinancial or SmartBank, or any of their Subsidiaries, required to file any Tax Returns in any foreign jurisdiction. No Subsidiary of SmartFinancial or SmartBank which is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code has a permanent establishment within the United States or derives any income effectively connected with the conduct of a trade or business within the United States.

(x)          Set forth on Schedule 5.2(o)(x) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of (i) all Tax abatement, Tax reduction, Tax credit, and similar agreements or programs to which the SmartFinancial Parties or their Subsidiaries are parties or in which the SmartFinancial Parties or their Subsidiaries participate and (ii) the amount of each Tax abatement, Tax reduction, Tax credit, or similar benefit that the SmartFinancial Parties or their Subsidiaries have received as of the date hereof and the period(s) to which each such Tax abatement, Tax reduction, Tax credit, or similar benefit applied. The consummation of the transactions contemplated by this Agreement will not result in any recoupment, claw-back, or decrease in any such Tax abatement, Tax reduction, Tax credit, or similar benefit.

(xi)         For purposes of this Section 5.2(o), (A) references to SmartFinancial shall be deemed to include any predecessor to SmartFinancial, any Person which merged or was liquidated with or into SmartFinancial, any direct or indirect Subsidiary of SmartFinancial, and any Person from which SmartFinancial has incurred any liability for Taxes as a result of transferee liability and (B) references to SmartBank shall be deemed to include any predecessor to SmartBank, any Person which merged or was liquidated with or into SmartBank, any direct or indirect Subsidiary of SmartBank, and any Person from which SmartBank has incurred any liability for Taxes as a result of transferee liability.

(p)          Material Contracts.

(i)          Set forth on Schedule 5.2(p)(i) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of the following Contracts to which SmartFinancial or SmartBank, or any of their Subsidiaries, is a party, by which SmartFinancial or SmartBank, or any of their Subsidiaries, is bound, or to which SmartFinancial or SmartBank, or any of their Subsidiaries, or any of the properties or assets of SmartFinancial or SmartBank, or any of their Subsidiaries, are subject (collectively, the “SmartFinancial Material Contracts”):

(A)         Any Contract that involves, or could reasonably be expected to involve, annual receipts or disbursements of $25,000 or more;

(B)         Any Contract that requires SmartFinancial or SmartBank, or any of their Subsidiaries, to purchase all of its requirements for a given product, good, or service from a given Person;

(C)         Any Contract that provides for the indemnification by SmartFinancial or SmartBank, or any of their Subsidiaries, of any Person, or the express assumption by SmartFinancial or SmartBank, or any of their Subsidiaries, of any Tax, environmental, or other liability or obligation (whether accrued, contingent, absolute, or otherwise) of any Person;

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(D)         Any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by SmartFinancial or SmartBank, or any of their Subsidiaries, after the date of this Agreement of properties, assets, or securities with a fair market value of $25,000 or more;

(E)         Any employment agreement, consulting agreement, severance agreement, change of control agreement, bonus agreement, deferred compensation agreement, non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or other Contract with any current or former director, officer, employee, or consultant of or to SmartFinancial or SmartBank, or any of their Subsidiaries;

(F)         Any Contract not disclosed under Section 5.2(p)(i)(E) with or for the benefit of any shareholder, director, officer, employee, or Affiliate of SmartFinancial or SmartBank or any of their Subsidiaries, or any Affiliate of or member of the immediate family of any such Person;

(G)         Any Contract that limits or purports to limit the right of SmartFinancial or SmartBank, or any of their Subsidiaries (or, at any time after the consummation of the Merger, Bancshares or Cornerstone or any of their Subsidiaries), to engage in any line of business, compete with any Person, or operate in any geographic location;

(H)         Any partnership, joint venture, limited liability company, or similar Contract;

(I)         Any Contact with respect to the occupancy, management, lease, or operation of real property;

(J)         Any data processing or information technology Contract;

(K)         Any Contract that grants to any Person any right of first refusal, right of first offer, or similar right with respect to any assets, rights, properties, or securities of SmartFinancial or SmartBank, or any of their Subsidiaries;

(L)         Any Contract that relates to indebtedness of or borrowings of money by SmartFinancial or SmartBank, or any of their Subsidiaries, in excess of $25,000 (other than Federal Home Loan Bank borrowings and repurchase agreements with customers entered into in the ordinary course of business);

(M)         Any Contract relating to the acquisition, transfer, or issuance of, or affecting or dealing with, any securities of SmartFinancial or SmartBank or any of their Subsidiaries, including without limitation any voting, shareholders, or underwriting agreement; and

(N)         Any other Contract not previously disclosed that is material to SmartFinancial or SmartBank, or any of their Subsidiaries, or the business, operations, or financial condition of SmartFinancial or SmartBank, or any of their Subsidiaries.

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(ii)         A true, correct, and complete copy (or, in the case of any oral Contract, a complete and accurate written description) of each SmartFinancial Material Contract, as amended through the date of this Agreement, has been previously provided or made available to the Cornerstone Parties. Each of the SmartFinancial Material Contracts is in full force and effect and is a valid and binding obligation of SmartFinancial or SmartBank, or their Subsidiaries, as applicable, and each of the other parties thereto, enforceable against SmartFinancial or SmartBank, or their Subsidiaries, as applicable, and each of the other parties thereto in accordance with its terms. SmartFinancial and SmartBank and their Subsidiaries have performed all duties and obligations required to be performed by them under each SmartFinancial Material Contract. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, nor any other party thereto, is in breach or violation of or default under any SmartFinancial Material Contact, and to the Knowledge of the SmartFinancial Parties there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach, violation, or default. No event has occurred and no circumstance or condition exists that, with or without notice or lapse of time or both, gives any Person, or will or could give any Person, (A) the right to declare a breach or default or exercise any remedy under any SmartFinancial Material Contract, (B) the right to accelerate the maturity of or performance under any SmartFinancial Material Contract, or (C) the right to cancel, terminate, or modify any SmartFinancial Material Contract.

(iii)        Except as set forth on Schedule 5.2(p)(iii) of the SmartFinancial Disclosure Memorandum, (A) no consents, approvals, waivers, or notices are required to be obtained, given, or delivered pursuant to the terms and conditions of any SmartFinancial Material Contract as a result of the SmartFinancial Parties’ execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby and (B) assuming the consents, approvals, and notices referred to in clause (A) are obtained, given, and delivered, neither the SmartFinancial Parties’ execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Person having the right to declare a breach or default or exercise any remedy under any SmartFinancial Material Contract; accelerate the maturity of or performance under any SmartFinancial Material Contract; or cancel, terminate, or modify any SmartFinancial Material Contract.

(q)          Intellectual Property; Information Technology Systems.

(i)          Set forth on Schedule 5.2(q)(i) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list, and where appropriate a description, of all of the Intellectual Property owned, leased, or licensed by SmartFinancial or SmartBank or any of their Subsidiaries, or used by SmartFinancial or SmartBank or any of their Subsidiaries in the conduct of their respective businesses (collectively, the “SmartFinancial Intellectual Property”). All required filings and fees related to SmartFinancial Intellectual Property registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all SmartFinancial Intellectual Property registrations are in good standing.

(ii)         Set forth on Schedule 5.2(q)(ii) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all licenses and other Contracts relating to or affecting the SmartFinancial Intellectual Property. There is no breach or default or alleged breach or default, or state of facts or circumstances which with notice or lapse of time or both would constitute a breach or default, on the part of any party to any such license or other Contract in the performance of any obligation to be performed, paid, or observed by any party under or pursuant to any such license or other Contract. The SmartFinancial Parties have previously provided or made available to the Cornerstone Parties true, correct, and complete copies (or, in the case of any oral Contract, a complete and accurate written description) of the above-mentioned licenses and other Contracts, including all modifications, amendments, and supplements thereto and waivers thereunder.

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(iii)        SmartFinancial or SmartBank, or one of their Subsidiaries, is the sole and exclusive owner of all of the SmartFinancial Intellectual Property not leased or licensed to SmartFinancial or SmartBank or one of their Subsidiaries, free and clear of any Liens, and, with respect to any SmartFinancial Intellectual Property leased or licensed to SmartFinancial or SmartBank or one of their Subsidiaries, has a valid and enforceable lease, license, or other right to use such SmartFinancial Intellectual Property, and except as set forth on Schedule 5.2(q)(iii) of the SmartFinancial Disclosure Memorandum, no leases, licenses, or other rights have been granted by SmartFinancial or SmartBank, or their Subsidiaries, to third Persons with respect to any such SmartFinancial Intellectual Property. SmartFinancial and SmartBank and their Subsidiaries own or possess all requisite rights to use all of the SmartFinancial Intellectual Property required or necessary for the conduct of the business of SmartFinancial and SmartBank and their Subsidiaries as presently conducted, without any conflict with the rights of others or any known use by others which conflicts with the rights of SmartFinancial or SmartBank or any of their Subsidiaries. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, owes any royalties, honoraria, or fees to any Person by reason of the use by SmartFinancial or SmartBank, or any of their Subsidiaries, of any of the SmartFinancial Intellectual Property. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has received notice of, and to the Knowledge of the SmartFinancial Parties there is no basis for, any claimed conflict with respect to any of the SmartFinancial Intellectual Property or any claim against SmartFinancial or SmartBank or any of their Subsidiaries that their respective operations, activities, products, publications, goods, or services infringe upon any patent, trademark, trade name, copyright, or other intellectual property or proprietary right of a third party, or that SmartFinancial or SmartBank or any of their Subsidiaries is illegally or otherwise impermissibly using any patent, trademark, trade name, copyright, trade secret, or other intellectual property or proprietary right of others, nor has there been any claim or assertion that any of the SmartFinancial Intellectual Property is invalid or defective in any way.

(iv)        Set forth on Schedule 5.2(q)(iv) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all consents, waivers, authorizations, and approvals with respect to or involving the SmartFinancial Intellectual Property that must be obtained, and all filings that must be made and all other actions that must be taken in respect of the SmartFinancial Intellectual Property, in connection with the Parties’ execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(v)           To the Knowledge of the SmartFinancial Parties, all information technology and computer systems (including software, information technology and telecommunications hardware, and other equipment) relating to or for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, necessary for or used in the conduct of the businesses of the SmartFinancial Parties and their Subsidiaries (collectively, the “SmartFinancial IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring, and use. The SmartFinancial IT Systems are in good working condition to effectively perform all information technology (including data processing) operations necessary to conduct business as currently conducted. Since June 30, 2011, neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has experienced any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, or other failure or deficiency in or of the SmartFinancial IT Systems. The SmartFinancial Parties and their Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary for the conduct of their respective businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is in breach of or default under any Contract relating to any of the SmartFinancial IT Systems.

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(r)          Labor Matters.

(i)          The SmartFinancial Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is subject to any employment-related grievance pending in or before any Governmental Entity, including without limitation the Equal Employment Opportunity Commission, the Tennessee Human Rights Commission, and the United States Department of Labor, and there are no facts or circumstances that could result in any such grievance. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement or contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is SmartFinancial or SmartBank, or any of their Subsidiaries, the subject of any proceeding in which it is asserted that SmartFinancial or SmartBank, or any of their Subsidiaries, has committed an unfair labor practice or seeking to compel SmartFinancial or SmartBank, or any of their Subsidiaries, to bargain with any labor organization as to wages and conditions of employment, nor, to the Knowledge of the SmartFinancial Parties, has any such proceeding been threatened, nor is there any strike, labor dispute, or organizational effort involving SmartFinancial or SmartBank, or any of their Subsidiaries, pending or, to the Knowledge of the SmartFinancial Parties, threatened.

(ii)         Set forth on Schedule 5.2(r)(ii) of the SmartFinancial Disclosure Memorandum is (A) a true, correct, and complete list of all employees (including any leased or temporary employees) of the SmartFinancial Parties and their Subsidiaries; (B) each such employee’s current rate of compensation; and (C) each such employee’s date of hire and accrued vacation, sick leave, and personal leave, as applicable. Set forth or identified on Schedule 5.2(r)(ii) of the SmartFinancial Disclosure Memorandum are the names of any employees of the SmartFinancial Parties or any of their Subsidiaries who are absent from work due to a leave of absence (including without limitation in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who are receiving workers’ compensation or disability compensation. There are no unpaid wages, salaries, bonuses, commissions, or other amounts owed to any employee of SmartFinancial or SmartBank or any of their Subsidiaries.

(iii)        To the Knowledge of the SmartFinancial Parties, no director, officer, employee, independent contractor, or consultant of or to SmartFinancial or SmartBank, or any of their Subsidiaries, is a party to or is otherwise bound by any Contract, including without limitation any confidentiality, non-competition, non-solicitation, or proprietary rights agreement, that could adversely affect the ability of SmartFinancial or SmartBank, or any of their Subsidiaries, to conduct its business as currently conducted.

(iv)        Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has classified any Person as an “independent contractor” or any similar status who, under applicable Law or the provisions of any SmartFinancial Benefit Plan (as defined below), should have been classified as an employee. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has any liability for improperly excluding any Person who provides or provided services to SmartFinancial or SmartBank, or any of their Subsidiaries, in any capacity from participating in any SmartFinancial Benefit Plan.

(v)         None of the officers or employees of SmartFinancial or SmartBank (or any of their Subsidiaries) have informed SmartFinancial or SmartBank (or their Subsidiaries) of their intent, and the SmartFinancial Parties do not have Knowledge that any of the officers or employees of SmartFinancial or SmartBank (or any of their Subsidiaries) have an intention, to terminate their employment relationship with SmartFinancial or SmartBank (or their Subsidiaries) during the next 12 months.

(vi)        There is no pending or, to the Knowledge of the SmartFinancial Parties, threatened suit, action, claim, or legal, administrative, arbitration, or other proceeding by or on behalf of any current or former employee of SmartFinancial or SmartBank or any of their Subsidiaries, including without limitation any suit, action, claim, or legal, administrative, arbitration, or other proceeding alleging noncompliance with applicable Laws respecting employment, employment practices, or terms and conditions of employment, but excluding workers’ compensation matters, and there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, claim, or legal, administrative, arbitration, or other proceeding.

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(s)            Benefit Plans.

(i)          Set forth on Schedule 5.2(s)(i) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance, change of control, fringe benefit, incentive, cafeteria or Code Section 125, welfare, and other benefit plans, contracts, agreements, and arrangements, including without limitation “employee benefit plans” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans, and arrangements, including split dollar life insurance arrangements, and all trust agreements and funding arrangements related thereto, which are or have been maintained by, contributed to (or required to be contributed to), or sponsored by SmartFinancial or SmartBank or an ERISA Affiliate with respect to any present or former directors, officers, or employees of SmartFinancial or SmartBank or any of their Subsidiaries (herein referred to collectively as the “SmartFinancial Benefit Plans”), including any and all plans or policies offered to employees of SmartFinancial or SmartBank, or any of their Subsidiaries, with respect to which SmartFinancial or SmartBank or an ERISA Affiliate has claimed or is claiming the safe harbor for “voluntary plans” under ERISA for group and group-type insurance arrangements (“SmartFinancial Voluntary Plans”). The SmartFinancial Parties have previously delivered or made available to the Cornerstone Parties true, correct, and complete copies of all plans, contracts, agreements, arrangements, and other documents referenced in Schedule 5.2(s)(i) of the SmartFinancial Disclosure Memorandum, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. There has been no announcement or commitment by SmartFinancial or SmartBank, or any of their Subsidiaries, to create any additional SmartFinancial Benefit Plan, to amend any SmartFinancial Benefit Plan (except for amendments required by applicable Law which do not materially increase the cost of such SmartFinancial Benefit Plan), or to terminate any SmartFinancial Benefit Plan. Each SmartFinancial Benefit Plan that provides for the payment of “deferred compensation,” including any employment agreement between SmartFinancial or SmartBank, or any of their Subsidiaries, and any employee, complies in all material respects with Section 409A of the Code.

(ii)         There is no pending, threatened, or suspected claim, litigation, action, administrative action, suit, audit, arbitration, mediation, or other proceeding relating to any SmartFinancial Benefit Plan. All of the SmartFinancial Benefit Plans comply in all material respects with applicable requirements of ERISA and the Code and other applicable Laws (including without limitation the portability, privacy, and security provisions of the Health Insurance Portability and Accountability Act of 1996; the Patient Protection and Affordable Care Act of 2009; the coverage continuation requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985; the Family and Medical Leave Act; the Mental Health Parity Act of 1996; the Mental Health Parity and Addiction Equity Act of 2008; the Uniformed Services Employment and Reemployment Rights Act; the Newborns’ and Mothers’ Health Protection Act of 1996; the Women’s Health and Cancer Rights Act; and the Genetic Information Nondiscrimination Act of 2008), and have been established, maintained, and administered in compliance, in all material respects, with all applicable requirements of ERISA and the Code and other applicable Laws and the terms and provisions of all documents, contracts, or agreements establishing the SmartFinancial Benefit Plans or pursuant to which they are maintained or administered. No audit of any SmartFinancial Benefit Plan by the IRS or the United States Department of Labor is ongoing or threatened or was ongoing, threatened, or closed since June 30, 2011. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any SmartFinancial Benefit Plan that is likely to result in, or has already resulted in, the imposition of any penalties or Taxes upon SmartFinancial or SmartBank, or any of their Subsidiaries, under Section 502(i) of ERISA or Section 4975 of the Code.

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(iii)        No liability to the Pension Benefit Guaranty Corporation has been, or is expected by the SmartFinancial Parties or their Subsidiaries to be, incurred with respect to any SmartFinancial Benefit Plan that is subject to Title IV of ERISA (a “SmartFinancial Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by SmartFinancial or SmartBank or any ERISA Affiliate. No SmartFinancial Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each SmartFinancial Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such SmartFinancial Pension Plan as of the end of the most recent plan year ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such SmartFinancial Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any SmartFinancial Pension Plan within the 12-month period ending on the date hereof. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has provided, or is required to provide, security to any SmartFinancial Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries or any ERISA Affiliate, has contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iv)        Each SmartFinancial Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “SmartFinancial Qualified Plan”) has received a current favorable determination letter from the IRS (or, in the case of an IRS pre-approved plan, the pre-approved plan has a current IRS opinion or advisory letter upon which the SmartFinancial Parties are entitled to rely under applicable IRS guidance), and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that could result in the revocation of any such favorable determination letter. Each SmartFinancial Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects, and any assets of any such SmartFinancial Qualified Plan that, as of the end of the most recent plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)         Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has any obligations for post-retirement or post-employment benefits under any SmartFinancial Benefit Plan that cannot be amended or terminated upon 60 days or less notice without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or similar state Laws, the cost of which is borne by the insured individuals.

(vi)        All contributions and payments (both employer and employee) required to be made with respect to any SmartFinancial Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable (both employer and employee) with respect to insurance policies funding any SmartFinancial Benefit Plan, for any period through the date hereof have been timely made or paid in full by the applicable due date, with extensions, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected or reserved against in the Interim SmartFinancial Financials to the extent required by GAAP or regulatory accounting requirements. Each SmartFinancial Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded. Any unfunded SmartFinancial Benefit Plan pays benefits solely from the general assets of SmartFinancial or SmartBank, or their applicable Subsidiary, for which arrangement the establishment of a trust under ERISA is not required. All unfunded benefits for which claims have been filed under a SmartFinancial Benefit Plan have been or are being processed for payment or otherwise adjudicated in accordance with the terms of the applicable SmartFinancial Benefit Plan and paid (to the extent payment is due), or will be paid, within the customary, normal, and routine claims processing and payment time frames followed by the SmartFinancial Benefit Plan and as required by ERISA. No unfunded SmartFinancial Benefit Plan is delinquent in the payment of benefits, and neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is delinquent in making its required contributions to any such unfunded SmartFinancial Benefit Plan so that the SmartFinancial Benefit Plan can pay benefits on a timely basis.

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(vii)       All required reports, notice, disclosures, and descriptions (including without limitation Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1, and summary plan descriptions) have been filed or distributed in accordance with applicable Law with respect to each SmartFinancial Benefit Plan. All required Tax filings with respect to each SmartFinancial Benefit Plan have been made, and any Taxes due in connection with such filings have been paid. Since June 30, 2011, neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to excise taxes under applicable provisions of the Code, and to the Knowledge of the SmartFinancial Parties there are no facts or circumstances that could reasonably be expected to result in SmartFinancial or SmartBank, or any of their Subsidiaries, being required by the Code to file any such Form 8928.

(viii)      Except as set forth on Schedule 5.2(s)(viii) of the SmartFinancial Disclosure Memorandum, neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, is a party to or bound by any Contract (including without limitation any severance, change of control, or employment agreement) that will, as a result or consequence of the execution or delivery of this Agreement, shareholder approval of this Agreement or the transactions contemplated hereby, or the consummation of the transactions, including the Merger, contemplated hereby, either alone or in connection with any other event, (A) entitle any current or former director, officer, employee, or independent contractor of SmartFinancial or SmartBank, or of any of their Subsidiaries, to severance pay or change of control or other benefits, or any increase in severance pay or other benefits, upon any termination of employment or of such Contract after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any withdrawal liability under or any other material obligation pursuant to, any of the SmartFinancial Benefit Plans, (C) result in any breach or violation of, or a default under, any of the SmartFinancial Benefit Plans, or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(ix)         Persons being provided coverage in or under each SmartFinancial Benefit Plan are described in such SmartFinancial Benefit Plan as being eligible for coverage under such SmartFinancial Benefit Plan, and neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has any liability for improperly including any Person as a participant in any SmartFinancial Benefit Plan in which such Person is or was not eligible for coverage.

(x)          All of the SmartFinancial Benefit Plans are nondiscriminatory with respect to eligibility and benefits under applicable provisions of the Code and other Laws.

(xi)         All SmartFinancial Voluntary Plans satisfy the regulatory safe arbor requirements provided by ERISA in order for such SmartFinancial Voluntary Plans to be considered not to be or to have been established, sponsored, or maintained by SmartFinancial or SmartBank or any of their Subsidiaries and not to constitute an “employee benefit plan” subject to ERISA.

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(t)          Properties.

(i)          Set forth on Schedule 5.2(t)(i) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all real property owned or leased by SmartFinancial or SmartBank, or any of their Subsidiaries, as of the date of this Agreement (including without limitation property carried on the books of SmartBank as “Other Real Estate Owned”). SmartFinancial and SmartBank and each of their Subsidiaries have good and marketable title to all real property owned by them (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any and all Liens, except Liens for current Taxes and assessments not yet due and payable for which adequate reserves have been established. Each lease pursuant to which SmartFinancial or SmartBank or any of their Subsidiaries leases real property is valid and binding and in full force and effect, and neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor any other party to any such lease, is in breach or default under or in violation of any provision of any such lease. The SmartFinancial Parties have previously delivered or made available to the Cornerstone Parties a true, correct, and complete copy of each such lease, including any amendments thereto. All real property owned or leased by SmartFinancial or SmartBank, or any of their Subsidiaries, is in good condition (normal wear and tear excepted), conforms with all applicable ordinances, regulations, and zoning and other Laws, and is reasonably considered by the SmartFinancial Parties to be adequate for the current business of the SmartFinancial Parties and their Subsidiaries. None of the buildings, structures, or other improvements located on any real property owned or leased by SmartFinancial or SmartBank, or any of their Subsidiaries, encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way.

(ii)         None of the real property owned or leased by SmartFinancial or SmartBank, or any of their Subsidiaries, nor any building, structure, fixture, or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain, or inverse condemnation proceeding currently instituted or pending, and the SmartFinancial Parties have no Knowledge that any of such real property, or any such building, structure, fixture, or improvement, will or may the subject of, or affected by, any such proceeding. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has experienced any restriction in access to or from public roads or any restriction in access to any utilities, including water, sewer, gas, electric, telephone, drainage, and other utilities used by SmartFinancial or SmartBank or any of their Subsidiaries in the operation of their business as presently conducted; there is no pending or, to the Knowledge of the SmartFinancial Parties, threatened governmental action that could prohibit or interfere with such access; and, to the Knowledge of the SmartFinancial Parties, no fact or condition exists which, with the passage of time or the giving of notice or both, may result in the termination, reduction, or impairment of such access.

(iii)        SmartFinancial and SmartBank and their Subsidiaries have good and marketable title to all personal property owned by them, in each case free and clear of any and all Liens. Each lease pursuant to which SmartFinancial or SmartBank, or any of their Subsidiaries, leases, as lessee, personal property is valid and binding and in full force and effect, and neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, nor any other party to any such lease, is in default under or in breach or violation of any provision of any such lease. The personal property owned or leased by SmartFinancial and SmartBank and their Subsidiaries is in good condition, normal wear and tear excepted, and is sufficient for the carrying on of the business of SmartFinancial and SmartBank and their Subsidiaries in the ordinary course consist with past practice.

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(u)          Environmental Matters.

(i)          Each of the properties of SmartFinancial and SmartBank and their Subsidiaries, the SmartFinancial Participation Facilities, and to the Knowledge of the SmartFinancial Parties the SmartFinancial Loan Properties are, and, as applicable, have been during the period of SmartFinancial’s or SmartBank’s, or their Subsidiaries’, ownership or operation thereof, in compliance with all Environmental Laws. There is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of the SmartFinancial Parties, threatened against SmartFinancial or SmartBank, or any of their Subsidiaries, or any SmartFinancial Participation Facility (A) for alleged noncompliance (including by any predecessor) with or liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased, or operated by SmartFinancial or SmartBank, or any of their Subsidiaries, or any SmartFinancial Participation Facility. To the Knowledge of the SmartFinancial Parties, there is no suit, claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or threatened against or relating to any SmartFinancial Loan Property (or SmartFinancial or SmartBank, or any of their Subsidiaries, in respect of any SmartFinancial Loan Property) and (A) relating to alleged noncompliance (including by any predecessor) with or liability under any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a SmartFinancial Loan Property. Neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, has received any notice, demand letter, executive or administrative order, directive, or request for information from any Governmental Entity or other third party indicating that it may be in violation of or have any liability under any Environmental Law.

(ii)         Except as set forth on Schedule 5.2(u)(ii) of the SmartFinancial Disclosure Memorandum, there are no underground storage tanks at or on any properties owned or operated by SmartFinancial or SmartBank, or any of their Subsidiaries, or any SmartFinancial Participation Facility, and neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor to the Knowledge of the SmartFinancial Parties any other Person, has closed or removed any underground storage tank on or from any property owned or operated by SmartFinancial or SmartBank, or any of their Subsidiaries, or any SmartFinancial Participation Facility.

(iii)        During the period of (A) the SmartFinancial Parties’ and their Subsidiaries’ ownership or operation of their respective properties and (B) the SmartFinancial Parties’ or their Subsidiaries’ participation in the management of any SmartFinancial Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under, or affecting such properties, except for releases of Hazardous Materials, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s). To the Knowledge of the SmartFinancial Parties, prior to the period of (A) the SmartFinancial Parties’ or their Subsidiaries’ ownership or operation of any of their respective properties or (B) the SmartFinancial Parties’ or their Subsidiaries’ participation in the management of any SmartFinancial Participation Facility, there was no contamination by or release of Hazardous Material in, on, under, or affecting such properties, except for releases of Hazardous Materials, individually or in the aggregate, in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release(s).

(iv)        The SmartFinancial Parties and their Subsidiaries have all permits, licenses, consents, orders, authorizations, and approvals required by the Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, any properties owned, leased, operated, or occupied by the SmartFinancial Parties or their Subsidiaries, and the SmartFinancial Parties and their Subsidiaries are in compliance in all material respects with all such permits, licenses, consents, orders, authorizations, and approvals. All such permits, licenses, consents, orders, authorizations, and approvals were duly issued, are in full force and effect, and will remain in full force and effect as of and after the Effective Time.

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(v)         Fairness Opinion. The board of directors of SmartFinancial has received from Hovde Group, LLC an opinion to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of SmartFinancial Common Stock.

(w)          Broker Fees. Except as set forth on Schedule 5.2(w) of the SmartFinancial Disclosure Memorandum, neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, nor any of their respective officers, directors, employees, or agents, has employed any broker, investment banker, or finder or incurred any liability (whether contingent or otherwise) for any financial advisory, investment banking, brokerage, or finder’s fees, commissions, or expenses, and no broker, investment banker, or finder has acted directly or indirectly for or on behalf of SmartFinancial or SmartBank or any of their Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(x)          Loan Matters.

(i)          All Loans held by SmartFinancial or SmartBank or any of their Subsidiaries were made for good, valuable, and adequate consideration in the ordinary course of business and in accordance with sound banking practices, and none of such Loans are subject to any defenses, setoffs, or counterclaims, including without limitation any of such as are afforded by usury or truth in lending Laws, except, however, such as may be provided by bankruptcy, insolvency, or similar Laws or by general principles of equity. The promissory notes or other evidences of indebtedness evidencing such Loans and all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related thereto are legal, valid, binding, and enforceable.

(ii)         Except as set forth on Schedule 5.2(x)(ii) of the SmartFinancial Disclosure Memorandum, neither the terms of any Loan held, originated, made, administered, or serviced by SmartFinancial or SmartBank or any of their Subsidiaries, any of the documentation for any such Loan, the manner in which any such Loan has been administered or serviced, nor SmartFinancial’s or SmartBank’s or their Subsidiaries’ practices of approving or rejecting Loan applications violate any Law applicable thereto, including without limitation the Truth in Lending Act, Regulation B, Regulation O, and Regulation Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state Laws relating to consumer protection, installment sales, and usury.

(iii)        The SmartFinancial Parties’ allowance for loan and lease losses is, and shall be as of the Effective Time, in compliance with their existing methodology for determining the adequacy of their allowance for loan and lease losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and shall be adequate under all such standards.

(iv)        Except as set forth on Schedule 5.2(x)(iv) of the SmartFinancial Disclosure Memorandum, none of the Contracts pursuant to which SmartFinancial or SmartBank or any of their Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contain any liability or obligation on the part of SmartFinancial or SmartBank or any of their Subsidiaries to repurchase such Loans or interests therein.

(v)         Set forth on Schedule 5.2(x)(v) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all Loans, as of the date hereof, by SmartFinancial or SmartBank or any of their Subsidiaries to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of SmartFinancial or SmartBank or any of their Subsidiaries. All such Loans are, and were originated, in compliance with all applicable Laws.

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(vi)        Set forth on Schedule 5.2(x)(vi) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete listing, as of November 30, 2014, by account of: (A) each borrower, customer, or other Person who has notified SmartFinancial or SmartBank or any of their Subsidiaries during the past 12 months of, or has asserted against SmartFinancial or SmartBank or any of their Subsidiaries, any “lender liability” or similar claim; and (B) all Loans of SmartFinancial and SmartBank and their Subsidiaries (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “special mention,” “substandard,” “doubtful,” “loss,” or words of similar import, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loans due to concerns regarding the borrowers’ ability to pay in accordance with the Loans’ original terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all assets classified by SmartFinancial or SmartBank or any of their Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure, in each case including the book value thereof as of November 30, 2014.

(y)          Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business and as otherwise set forth on Schedule 5.2(y) of the SmartFinancial Disclosure Memorandum , no current or former officer or director of SmartFinancial or SmartBank or any of their Subsidiaries, or any family member or Affiliate of any such Person, has any material direct or indirect interest in any Contract or property, real or personal, tangible or intangible, of, used in or pertaining to the business of, or owned or leased by SmartFinancial or SmartBank or any of their Subsidiaries.

(z)          Insurance. Set forth on Schedule 5.2(z) of the SmartFinancial Disclosure Memorandum is a true, correct, and complete list of all policies of insurance currently held or maintained by or providing coverage for SmartFinancial or SmartBank or any of their Subsidiaries, including without limitation bank-owned life insurance (collectively, the “SmartFinancial Insurance Policies”), including for each such SmartFinancial Insurance Policy (i) the name of the insurer, (ii) the named insured(s), (iii) the nature of the coverage, (iv) the policy limits (on a per occurrence and aggregate basis), (v) the annual premiums, and (vi) the expiration date. SmartFinancial and SmartBank and their Subsidiaries are insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All of the SmartFinancial Insurance Policies are in full force and effect, neither SmartFinancial nor SmartBank nor any of their Subsidiaries is in default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute a default or permit a termination, modification, or acceleration under any of the SmartFinancial Insurance Policies; all premiums due and payable with respect to the SmartFinancial Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in a timely fashion. There is no claim for coverage by SmartFinancial or SmartBank or any of their Subsidiaries pending under any of the SmartFinancial Insurance Policies as to which coverage has been questioned, denied, or disputed. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under any of the SmartFinancial Insurance Policies.

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(aa)         Investment Securities; Derivatives. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by SmartFinancial or SmartBank or any of their Subsidiaries are subject to any restriction (whether contractual, statutory, or otherwise) that could materially impair the ability of the entity holding such investment securities freely to dispose of such investment securities at any time. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries is a party to or has agreed to enter into any exchange-traded or over-the-counter equity, interest rate, foreign exchange, or other swap, forward, future, option, cap, floor, or collar, or any other Contract that is a derivative contract (including various combinations thereof), or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)         Transactions in Securities. All offers and sales of SmartFinancial Stock by SmartFinancial, and all offers and sales of SmartBank Stock by SmartBank, were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act and applicable state securities or “Blue Sky” Laws. Neither the SmartFinancial Parties nor, to the Knowledge of the SmartFinancial Parties, (i) any director or officer of SmartFinancial or SmartBank, (ii) any Person related to any such director or officer by blood, marriage, or adoption and residing in the same household, or (iii) any Person who has been knowingly provided material nonpublic information by any one or more of any of the foregoing Persons has purchased or sold, or caused to be purchased or sold, any shares of SmartFinancial Stock or SmartBank Stock or other securities issued by SmartFinancial or SmartBank in violation of any applicable provision of federal or state securities Laws.

(cc)         Transactions with Affiliates. All “covered transactions” between SmartBank and any “affiliate” within the meaning of Section 23A and Section 23B of the Federal Reserve Act and the regulations promulgated pursuant thereto have been in compliance with such provisions of Law.

(dd)         Fiduciary Accounts. SmartFinancial and SmartBank and their Subsidiaries have properly administered all accounts for which they serve or act as a fiduciary, including without limitation accounts for which they serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of all governing documents and applicable Laws. Neither SmartFinancial nor SmartBank nor any of their Subsidiaries, nor to the Knowledge of the SmartFinancial Parties any of their or their Subsidiaries’ respective directors, officers, or employees, have committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(ee)         Tax Treatment of Transaction. The SmartFinancial Parties have no Knowledge of any fact or circumstance relating to them or any of their Subsidiaries that would or could be expected to prevent the Merger contemplated by this Agreement from qualifying as a “reorganization” under Section 368(a) of the Code.

(ff)         CRA, Anti-Money Laundering, OFAC, and Customer Information Security. SmartBank received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The SmartFinancial Parties do not have Knowledge of any facts or circumstances that would or could be expected to cause SmartBank (i) to be deemed not to be in satisfactory compliance with the CRA and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal banking regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (iii) to be deemed not to be in satisfactory compliance with applicable privacy of customer or consumer information requirements contained in any federal or state privacy Laws, including without limitation in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by SmartBank. To the Knowledge of the SmartFinancial Parties, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which could, or could be expected to, cause SmartBank to undertake any remedial action. The board of directors of SmartBank has adopted, and SmartBank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act, and such anti-money laundering program meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder, and SmartBank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

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(gg)         Internal Controls. SmartFinancial and SmartBank and their Subsidiaries have devised and maintained a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the ability of SmartFinancial or SmartBank or their Subsidiaries to record, process, summarize, and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a role in the SmartFinancial Parties’ internal controls over financial reporting.

(hh)         Regulatory Capital. SmartFinancial and SmartBank are “well-capitalized” as such term is defined in 12 C.F.R. 225.2 and 12 C.F.R. 325.103, respectively.

(ii)         Required Shareholder Vote. The affirmative vote of holders of at least a majority of the issued and outstanding shares of SmartFinancial Common Stock is required for the approval of this Agreement and the Merger by the shareholders of SmartFinancial under the charter and bylaws of SmartFinancial and the Corporation Act. Approval of this Agreement and the Merger by the holder(s) of SmartFinancial Series A Stock is not required by the charter or bylaws of SmartFinancial or the Corporation Act.

(jj)         Disclosure. No representation or warranty of the SmartFinancial Parties contained in this Agreement, and no statement contained in the SmartFinancial Disclosure Memorandum or in any certificate delivered by SmartFinancial or SmartBank, contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

CONDUCT PENDING THE MERGER

Section 6.1           Bancshares and Cornerstone Forbearances. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law or at the direction of a Governmental Entity, or (iii) with the prior written consent of the SmartFinancial Parties, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither Bancshares nor Cornerstone shall, and each of Bancshares and Cornerstone shall cause its Subsidiaries not to:

(a)          Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable best efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

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(b)          Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (ii) Federal Home Loan Bank advances with a maturity of not more than two years; prepay any indebtedness or other similar arrangements so as to cause Bancshares or Cornerstone, or any of their Subsidiaries, to incur any prepayment penalty thereunder; or purchase any brokered deposits;

(c)          Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than (i) dividends due and payable by Bancshares to holders of Bancshares Series A Stock in accordance with the terms of the Bancshares Series A Stock (the “Bancshares Preferred Stock Dividends”) and (ii) dividends by Cornerstone to Bancshares for the purpose of funding the payment by Bancshares of the Bancshares Preferred Stock Dividends, expenses incurred by Bancshares in connection with the transactions contemplated by this Agreement, and other ordinary course operating expenses of Bancshares; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock, except in connection with a Financing Transaction; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise of Bancshares Options outstanding as of the date hereof or in connection with a Financing Transaction; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d)          Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “Other Real Estate Owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e)          Make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f)          Except (i) as contemplated by Section 6.1(g) or (ii) as set forth on Schedule 6.1(f) of the Cornerstone Disclosure Memorandum, enter into, renew or fail to renew, amend, modify, cancel, or terminate any new or existing Cornerstone Material Contract;

(g)          Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices where the principal amount of the subject Loan does not exceed $500,000 or (ii) Loans as to which Bancshares and Cornerstone, or their Subsidiaries, have binding obligations to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.1(g) of the Cornerstone Disclosure Memorandum; provided, however, that neither Bancshares nor Cornerstone, nor any of their Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $1,000,000;

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(h)          Extend credit to, directly or indirectly, any Person who has a Loan with Bancshares or Cornerstone or any of their Subsidiaries that has been and remains classified by Bancshares or Cornerstone (or any of their Subsidiaries) or the FDIC or TDFI as “doubtful,” “substandard,” or “special mention” or that has been and remains on non-accrual status (a “Cornerstone Classified Borrower”), except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such Cornerstone Classified Borrower and such Cornerstone Classified Borrower’s family members and Affiliates do not and would not exceed $250,000 in the aggregate;

(i)          Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a Cornerstone Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such Cornerstone Classified Borrower and such Cornerstone Classified Borrower’s family members and Affiliates do not and would not exceed $250,000 in the aggregate;

(j)          Except for Loans made in strict compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of Bancshares or Cornerstone or any of their Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k)          Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to Bancshares or Cornerstone or any of their Subsidiaries and in accordance with past practice, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $25,000 or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

(l)          Except as set forth on Schedule 6.1(l) of the Cornerstone Disclosure Memorandum, (i) increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; (ii) become a party to, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, retention, change of control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; (iii) amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; (iv) elect or appoint to any office with the title of executive vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or (v) hire any employee with an annualized salary (excluding health insurance and retirement plan benefits) in excess of $50,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

(m)          Amend its charter, bylaws, articles of organization, operating agreement, or other governing documents, or enter into any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any letter of intent or agreement in principle with respect thereto;

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(n)          Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(o)          Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;

(p)          Make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof or as currently budgeted by the Cornerstone Parties and, in each case, disclosed on Schedule 6.1(p) of the Cornerstone Disclosure Memorandum;

(q)          Establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facilities, or file any application or notice to relocate or close or terminate the operations of any banking office or facilities;

(r)          Enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s)          Make any material changes in policies or procedures in existence on the date of this Agreement with regard to the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(t)          Except with respect to foreclosures in process as of the date of this Agreement, foreclose upon or take a deed or title to any real estate without providing prior notice to the SmartFinancial Parties;

(u)          Make or change any material election in respect of Taxes, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(v)         Take any action that is intended or could be expected to result in (i) any of the representations or warranties of the Cornerstone Parties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(w)          Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

(x)          Enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(y)          Take any action that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(z)          Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

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Section 6.2           SmartFinancial and SmartBank Forbearances. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law or at the direction of a Governmental Entity, or (iii) with the prior written consent of the Cornerstone Parties, which consent will not be unreasonably withheld, from the date of this Agreement until the Effective Time, neither SmartFinancial nor SmartBank shall, and each of SmartFinancial and SmartBank shall cause its Subsidiaries not to:

(a)          Conduct its business other than in the regular, ordinary, and usual course consistent with past practice; fail to use commercially reasonable best efforts to maintain and preserve intact its business organizations and customer and other business relationships, and retain the services of its current officers and employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          Incur, renew, modify, extend, or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, other than (i) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (ii) Federal Home Loan Bank advances with a maturity of not more than two years; prepay any indebtedness or other similar arrangements so as to cause SmartFinancial or SmartBank, or any of their Subsidiaries, to incur any prepayment penalty thereunder; or purchase any brokered deposits;

(c)          Adjust, split, combine, or reclassify any of its capital stock; make, declare, pay, or set aside for payment any dividend or other distribution on or in respect of its capital stock, other than (i) dividends due and payable by SmartFinancial to holders of SmartFinancial Series A Stock in accordance with the terms of the SmartFinancial Series A Stock (the “SmartFinancial Preferred Stock Dividends”) and (ii) dividends by SmartBank to SmartFinancial for the purpose of funding the payment by SmartFinancial of the SmartFinancial Preferred Stock Dividends, expenses incurred by SmartFinancial in connection with the transactions contemplated by this Agreement, and other ordinary course operating expenses of SmartFinancial; grant any Person any right to acquire any shares of its capital stock or any securities or rights convertible into or exercisable for its capital stock; issue any additional shares of capital stock or any securities or obligations convertible into or exercisable for any shares of its capital stock, except pursuant to the exercise of SmartFinancial Options outstanding as of the date hereof; or directly or indirectly redeem, purchase, repurchase, or otherwise acquire any shares of its capital stock;

(d)          Other than in the ordinary course of business consistent with past practice, (i) sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties, assets, or business (including without limitation “Other Real Estate Owned”) or (ii) cancel, release, or assign any material indebtedness or claims or waive any rights of substantial value;

(e)          Make any equity investment, either by purchase of stock or other securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person, or form any new Subsidiary or dissolve, liquidate, or terminate any existing Subsidiary;

(f)          Except (i) as contemplated by Section 6.2(g) or (ii) as set forth on Schedule 6.2(f) of the SmartFinancial Disclosure Memorandum, enter into, renew or fail to renew, amend, modify, cancel, or terminate any new or existing SmartFinancial Material Contract;

(g)          Make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, except (i) in conformity with existing lending practices where the principal amount of the subject Loan does not exceed $500,000 or (ii) Loans as to which SmartFinancial and SmartBank, or their Subsidiaries, have binding obligations to make such Loans (including without limitation lines of credit and letters of credit) as of the date of this Agreement and which are disclosed on Schedule 6.2(g) of the SmartFinancial Disclosure Memorandum; provided, however, that neither SmartFinancial nor SmartBank, nor any of their Subsidiaries, shall make, renew, increase the amount of, extend the term of, or modify any Loan, or commit to make, renew, increase the amount of, extend the term of, or modify any Loan, to any Person if, when aggregated with all other outstanding Loans and commitments for Loans to such Person and such Person’s family members and Affiliates, the aggregate principal amount of all such Loans and commitments would exceed $1,000,000;

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(h)          Extend credit to, directly or indirectly, any Person who has a Loan with SmartFinancial or SmartBank or any of their Subsidiaries that has been and remains classified by SmartFinancial or SmartBank (or any of their Subsidiaries) or the Federal Reserve or TDFI as “doubtful,” “substandard,” or “special mention” or that has been and remains on non-accrual status (a “SmartFinancial Classified Borrower”), except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such SmartFinancial Classified Borrower and such SmartFinancial Classified Borrower’s family members and Affiliates do not and would not exceed $250,000 in the aggregate;

(i)          Renegotiate, renew, increase the amount of, extend the term of, or modify any Loan with or to a SmartFinancial Classified Borrower, except (i) in conformity with existing lending practices and regulatory requirements and (ii) where all outstanding Loans and commitments for Loans to such SmartFinancial Classified Borrower and such SmartFinancial Classified Borrower’s family members and Affiliates do not and would not exceed $250,000 in the aggregate;

(j)          Except for Loans made in strict compliance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), make or increase the amount of any Loan, or commit to make or increase the amount of any Loan, to any director, executive officer, or principal shareholder (as such terms are defined in Regulation O) of SmartFinancial or SmartBank or any of their Subsidiaries, or any entity controlled, directly or indirectly, by any such Person;

(k)          Commence any claim, action, suit, or proceeding, other than to enforce an obligation owed to SmartFinancial or SmartBank or any of their Subsidiaries and in accordance with past practice, or enter into any settlement or similar agreement with respect to any claim, action, suit, or proceeding, which claim, action, suit, proceeding, or settlement or other agreement (i) involves the payment by it of an amount in excess of $25,000 or (ii) would impose any material restriction on its business or operations or the operations of any of its Subsidiaries;

(l)          Except as set forth on Schedule 6.2(l) of the SmartFinancial Disclosure Memorandum, (i) increase in any manner the salary, wages, bonuses, compensation, or other benefits of, for, or payable to any of its directors, officers, or employees (except for normal employee wage and salary increases in the ordinary course of business consistent with past practice not exceeding 3% per year on a per employee basis), or pay any bonus, pension, retirement allowance, or contribution not required by or accrued for under any existing plan, agreement, or arrangement to any such directors, officers, or employees; (ii) become a party to, amend, renew, terminate, extend, or commit to any pension, retirement, profit-sharing, welfare, or other benefit plan, agreement, or arrangement, or any employment, severance, retention, change of control, consulting, or other Contact, with or for the benefit of any director, officer, or employee, except as required by applicable Law; (iii) amend, modify, or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; (iv) elect or appoint to any office with the title of executive vice president or higher any Person who does not hold such office as of the date of this Agreement or elect or appoint, or propose or recommend for election or appointment, to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement; or (v) hire any employee with an annualized salary (excluding health insurance and retirement plan benefits) in excess of $50,000, except as may be necessary to replace an employee (other than an officer with a title of executive vice president or higher) whose employment is terminated, whether voluntarily or involuntarily;

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(m)          Amend its charter, bylaws, articles of organization, operating agreement, or other governing documents, or enter into any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any letter of intent or agreement in principle with respect thereto;

(n)          Increase or decrease the rates of interest paid on time deposits or certificates of deposit, except in the ordinary course of business consistent with past practice;

(o)          Purchase any debt security, including mortgage-backed and mortgage-related securities, other than United States government and United States government agency securities with final maturities of less than two years;

(p)          Make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof or as currently budgeted by the SmartFinancial Parties and, in each case, disclosed on Schedule 6.2(p) of the SmartFinancial Disclosure Memorandum;

(q)          Except as set forth on Schedule 6.2(q) of the SmartFinancial Disclosure Memorandum, establish or commit to the establishment of any new branch office, loan or deposit production office, or other banking office or facilities, or file any application or notice to relocate or close or terminate the operations of any banking office or facilities;

(r)          Enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, or interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s)          Make any material changes in policies or procedures in existence on the date of this Agreement with regard to the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, or asset/liability management, or in any other material banking policies or procedures, except as may be required by changes in applicable Law or GAAP or at the direction of a Governmental Entity;

(t)          Except with respect to foreclosures in process as of the date of this Agreement, foreclose upon or take a deed or title to any real estate without providing prior notice to the Cornerstone Parties;

(u)          Make or change any material election in respect of Taxes, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment, collection, or determination of any Taxes, enter into any closing agreement with respect to any Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return;

(v)         Take any action that is intended or could be expected to result in (i) any of the representations or warranties of the SmartFinancial Parties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, or (iii) a breach or violation of any provision of this Agreement;

(w)          Adopt or implement any change in its accounting principles, practices, or methods, other than as may be required by GAAP or regulatory guidelines;

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(x)          Enter into any new line of business, introduce any new products or services, or change the manner in which its investment securities or loan portfolio is classified or reported;

(y)          Take any action that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(z)          Agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

Section 6.3           Absence of Control. It is the mutual intent of the Parties that (i) neither SmartFinancial nor SmartBank shall, by reason of this Agreement, be deemed to control, directly or indirectly, Bancshares or Cornerstone or to exercise, directly or indirectly, a controlling influence over the management or policies of Bancshares or Cornerstone and (ii) neither Bancshares nor Cornerstone shall, by reason of this Agreement, be deemed to control, directly or indirectly, SmartFinancial or SmartBank or to exercise, directly or indirectly, a controlling influence over the management or policies of SmartFinancial or SmartBank.

ARTICLE VII

COVENANTS

Section 7.1           Acquisition Proposals.

(a)          Each Party shall, and shall direct and use its reasonable best efforts to cause its Subsidiaries and its and its Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Person other than the other Parties hereto with respect to the possibility, consideration, or consummation of any Acquisition Proposal, and will use its reasonable best efforts to enforce, and will direct and use its reasonable best efforts to cause its Subsidiaries to use their reasonable best efforts to enforce, any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting any other party or parties thereto to promptly return or destroy any confidential information previously furnished by or on behalf of such Party or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.

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(b)          From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each Party shall not, and shall direct and cause its Subsidiaries and its and its Subsidiaries’ Affiliates, directors, officers, employees, agents, and representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) not to, directly or indirectly through another Person, (i) solicit, initiate, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate or that could result in, any inquiries or discussions regarding, or the making of any proposal or offer that constitutes or could be expected to lead to, an Acquisition Proposal; (ii) provide any non-public information or data regarding such Party or any of its Subsidiaries to any Person other than the other Parties hereto relating to or in connection with any Acquisition Proposal or any inquiry or indication of interest that could be expected to lead to an Acquisition Proposal; (iii) continue or participate in any discussions or negotiations, or otherwise communicate in any way with any Person other than the other Parties hereto, regarding any Acquisition Proposal; (iv) approve, endorse, or recommend, or execute, enter into, or consummate, any indication of interest, letter of intent, or other Contract relating to any Acquisition Proposal or requiring such Party to abandon, terminate, or fail to consummate the transactions contemplated hereby, or propose to do any of the foregoing; or (v) make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal; provided, however, that (y) prior to the date of the SmartFinancial Meeting, if the SmartFinancial board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would cause the SmartFinancial board of directors to breach its fiduciary duties under applicable Law, SmartFinancial and SmartBank may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.1 that the SmartFinancial board of directors determines in good faith constitutes a Superior SmartFinancial Proposal, subject to providing 48 hours prior written notice of their decision to take such action to the Cornerstone Parties and identifying the Person making the Superior SmartFinancial Proposal and all of the material terms and conditions of such Superior SmartFinancial Proposal and compliance with Section 7.1(c), (1) furnish information with respect to SmartFinancial and SmartBank and their Subsidiaries to any Person making such Superior SmartFinancial Proposal pursuant to a customary confidentiality agreement on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement, and (2) participate in discussions or negotiations with such Person regarding such Superior SmartFinancial Proposal, and (z) prior to the date of the Bancshares Meeting, if the Bancshares board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would cause the Bancshares board of directors to breach its fiduciary duties under applicable Law, Bancshares and Cornerstone may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 7.1 that the Bancshares board of directors determines in good faith constitutes a Superior Bancshares Proposal, subject to providing 48 hours prior written notice of their decision to take such action to the SmartFinancial Parties and identifying the Person making the Superior Bancshares Proposal and all of the material terms and conditions of such Superior Bancshares Proposal and compliance with Section 7.1(c), (1) furnish information with respect to Bancshares and Cornerstone and their Subsidiaries to any Person making such Superior Bancshares Proposal pursuant to a customary confidentiality agreement on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement, and (2) participate in discussions or negotiations with such Person regarding such Superior Bancshares Proposal.

(c)          In addition to the obligations of the Parties set forth above, each Party shall promptly (within not more than 24 hours) advise the other Parties orally and in writing of its receipt of any Acquisition Proposal, or any request for information or inquiry which could be expected to lead to an Acquisition Proposal, and shall keep the other Parties informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall provide to the other Parties any written materials received by such Party or any of its Subsidiaries in connection therewith. Additionally, each Party shall contemporaneously provide or make available to the other Parties all materials provided or made available to any third party pursuant to this Section 7.1 which have not been previously provided or made available to such other Parties.

(d)          For the avoidance of doubt, each Party expressly agrees that any breach or violation of the provisions of this Section 7.1 by any of its Subsidiaries or by any of its or its Subsidiaries’ Affiliates, directors, officers, employees, agents, or representatives (including without limitation any investment banker, financial advisor, attorney, accountant, or other representative retained by such Party or any of its Subsidiaries) shall be deemed a breach or violation of this Section 7.1 by such Party.

(e)          Nothing contained in this Section 7.1 shall prevent a Party or such Party’s board of directors from (i) taking the actions permitted by Section 7.8(b) and Section 7.9(b) of this Agreement or (ii) informing any Person who submits an unsolicited, bona fide Acquisition Proposal of such Party’s obligations pursuant to this Section 7.1.

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Section 7.2           Notice of Certain Matters. Prior to the Effective Time, each Party shall promptly notify the other Parties in writing of any fact, event, occurrence, circumstance, or condition known to it that (a) constitutes or has caused, or could be expected to cause, a material breach of any of the representations, warranties, covenants, or agreements of such Party set forth in this Agreement, provided, however, that no such notification shall (i) affect the representations, warranties, covenants, or agreements of the Parties, or the conditions to the obligations of the Parties, contained in this Agreement or (ii) be deemed to amend or supplement the Disclosure Memoranda; (b) has had, or is reasonably likely to have, either individually or taken together with all other facts, events, occurrences, circumstances, and conditions known to such Party, a Bancshares Material Adverse Effect (as to any notice required to be given by the Cornerstone Parties) or a SmartFinancial Material Adverse Effect (as to any notice required to be given by the SmartFinancial Parties); (c) would, or could be expected to, prohibit, impede, or materially delay the consummation of the transactions contemplated by this Agreement. Further, each Party shall promptly give notice to the other Parties of any notice or other communication from any third party alleging that the consent or approval of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

Section 7.3           Access and Information.

(a)          Prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Cornerstone Parties shall, and shall cause their Subsidiaries to, afford to the SmartFinancial Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the SmartFinancial Parties) reasonable access during normal business hours to the books, records (including without limitation Tax Returns and work papers of independent auditors and materials prepared in connection with meetings of the boards of directors of Bancshares and Cornerstone), Contracts, properties, assets, and personnel of the Cornerstone Parties and their Subsidiaries, as well as such other information relating to the Cornerstone Parties or their Subsidiaries as the SmartFinancial Parties may reasonably request. Likewise, prior to the Effective Time, upon reasonable notice and subject to applicable Laws relating to the exchange of information, the SmartFinancial Parties shall, and shall cause their Subsidiaries to, afford to the Cornerstone Parties and their representatives (including without limitation their directors, officers, and employees and financial advisors, legal counsel, accountants, and other professionals retained by the Cornerstone Parties) reasonable access during normal business hours to the books, records (including without limitation Tax Returns and work papers of independent auditors and materials prepared in connection with meetings of the boards of directors of SmartFinancial and SmartBank), Contracts, properties, assets, and personnel of the SmartFinancial Parties and their Subsidiaries, as well as such other information relating to the SmartFinancial Parties or their Subsidiaries as the Cornerstone Parties may reasonably request.

(b)          From the date of this Agreement until the Effective Time, each of the Cornerstone Parties shall, and shall cause it Subsidiaries to, promptly furnish to the SmartFinancial Parties, and each of the SmartFinancial Parties shall, and shall cause its Subsidiaries to, promptly furnish to the Cornerstone Parties, (i) a copy of any report, application, notice, schedule, or other document or instrument filed with or received from any Governmental Entity, (ii) a copy of any report or other materials provided by it to its senior management or board of directors, and (iii) such other information regarding its or its Subsidiaries’ business, properties, assets, or personnel as any other Party may reasonably request, subject to the attorney-client privilege. Additionally, prior to the Effective Time, each of the Cornerstone Parties shall deliver to the SmartFinancial Parties, and each of the SmartFinancial Parties shall deliver to the Cornerstone Parties, (i) as soon as practicable, but in no event more than 20 days, after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) its consolidated statement of financial condition and consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and (ii) as soon as practicable, but in no event more than 60 days after the end of each fiscal year ending after the date of this Agreement, its consolidated statement of financial condition and consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for such year prepared in accordance with GAAP.

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(c)          No investigation by the Parties or their representatives pursuant to this Section 7.3 shall affect or be deemed to modify any of the representations, warranties, covenants, or agreements of the Parties set forth in this Agreement.

Section 7.4           Regulatory Filings; Consents and Approvals.

(a)          The Parties shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all filings, and to obtain all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. The SmartFinancial Parties shall use their reasonable best efforts to make any initial application, notice, and waiver filings required by the Federal Reserve or the TDFI in connection with the Merger within 45 days after the date of this Agreement. Each Party shall have the right to review in advance, and to the extent practicable each Party shall consult with the other Parties with respect to, in each case subject to applicable Laws relating to the exchange of information, all written applications, notices, and waiver requests, and any other written information, submitted to any Governmental Entity or other third party in connection with the transactions contemplated hereby. In exercising the foregoing rights, each Party agrees to act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Parties with respect to the obtaining of all permits, consents, approvals, waivers, and authorizations of all Governmental Entities and other third parties, including the Regulatory Approvals, necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party shall keep the other Parties reasonably apprised of the status of material matters relating to the consummation of such transactions. Each Party further agrees to provide the other Parties with a copy of all written correspondence to or from any Governmental Entity relating to the Merger.

(b)          Each Party agrees to, upon request, furnish the other Parties with all information concerning itself, its Subsidiaries, and its directors, officers, and shareholders, as well as such other matters, as may be necessary or advisable in connection with any filing, notice, or application made or given by or on behalf of such other Parties or any of their Subsidiaries with or to any Governmental Entity or other third party.

Section 7.5           Antitakeover Provisions. Bancshares and Cornerstone shall take all steps required by any applicable Law or under any relevant agreement or other document to exempt or continue to exempt the SmartFinancial Parties, this Agreement, and the transactions contemplated by this Agreement from any provisions of an antitakeover nature in Bancshares’ or Cornerstone’s charter, bylaws, or other governing documents and the provisions of any federal or state antitakeover Laws. Likewise, SmartFinancial and SmartBank shall take all steps required by any applicable Law or under any relevant agreement or other document to exempt or continue to exempt the Cornerstone Parties, this Agreement, and the transactions contemplated by this Agreement from any provisions of an antitakeover nature in SmartFinancial’s or SmartBank’s charter, bylaws, or other governing documents and the provisions of any federal or state antitakeover Laws.

Section 7.6           Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to promptly take, or cause to be promptly taken, all actions, and to promptly do, or cause to be promptly done, all things, necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably possible, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from Governmental Entities, effecting all necessary registrations, applications, and filings (including without limitation filings under any applicable federal or state securities Laws), and obtaining any required contractual consents and regulatory approvals.

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Section 7.7           Publicity. The Parties shall consult with each other before issuing any press release or making any public statements or disclosures (including without limitation written communications to shareholders) with respect to this Agreement or the transactions, including the Merger, contemplated hereby and shall not issue any such press release or make any such public statements or disclosures without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that nothing contained in this Section 7.7 shall be deemed to prohibit a Party from making any disclosure that legal counsel to such Party determines necessary in order to satisfy such Party’s disclosure obligations under applicable Law.

Section 7.8           Bancshares Shareholders Meeting.

(a)          Bancshares shall take, in accordance with applicable Law and its charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of Bancshares’ shareholders (including any adjournment or postponement thereof, the “Bancshares Meeting”) for the purpose of Bancshares’ shareholders considering and voting on approval of this Agreement, the Authorized Stock Amendment, the Amended and Restated Bancshares Charter, the Amended and Restated Bancshares Bylaws, the Series A Redemption Amendment, the Reverse Stock Split Amendment, the Bancshares Incentive Plan, and any other matters required to be approved by Bancshares’ shareholders for the consummation of the transactions contemplated hereby. Except with the prior approval of the SmartFinancial Parties (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or approval of Bancshares’ shareholders at the Bancshares Meeting. Subject to Section 7.8(b), Bancshares and its board of directors (i) shall at all times prior to and during the Bancshares Meeting recommend to Bancshares’ shareholders the approval of this Agreement, the Authorized Stock Amendment, the Amended and Restated Bancshares Charter, the Amended and Restated Bancshares Bylaws, the Series A Redemption Amendment, the Reverse Stock Split Amendment, and the Bancshares Incentive Plan, and shall take all reasonable and lawful action to solicit and obtain such approvals of Bancshares’ shareholders, and (ii) shall not withdraw, modify, or qualify in any manner adverse to the SmartFinancial Parties their recommendation of this Agreement, the Authorized Stock Amendment, the Amended and Restated Bancshares Charter, the Amended and Restated Bancshares Bylaws, the Series A Redemption Amendment, the Reverse Stock Split Amendment, or the Bancshares Incentive Plan to Bancshares’ shareholders, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “Bancshares Change of Recommendation”). Notwithstanding any Bancshares Change of Recommendation, this Agreement and the Authorized Stock Amendment, the Amended and Restated Bancshares Charter, the Amended and Restated Bancshares Bylaws, the Series A Redemption Amendment, the Reverse Stock Split Amendment, and the Bancshares Incentive Plan shall be submitted to the shareholders of Bancshares at the Bancshares Meeting for the purpose of Bancshares’ shareholders considering and voting on approval of this Agreement, the Authorized Stock Amendment, the Amended and Restated Bancshares Charter, the Amended and Restated Bancshares Bylaws, the Series A Redemption Amendment, the Reverse Stock Split Amendment, the Bancshares Incentive Plan and any other matters required to be approved by Bancshares’ shareholders for the consummation of the transactions contemplated hereby. Additionally, neither Bancshares nor Cornerstone shall submit to or for a vote of its shareholder(s) any Acquisition Proposal other than the transactions contemplated by this Agreement.

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(b)          Notwithstanding the foregoing, Bancshares and its board of directors may make a Bancshares Change of Recommendation if, but only if:

(i)          The Cornerstone Parties have complied in all material respects with Section 7.1;

(ii)         The Bancshares board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to do so would result in a violation of its fiduciary duties under applicable Law; and

(iii)        In the event the Bancshares Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the Bancshares board of directors has concluded in good faith, after giving effect to all of the adjustments which may be offered by the SmartFinancial Parties pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Bancshares Proposal, (B) Bancshares notifies the SmartFinancial Parties at least five Business Days in advance of its intention to effect a Bancshares Change of Recommendation in response to such Superior Bancshares Proposal, and furnishes to the SmartFinancial Parties the identity of the Person making such Superior Bancshares Proposal and a copy of the proposed transaction agreements and all other documents relating to such Superior Bancshares Proposal, and (C) prior to effecting the Bancshares Change of Recommendation, the Cornerstone Parties shall, and shall cause their financial, legal, and other advisors to, for a period of five Business Days following Bancshares’ delivery of the notice referred to in clause (B) above, negotiate in good faith with the SmartFinancial Parties (to the extent the SmartFinancial Parties desire to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Bancshares Proposal.

Section 7.9           SmartFinancial Shareholders Meeting.

(a)          SmartFinancial shall take, in accordance with applicable Law and its charter and bylaws, all action necessary to call, give notice of, convene, and hold, as promptly as reasonably practicable after the date on which the Registration Statement becomes effective under the Securities Act, a meeting of SmartFinancial’s shareholders (including any adjournment or postponement thereof, the “SmartFinancial Meeting”) for the purpose of SmartFinancial’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by SmartFinancial’s shareholders for the consummation of the transactions contemplated hereby. Except with the prior approval of the Cornerstone Parties (which will not be unreasonably withheld), no other matters shall be submitted for consideration by or approval of SmartFinancial’s shareholders at the SmartFinancial Meeting. Subject to Section 7.9(b), SmartFinancial and its board of directors (i) shall at all times prior to and during the SmartFinancial Meeting recommend to SmartFinancial’s shareholders the approval of this Agreement, and shall take all reasonable and lawful action to solicit and obtain such approval of SmartFinancial’s shareholders, and (ii) shall not withdraw, modify, or qualify in any manner adverse to the Cornerstone Parties their recommendation of this Agreement to SmartFinancial’s shareholders, or take any other action or make any other public statement inconsistent with such recommendation (the actions prohibited by this clause (ii) being referred to as a “SmartFinancial Change of Recommendation”). Notwithstanding any SmartFinancial Change of Recommendation, this Agreement shall be submitted to the shareholders of SmartFinancial at the SmartFinancial Meeting for the purpose of SmartFinancial’s shareholders considering and voting on approval of this Agreement and any other matters required to be approved by SmartFinancial’s shareholders for the consummation of the transactions contemplated hereby. Additionally, SmartFinancial shall not submit to or for a vote of its shareholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

(b)          Notwithstanding the foregoing, SmartFinancial and its board of directors may make a SmartFinancial Change of Recommendation if, but only if:

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(i)          The SmartFinancial Parties have complied in all material respects with Section 7.1;

(ii)         The SmartFinancial board of directors determines in good faith (after consultation with and based on the advice of outside legal counsel) that its failure to do so would result in a violation of its fiduciary duties under applicable Law; and

(iii)        In the event the SmartFinancial Change of Recommendation stems from or is a result of, or relates in any manner to, an Acquisition Proposal, (A) the SmartFinancial board of directors has concluded in good faith, after giving effect to all of the adjustments which may be offered by the Cornerstone Parties pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior SmartFinancial Proposal, (B) SmartFinancial notifies the Cornerstone Parties at least five Business Days in advance of its intention to effect a SmartFinancial Change of Recommendation in response to such Superior SmartFinancial Proposal, and furnishes to the Cornerstone Parties the identity of the Person making such Superior SmartFinancial Proposal and a copy of the proposed transaction agreements and all other documents relating to such Superior SmartFinancial Proposal, and (C) prior to effecting the SmartFinancial Change of Recommendation, the SmartFinancial Parties shall, and shall cause their financial, legal, and other advisors to, for a period of five Business Days following SmartFinancial’s delivery of the notice referred to in clause (B) above, negotiate in good faith with the Cornerstone Parties (to the extent the Cornerstone Parties desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior SmartFinancial Proposal.

Section 7.10         Employee and Benefit Matters.

(a)          For a period of not less than six months after the Effective Time, SmartBank will provide, and the Surviving Corporation shall cause SmartBank to provide, employees of SmartBank immediately prior to the Effective Time who remain employed by SmartBank after the Effective Time with compensation and benefits substantially similar, in the aggregate, to that provided to such employees immediately prior to the Effective Time (excluding any compensation and benefits payable or accelerated as a result of the transactions contemplated by this Agreement). The SmartFinancial Benefit Plans maintained by, contributed to, or sponsored by SmartBank prior to the Effective Time shall at and after the Effective Time continue to be maintained by, contributed to, and sponsored by SmartBank, subject to their amendment, modification, and/or termination after the Effective Time in accordance with applicable Law and the terms and provisions of all documents, contracts, or agreements establishing such SmartFinancial Benefit Plans or pursuant to which they are maintained or administered.

(b)          For a period of not less than six months after the Effective Time, Cornerstone will provide, and the Surviving Corporation shall cause Cornerstone to provide, employees of Cornerstone immediately prior to the Effective Time who remain employed by Cornerstone after the Effective Time with compensation and benefits substantially similar, in the aggregate, to that provided to such employees immediately prior to the Effective Time (excluding any compensation and benefits payable or accelerated as a result of the transactions contemplated by this Agreement). The Cornerstone Benefit Plans maintained by, contributed to, or sponsored by Cornerstone prior to the Effective Time shall at and after the Effective Time continue to be maintained by, contributed to, and sponsored by Cornerstone, subject to their amendment, modification, and/or termination after the Effective Time in accordance with applicable Law and the terms and provisions of all documents, contracts, or agreements establishing such Cornerstone Benefit Plans or pursuant to which they are maintained or administered.

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(c)          This Section 7.10 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 7.10, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10. Nothing contained in this Section 7.10, express or implied, (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Cornerstone, or SmartBank, or any of their Affiliates, to after the Effective Time amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them. The Parties acknowledge and agree that the provisions of this Section 7.10 shall not create any right in any employee of SmartBank or Cornerstone or any of their Subsidiaries, or any other Person, to continued employment with the Surviving Corporation, SmartBank, or Cornerstone, or any of their Subsidiaries (and shall not limit the right of the Surviving Corporation, SmartBank, or Cornerstone, or any of their Subsidiaries, to terminate the employment of any employee), or any compensation or benefits of any nature or kind whatsoever.

Section 7.11         Indemnification.

(a)          For a period of six years after the Effective Time, Bancshares, as the Surviving Corporation, shall indemnify, defend, and hold harmless each of the current and former directors, officers, and employees of SmartFinancial, determined as of immediately prior to the Effective Time (each, an “Indemnified Party”), against any and all costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, and liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, and based on or pertaining to the fact that he or she was a director, officer, or employee of SmartFinancial or was serving at the request of SmartFinancial as a director, officer, employee, agent, trustee, or partner of another corporation, partnership, trust, joint venture, employee benefit plan, or other entity, to the fullest extent such Indemnified Party would have been entitled to be so indemnified and held harmless, subject to applicable Law, under the charter and bylaws of SmartFinancial as in effect as of the date of this Agreement (including the provisions thereof, if any, relating to advances of expenses).

(b)          Any Indemnified Party wishing to claim indemnification under this Section 7.11, upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify the Surviving Corporation of the same; provided that the failure of the Indemnified Party to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not actually and materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, (A) if the Surviving Corporation elects not to assume such defense or (B) if counsel for the Indemnified Party advises the Surviving Corporation that there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Surviving Corporation or that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party that make joint representation inappropriate, the Indemnified Party may retain its own legal counsel and the Surviving Corporation shall pay, as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction unless there are multiple Indemnified Parties who have conflicts of interest), (ii) the Indemnified Party will cooperate in the defense thereof, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, and (iv) the Surviving Corporation shall have no obligation hereunder in the event a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

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(c)          Prior to the Effective Time SmartFinancial shall obtain, and after the Effective Time the Surviving Corporation shall maintain, one or more “tail” liability insurance policies providing coverage for a period of six years after the Effective Time for Persons who are currently covered by SmartFinancial’s existing directors’ and officers’ liability insurance policy or policies (the “Tail Insurance”), which Tail Insurance shall provide for at least the same coverage and coverage amounts as, and contain terms and conditions no less advantageous than, those currently provided for by SmartFinancial’s existing directors’ and officers’ liability insurance policy or policies; provided, however, that, without the prior consent of Bancshares, SmartFinancial shall not expend for such Tail Insurance, on a per year basis, an amount in excess of 250% of the annual premium(s) paid by the SmartFinancial Parties for SmartFinancial’s current directors’ and officers’ liability insurance policy or policies.

(d)          In the event the Surviving Corporation or any of its successors or assigns shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.11.

(e)          Any indemnification payments made pursuant to this Section 7.11 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

Section 7.12         Employment Agreements. The Parties shall use commercially reasonable efforts to cause each of the individuals identified on Schedule 7.12 hereto to, at or prior to the Closing, execute and deliver an employment agreement providing for such individual’s employment with SmartFinancial and/or SmartBank, as the case may be (if executed and delivered prior to the Closing), or with Bancshares and/or SmartBank, as the case may be (if executed at the Closing), with such employment agreement to supersede and replace any prior employment agreement of such individual with SmartFinancial and/or SmartBank, which prior employment agreement shall be cancelled and have no further force or effect.

Section 7.13         Financing Transactions. The Cornerstone Parties shall prior to the Effective Time use their reasonable best efforts to consummate and complete such Financing Transactions as may be necessary to facilitate the consummation of the transactions contemplated by this Agreement, including such as may be required to supplement the capital of the Cornerstone Parties in order to obtain the Regulatory Approvals. Subject to applicable Law, the SmartFinancial Parties will cooperate with and assist, to the extent reasonable, the Cornerstone Parties in connection with any such Financing Transactions.

Section 7.14         Registration Statement.

(a)          As soon as reasonably practicable after the date hereof, the Parties will prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement (which will include the Joint Proxy Statement/Prospectus), which shall comply with all of the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Bancshares Common Stock and Bancshares SBLF Equivalent Stock that will be issued to holders of SmartFinancial Common Stock and SmartFinancial Series A Stock, respectively, in connection with the Merger pursuant to Article III of this Agreement. Bancshares shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after the filing thereof, to register or exempt from registration the Bancshares Stock to be issued to holders of SmartFinancial Stock under the securities Laws of all applicable jurisdictions (federal and state), and to keep the Registration Statement and such registrations or exemptions current and in effect for so long as is necessary to consummate the transactions contemplated by this Agreement. Bancshares shall have primary responsibility for preparing and filing the Registration Statement, provided that Bancshares shall afford the SmartFinancial Parties and their legal, financial, and accounting advisors a reasonable opportunity to review and provide comments on (i) the Registration Statement, before it is filed with the SEC, and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement, before the same are filed with or submitted to the SEC. Each Party shall deliver to the other Parties copies of all material filings, correspondence, orders, and documents with, to, or from Governmental Entities, and shall promptly relay to the other Parties the substance of any material oral communications with, to, or from Governmental Entities, in each case pertaining or relating to the Registration Statement or any documents or materials related thereto.

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(b)          The Parties shall cooperate in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus for the purpose of submitting this Agreement and the transactions contemplated hereby (including the Authorized Stock Amendment, the Amended and Restated Bancshares Charter, the Amended and Restated Bancshares Bylaws, the Series A Redemption Amendment, the Reverse Stock Split Amendment, and the Bancshares Incentive Plan) to the shareholders of SmartFinancial and Bancshares, as applicable, for approval. Each Party will as promptly as practicable after the date hereof furnish all data and information relating to it and its Subsidiaries, and its and its Subsidiaries’ directors, officers, and shareholders, as the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and/or the Joint Proxy Statement/Prospectus. The SmartFinancial Parties expressly agree to cooperate with Bancshares and Bancshares’ legal and accounting advisors in requesting and obtaining appropriate opinions, consents, and letters from its financial advisor(s) and independent auditor(s), and in taking such other actions as may be reasonably requested by Bancshares, in connection with the Registration Statement or the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that none of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and/or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, on the date the same is first mailed to shareholders of the Parties or at the time of the SmartFinancial Meeting or the Bancshares Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the time such document is filed, fail to comply as to form, in all material respects, with the provisions of applicable Law. The Joint Proxy Statement/Prospectus will comply as to form, in all material respects, with all applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by any Party with respect to statements made or incorporated by reference therein based on information supplied by any other Party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus. Each Party covenants and agrees that, in the event such Party becomes aware of any information furnished by it that would cause any of the statements in the Registration Statement and/or the Joint Proxy Statement/Prospectus, or any other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such Party will promptly inform the other Parties thereof in writing and take all necessary steps to correct the Registration Statement and/or Joint Proxy Statement/Prospectus, or other document, as applicable.

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Section 7.15         Amendment of Bancshares Charter and Bylaws; Option Plan.

(a)          As soon as reasonably practicable after the date of this Agreement, the board of directors of Bancshares shall adopt, in accordance with applicable Law and the charter and bylaws of Bancshares, amendments to the charter of Bancshares (i) increasing the number of authorized shares of Bancshares Common Stock to 40,000,000 shares (the “Authorized Stock Amendment”), and (ii) amending the terms of the Bancshares Series A Stock to provide that the Bancshares Series A Stock may be redeemed at the option of Bancshares at any time after March 31, 2015 (the “Series A Redemption Amendment,” and together with the Authorized Stock Amendment, collectively, the “Stock Amendments”), such Stock Amendments to be in a form and substance mutually agreed upon by the Parties. The Stock Amendments shall be submitted to the shareholders of Bancshares for approval at the Bancshares Meeting in accordance with Section 7.8. Assuming approval of the Stock Amendments by the shareholders of Bancshares in accordance with applicable Law and the charter and bylaws of Bancshares, prior to the Closing Bancshares shall duly execute the Stock Amendments and file the same with the Tennessee Secretary of State, with the Stock Amendments to be effective prior to or at the Effective Time.

(b)          As soon as reasonably practicable after the date of this Agreement, the board of directors of Bancshares shall adopt, in accordance with applicable Law and the charter and bylaws of Bancshares, an amendment to the charter of Bancshares creating the Bancshares SBLF Equivalent Stock to be issued to holders of SmartFinancial Series A Stock in accordance with Article III hereof and determining the preferences, limitations, and relative rights of the Bancshares SBLF Equivalent Stock, such amendment to be in a form and substance mutually agreed upon by the Parties (the “Bancshares SBLF Equivalent Stock Amendment”). Prior to the Closing Bancshares shall duly execute the Bancshares SBLF Equivalent Stock Amendment and file the same with the Tennessee Secretary of State, with the Bancshares SBLF Equivalent Stock Amendment to be effective prior to or at the Effective Time.

(c)          As soon as reasonably practicable after the date of this Agreement, the board of directors of Bancshares shall adopt, in accordance with applicable Law and the charter and bylaws of Bancshares, an amended and restated charter for Bancshares, the same to be in a form and substance mutually agreed upon by the Parties (the “Amended and Restated Bancshares Charter”), which Amended and Restated Bancshares Charter will, among other things, (i) change the name of the corporation to “SmartFinancial, Inc.” and (ii) change the address of the principal office of the corporation to 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919. The Amended and Restated Bancshares Charter shall be submitted to the shareholders of Bancshares for approval at the Bancshares Meeting in accordance with Section 7.8. Assuming approval of the Amended and Restated Bancshares Charter by the shareholders of Bancshares in accordance with applicable Law and the charter and bylaws of Bancshares, prior to or at the Closing Bancshares shall duly execute the Amended and Restated Bancshares Charter and deliver the same for filing with the Tennessee Secretary of State, with the Amended and Restated Bancshares Charter to be effective at or immediately following the Effective Time.

(d)          As soon as reasonably practicable after the date of this Agreement, the board of directors of Bancshares shall adopt, in accordance with applicable Law and the charter and bylaws of Bancshares, amended and restated bylaws for Bancshares, the same to be in a form and substance mutually agreed upon by the Parties (the “Amended and Restated Bancshares Bylaws”), which Amended and Restated Bancshares Bylaws shall express state that they will be effective, as the bylaws of the Surviving Corporation, at or immediately following the Effective Time. The Amended and Restated Bancshares Bylaws shall be submitted to the shareholders of Bancshares for approval at the Bancshares Meeting in accordance with Section 7.8.

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(e)          As soon as reasonably practicable after the date of this Agreement, the board of directors of Bancshares shall adopt, in accordance with applicable Law and the charter and bylaws of Bancshares, an amendment to the charter of Bancshares which provides that, at the effective time of the amendment, each four shares of Bancshares Common Stock issued and outstanding immediately prior to the effective time of the amendment will be, automatically and without any action on the part of the holder(s) hereof, combined and converted into one share of Bancshares Common Stock (the “Reverse Stock Split Amendment”). The Reverse Stock Split Amendment shall be in a form and substance mutually agreed upon by the Parties. The Reverse Stock Split Amendment shall be submitted to the shareholders of Bancshares for approval at the Bancshares Meeting in accordance with Section 7.8. Assuming approval of the Reverse Stock Split Amendment by the shareholders of Bancshares in accordance with applicable Law and the charter and bylaws of Bancshares, Bancshares shall duly execute the Reverse Stock Split Amendment and file the same with the Tennessee Secretary of State in order to facilitate the NASDAQ Listing (as defined below). The combination of issued and outstanding shares of Bancshares Common Stock to be effected by the Reverse Stock Split Amendment is sometimes referred to in this Agreement as the “Reverse Stock Split.”

(f)          As soon as reasonably practicable after the date of this Agreement, the board of directors of Bancshares shall adopt, in accordance with applicable Law and the charter and bylaws of Bancshares, the Bancshares Incentive Plan. The Bancshares Incentive Plan shall be submitted to the shareholders of Bancshares for approval at the Bancshares Meeting in accordance with Section 7.8.

Section 7.16         Exchange Listing. Bancshares shall use its reasonable best efforts to list, prior to the Effective Time, on NASDAQ (subject to official notice of issuance) the shares of Bancshares Common Stock to be issued in the form of Merger Consideration in accordance with this Agreement (the “NASDAQ Listing”), and Bancshares shall give all notices to and make all filings with NASDAQ required in connection with the transactions contemplated herein.

Section 7.17         Bancshares, Cornerstone, and SmartBank Directors and Officers.

(a)          Prior to or at the Effective Time, Bancshares shall take all action necessary such that at or immediately after the Effective Time the board of directors of the Surviving Corporation will be composed of the 11 individuals set forth on Schedule 7.17(a) hereto, of which seven have been designed by the SmartFinancial Parties (such individuals the “Continuing SmartFinancial Directors”) and four have been designated by the Cornerstone Parties (such individuals the “Continuing Cornerstone Directors”). Subject to applicable Law, for a period of not less than three years after the Effective Time, the number of directors constituting the Surviving Corporation’s board of directors shall be not less than 11, with seven of such directors to be nominated or appointed by the Continuing SmartFinancial Directors (by a majority vote of such individuals) and four of such directors to be nominated or appointed by the Continuing Cornerstone Directors (by a majority vote of such individuals).

(b)          Prior to or at the Effective Time, Bancshares and Cornerstone shall take all action necessary such that William (Billy) Y. Carroll, Jr. will, at or immediately after the Effective Time, be appointed to the board of directors of Cornerstone.

(c)          Prior to or at the Effective Time, SmartFinancial and SmartBank shall take all action necessary such that W. Miller Welborn will, at or immediately after the Effective Time, be appointed to the board of directors of SmartBank.

(d)          For a period of not less than three years after the Effective Time, W. Miller Welborn shall serve as chairman and William (Bill) Carroll, Sr. shall serve as vice-chairman of the board of directors of the Surviving Corporation, subject to such individuals’ annual election or appointment to the board of directors of the Surviving Corporation, to applicable Law, and to such individuals’ earlier death, resignation, or removal from office.

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Section 7.18         Notice of Dissenters’ Rights Matters. Prior to the Effective Time, the Cornerstone Parties shall give the SmartFinancial Parties prompt notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or on behalf of any shareholder of Bancshares pursuant to Chapter 23 of the Corporation Act. Likewise, prior to the Effective Time, the SmartFinancial Parties shall give the Cornerstone Parties prompt notice of their receipt of any notice, demand, or other instrument or communication relating to dissenters’ rights (including any notice of intent to demand payment or any withdrawal of any such notice) provided by or on behalf of any shareholder of SmartFinancial pursuant to Chapter 23 of the Corporation Act.

Section 7.19         Decisions as to Post-Transaction Matters. Any and all decisions prior to the Effective Time as to the following matters impacting the Surviving Corporation shall be made jointly by Bancshares and SmartFinancial (each acting through its respective board of directors):

(a)          The charters of committees of the board of directors of the Surviving Corporation;

(b)          The composition of committees of the board of directors of the Surviving Corporation;

(c)          The form, terms, and provisions of any employment or other Contract between Bancshares (including as the Surviving Corporation), SmartFinancial, Cornerstone, or SmartBank and any director, officer, or employee of Bancshares (including as the Surviving Corporation), SmartFinancial, Cornerstone, or SmartBank; and

(d)          Any Financing Transaction or other capital accumulation transaction or activities necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1           Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by such Party prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Shareholder Approval of Agreement.  This Agreement shall have been duly approved by (i) the shareholders of Bancshares in accordance with Bancshares’ charter and bylaws and applicable Law and (ii) the shareholders of SmartFinancial in accordance with the charter and bylaws of SmartFinancial and applicable Law.

(b)          Governmental Approvals. All approvals, consents, and waivers from or of Governmental Entities (including without limitation the Regulatory Approvals) required to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired, and no such approval, consent, or waiver shall contain any condition, restriction, or requirement that the SmartFinancial board of directors or the Bancshares board of directors reasonably determines in good faith would, individually or in the aggregate with one or more other conditions, restrictions, or requirements, materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that SmartFinancial (in the case of a determination by the SmartFinancial board of directors) or Bancshares (in the case of a determination by the Bancshares board of directors) would not have entered into this Agreement had such condition(s), restriction(s), or requirement(s) been known as of the date of this Agreement (any such condition, restriction, or requirement, a “Burdensome Condition”); provided, however, that (i) any condition, restriction, or requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Merger shall not be deemed to be a Burdensome Condition and (ii) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, SmartFinancial or Bancshares, as applicable, shall use commercially reasonable efforts to negotiate with the relevant Governmental Entity a modification to the condition, restriction, or requirement to reduce the burdensome nature thereof such that the condition, restriction, or requirement no longer constitutes a Burdensome Condition.

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(c)          No Injunction; Illegality.  There shall not be in effect any order, decree, or injunction of any Governmental Entity that enjoins or prohibits the consummation of the Merger, and no Governmental Entity shall have instituted any action, suit, or proceeding for the purpose of enjoining or prohibiting the consummation of the Merger. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(d)          Registration Statement. The Registration Statement, covering the Bancshares Common Stock and the Bancshares SBLF Equivalent Stock to be issued to holders of SmartFinancial Common Stock and SmartFinancial Series A Stock, respectively, in connection with the Merger, shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, continuing, or threatened and unresolved, and all necessary registrations, consents, approvals, and notices under state securities Laws relating to the issuance of the Bancshares Stock to be issued in connection with the Merger shall have been filed and received.

(e)          Dissenting Shareholders. The holders of not more than 7% of the outstanding shares of SmartFinancial Common Stock and Bancshares Common Stock, taken together in the aggregate, shall have perfected and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Chapter 23 of the Corporation Act.

(f)          Authorized Stock Amendment. The Authorized Stock Amendment shall have been duly approved by the shareholders of Bancshares in accordance with applicable Law and the charter and bylaws of Bancshares, and the same shall have been filed with the Tennessee Secretary of State in accordance with the provisions of Section 7.15(a).

(g)          Redemption of Bancshares Series A Stock. Bancshares shall have redeemed, or shall have taken all action necessary or advisable for the redemption at the Effective Time of, the issued and outstanding shares of Bancshares Series A Stock.

(h)          SmartFinancial Series A Stock. SmartFinancial and Bancshares shall have taken all actions necessary to provide for, and shall have received all consents, approvals, and authorizations required for, the exchange at the Effective Time of the issued and outstanding shares of SmartFinancial Series A Stock for shares of Bancshares SBLF Equivalent Stock to be issued in the form of Merger Consideration pursuant to Section 3.1, all in accordance with the charter, bylaws, and other governing documents of SmartFinancial, the terms of the Treasury SBLF Agreement, and the terms of any other agreements pursuant to which the shares of SmartFinancial Series A Stock were issued or required to be entered into in order to effect such exchange.

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(i)          Financing Transactions. The Cornerstone Parties shall have consummated and completed such Financing Transactions as may be necessary to supplement the capital of the Cornerstone Parties in order to obtain the approvals, consents, and waivers described in Section 8.1(b).

(j)          Carroll Employment Agreements. William (Billy) Y. Carroll, Jr. shall have entered into an employment agreement with the Surviving Corporation and SmartBank providing for his employment as president and chief executive officer of the Surviving Corporation and SmartBank for a period of three years after the Effective Time, with such employment agreement to supersede and replace any prior employment agreement of William (Billy) Y. Carroll, Jr. with SmartFinancial and/or SmartBank, which prior employment agreement shall be cancelled and have no further force or effect. William (Bill) Carroll, Sr. shall have entered into an employment agreement with SmartBank providing for his employment after the Effective Time as director of business development of SmartBank, with such employment agreement to supersede and replace any prior employment agreement of William (Bill) Carroll, Sr. with SmartFinancial and/or SmartBank, which prior employment agreement shall be cancelled and have no further force or effect.

Section 8.2           Conditions to Obligations of Cornerstone Parties to Consummate the Merger. The obligation of each of Bancshares and Cornerstone to consummate the Merger and the other transactions contemplated hereby is also subject to the satisfaction or written waiver by Bancshares and Cornerstone prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Representations and Warranties of SmartFinancial Parties.  The representations and warranties of the SmartFinancial Parties contained in Section 5.2(a) (Organization and Qualification), Section 5.2(c) (Capitalization), Section 5.2(d) (Authority), Section 5.2(i) (Financial Statements), and Section 5.2(w) (Broker Fees) shall be true and correct in all respects, except for inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact. The representations and warranties of the SmartFinancial Parties contained in Article V (including the representations and warranties of the SmartFinancial Parties contained in Section 5.2(a) (Organization and Qualification), Section 5.2(c) (Capitalization), Section 5.2(d) (Authority), Section 5.2(i) (Financial Statements), and Section 5.2(w) (Broker Fees)) shall be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and could not reasonably be expected to have or result in, individually or in the aggregate, a SmartFinancial Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, SmartFinancial Material Adverse Effect, or Knowledge qualifier shall be deemed not to include or be subject to any such qualifier. For purposes of this Section 8.2(a), the true and correct nature of the representations and warranties of the SmartFinancial Parties set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, provided that representations and warranties which are confined to a specific date or time shall speak only as of such date or time.

(b)          Performance of Obligations of SmartFinancial Parties.  The SmartFinancial Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c)          No SmartFinancial Material Adverse Effect.  Since June 30, 2014, there shall not have been or occurred any SmartFinancial Material Adverse Effect.

(d)          Officers’ Certificate.  The Cornerstone Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of SmartFinancial and SmartBank, and otherwise in form and substance reasonably satisfactory to the Cornerstone Parties, to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b), and Section 8.2(c) have been satisfied.

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(e)          Third Party Consents.  All of the consents, approvals, and waivers required to be obtained by the SmartFinancial Parties in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 5.2(f) of the SmartFinancial Disclosure Memorandum, but excluding those contemplated by Section 8.1(b)) shall have been obtained and the SmartFinancial Parties shall have delivered to the Cornerstone Parties such evidence of the same as the Cornerstone Parties may reasonably request.

(f)          Tax Opinion of Bancshares Counsel. Bancshares shall have received an opinion of Miller & Martin PLLC, legal counsel to Bancshares, dated as of the Closing Date and in form and substance reasonably satisfactory to Bancshares, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the Cornerstone Parties and the SmartFinancial Parties, reasonably satisfactory in form and substance to such counsel.

Section 8.3           Conditions to Obligations of SmartFinancial Parties to Consummate the Merger. The obligation of each of SmartFinancial and SmartBank to consummate the Merger and the other transactions contemplated hereby is also subject to the satisfaction or written waiver by SmartFinancial and SmartBank prior to the Closing of each of the following conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions):

(a)          Representations and Warranties of Cornerstone Parties.  The representations and warranties of the Cornerstone Parties contained in Section 4.2(a) (Organization and Qualification), Section 4.2(c) (Capitalization), Section 4.2(d) (Authority), Section 4.2(i) (Financial Statements; Internal Controls), and Section 4.2(w) (Broker Fees) shall be true and correct in all respects, except for inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact. The representations and warranties of the Cornerstone Parties contained in Article IV (including the representations and warranties of the Cornerstone Parties contained in Section 4.2(a) (Organization and Qualification), Section 4.2(c) (Capitalization), Section 4.2(d) (Authority), Section 4.2(i) (Financial Statements; Internal Controls), and Section 4.2(w) (Broker Fees)) shall be true and correct in all respects, except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and could not reasonably be expected to have or result in, individually or in the aggregate, a Cornerstone Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality, Bancshares Material Adverse Effect, or Knowledge qualifier shall be deemed not to include or be subject to any such qualifier. For purposes of this Section 8.3(a), the true and correct nature of the representations and warranties of the Cornerstone Parties set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, provided that representations and warranties which are confined to a specific date or time shall speak only as of such date or time.

(b)          Performance of Obligations of Cornerstone Parties.  The Cornerstone Parties shall have performed and complied with, in all material respects, all obligations and covenants required to be performed and complied with by them under this Agreement prior to or at the Closing.

(c)          No Bancshares Material Adverse Effect.  Since June 30, 2014, there shall not have been or occurred any Bancshares Material Adverse Effect.

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(d)          Officers’ Certificate.  The SmartFinancial Parties shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer and the chief financial officer of each of Bancshares and Cornerstone, and otherwise in form and substance reasonably satisfactory to the SmartFinancial Parties, to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied.

(e)          Third Party Consents.  All of the consents, approvals, and waivers required to be obtained by the Cornerstone Parties in connection with the consummation of the transactions contemplated by this Agreement (including without limitation those set forth on Schedule 4.2(f) of the Cornerstone Disclosure Memorandum, but excluding those contemplated by Section 8.1(b)) shall have been obtained and the Cornerstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties may reasonably request.

(f)          Tax Opinion of SmartFinancial Counsel. SmartFinancial shall have received an opinion of Butler Snow LLP, legal counsel to SmartFinancial, dated as of the Closing Date and in form and substance reasonably satisfactory to SmartFinancial, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of the SmartFinancial Parties and the Cornerstone Parties, reasonably satisfactory in form and substance to such counsel.

(g)          Delivery of Merger Consideration. Bancshares shall have delivered, or caused to be delivered, to the Exchange Agent a certificate or certificates, or at Bancshares’ option evidence of shares in book entry form, representing the number of shares of Bancshares Stock issuable to holders of SmartFinancial Stock in the form of Merger Consideration, and the SmartFinancial Parties shall have received from Bancshares such evidence of the same as the SmartFinancial Parties may reasonably request.

(h)          Evidence of Charter Amendments. The SmartFinancial Parties shall have received from the Cornerstone Parties such evidence of (i) the filing of the Authorized Stock Amendment and the Series A Redemption Amendment with the Tennessee Secretary of State in accordance with the provisions of Section 7.15(a), (ii) the filing of the Bancshares SBLF Equivalent Stock Amendment with the Tennessee Secretary of State in accordance with the provisions of Section 7.15(b), and (iii) the filing of the Reverse Stock Split Amendment with the Tennessee Secretary of State in accordance with the provisions of Section 7.15(e) as the SmartFinancial Parties shall reasonably request.

(i)          Amended and Restated Bancshares Charter. The Amended and Restated Bancshares Charter shall have been duly approved by the shareholders of Bancshares in accordance with applicable Law and the charter and bylaws of Bancshares and Bancshares shall have filed the same with the Tennessee Secretary of State in accordance with the provisions of Section 7.15(c), and the Cornerstone Parties shall have delivered to the SmartFinancial Parties such evidence of the filing of the Amended and Restated Bancshares Charter as the SmartFinancial Parties shall reasonably request.

(j)          Amended and Restated Bancshares Bylaws. The Amended and Restated Bancshares Bylaws shall have been duly approved by the shareholders of Bancshares in accordance with applicable Law and the charter and bylaws of Bancshares, and the Cornerstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties shall reasonably request.

(k)          Director Resignations. Each member of the board of directors of Bancshares not identified on Schedule 7.17(a) hereto as a member of the post-Merger board of directors of the Surviving Corporation shall have delivered to Bancshares a written resignation whereby such Person resigns from the Bancshares board of directors effective as of the Effective Time, and the Cornerstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties shall reasonably request.

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(l)          Bancshares Incentive Plan. The Bancshares Incentive Plan shall have been duly adopted by the board of directors of Bancshares and duly approved by the shareholders of Bancshares in accordance with applicable Law and the charter and bylaws of Bancshares, and the Cornerstone Parties shall have delivered to the SmartFinancial Parties such evidence of the same as the SmartFinancial Parties shall reasonably request.

ARTICLE IX

TERMINATION

Section 9.1           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)          By mutual written consent of SmartFinancial, SmartBank, Bancshares, and Cornerstone.

(b)          By the SmartFinancial Parties (provided that neither SmartFinancial nor SmartBank is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by Bancshares or Cornerstone of any representation, warranty, covenant, or agreement contained in this Agreement, or by the Cornerstone Parties (provided that neither Bancshares nor Cornerstone is then in material breach of any representation, warranty, covenant, or agreement contained herein), in the event of a breach by SmartFinancial or SmartBank of any representation, warranty, covenant, or agreement contained in this Agreement, in either case which breach (i) would result in the failure of any of the conditions set forth in Article VIII and (ii) cannot be or has not been cured within 30 days after written notice to the breaching Party of such breach.

(c)          By either the SmartFinancial Parties or the Cornerstone Parties, (i) in the event the shareholders of Bancshares fail to approve, by the requisite vote, this Agreement at the Bancshares Meeting, provided that the Cornerstone Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(i) if the Cornerstone Parties have complied with, and there has been no breach or violation by the Cornerstone Parties of, their obligations and covenants set forth in Section 7.8; (ii) in the event the shareholders of SmartFinancial fail to approve, by the requisite vote, this Agreement at the SmartFinancial Meeting, provided that the SmartFinancial Parties shall only be entitled to exercise their right of termination under this Section 9.1(c)(ii) if the SmartFinancial Parties have complied with, and there has been no breach or violation by the SmartFinancial Parties of, their obligations and covenants set forth in Section 7.9; or (iii) in the event the holders of more than 7% of the outstanding shares of SmartFinancial Common Stock and Bancshares Common Stock, taken together in the aggregate, shall have perfected and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Chapter 23 of the Corporation Act.

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(d)          By either the SmartFinancial Parties or the Cornerstone Parties, in the event any approval, consent, or waiver of or from any Governmental Entity required to consummate the transactions contemplated by this Agreement shall have been denied by final and non-appealable action of such Governmental Entity or any application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that the SmartFinancial Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of SmartFinancial or SmartBank to perform or observe its obligations and covenants set forth in this Agreement, and that the Cornerstone Parties shall not be entitled to exercise their right of termination under this Section 9.1(d) if such denial or withdrawal shall be due to the failure of Bancshares or Cornerstone to perform or observe its obligations and covenants set forth in this Agreement.

(e)          By either the SmartFinancial Parties or the Cornerstone Parties, in the event any court or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the SmartFinancial Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of SmartFinancial or SmartBank to perform or observe its obligations and covenants set forth in this Agreement, and that the Cornerstone Parties shall not be entitled to exercise their right of termination under this Section 9.1(e) if such action of such court or other Governmental Entity shall be due to the failure of Bancshares or Cornerstone to perform or observe its obligations and covenants set forth in this Agreement.

(f)          By either the SmartFinancial Parties or the Cornerstone Parties, in the event the Merger is not consummated by September 30, 2015, unless (i) in the event of termination by the SmartFinancial Parties, the failure to consummate the Merger by such date shall be due to the failure of SmartFinancial or SmartBank to perform or observe its obligations and covenants set forth in this Agreement, and (ii) in the event of termination by the Cornerstone Parties, the failure to consummate the Merger by such date shall be due to the failure of Bancshares or Cornerstone to perform or observe its obligations and covenants set forth in this Agreement.

(g)          By the SmartFinancial Parties, in the event (i) of any breach by Bancshares or Cornerstone of Section 7.1 or Section 7.8 of this Agreement or (ii) the board of directors of Bancshares does not publicly recommend in the Joint Proxy Statement/Prospectus the approval of this Agreement by the shareholders of Bancshares or, after having made such recommendation, subsequently makes a Bancshares Change of Recommendation.

(h)          By the Cornerstone Parties, in the event (i) of any breach by SmartFinancial or SmartBank of Section 7.1 or Section 7.9 of this Agreement, or (ii) the board of directors of SmartFinancial does not publicly recommend in the Joint Proxy Statement/Prospectus the approval of this Agreement by the shareholders of SmartFinancial or, after having made such recommendation, subsequently makes a SmartFinancial Change of Recommendation.

(i)          By the SmartFinancial Parties, in the event a tender offer or exchange offer for 10% or more of any class or series of outstanding shares of Bancshares Stock is commenced (other than by the SmartFinancial Parties) and the Bancshares board of directors recommends that the shareholders of Bancshares tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

(j)          By the Cornerstone Parties, in the event a tender offer or exchange offer for 10% or more of any class or series of outstanding shares of SmartFinancial Stock is commenced (other than by the Cornerstone Parties) and the SmartFinancial board of directors recommends that the shareholders of SmartFinancial tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

(k)          By the SmartFinancial Parties, at any time prior to the approval of this Agreement by the shareholders of SmartFinancial, for the purpose of entering into an agreement with respect to a Superior SmartFinancial Proposal; provided that there has been no breach by SmartFinancial or SmartBank of Section 7.1 or Section 7.9 of this Agreement.

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(l)          By the Cornerstone Parties, at any time prior to the approval of this Agreement by the shareholders of Bancshares, for the purpose of entering into an agreement with respect to a Superior Bancshares Proposal; provided that there has been no breach by Bancshares or Cornerstone of Section 7.1 or Section 7.8 of this Agreement.

Section 9.2           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall, subject to Section 9.3, become null and void and have no further force or effect and the Parties shall have no further or continuing liability or obligations under this Agreement, except that (a) Section 7.3(c), this Section 9.2, Section 9.3, and Article X of this Agreement shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved of or released from any liability or damages arising out of such Party’s fraud or willful or intentional breach of any provision of this Agreement.

Section 9.3           Termination Fee.

(a)          In the event (i) this Agreement is terminated by the SmartFinancial Parties pursuant to Section 9.1(b) and the Bancshares or Cornerstone breach giving rise to termination is knowing, willful, or intentional and (ii) within 12 months after the date of termination Bancshares or Cornerstone consummates or enters into any agreement with respect to an Acquisition Proposal, the Cornerstone Parties (1) shall pay to the SmartFinancial Parties a termination fee of $1,200,000 and (2) shall reimburse the SmartFinancial Parties for all reasonable costs and expenses incurred by the SmartFinancial Parties through the date of termination in connection with this Agreement or the transactions contemplated hereby.

(b)          In the event (i) this Agreement is terminated by the Cornerstone Parties pursuant to Section 9.1(b) and the SmartFinancial or SmartBank breach giving rise to termination is knowing, willful, or intentional and (ii) within 12 months after the date of termination SmartFinancial or SmartBank consummates or enters into any agreement with respect to an Acquisition Proposal, the SmartFinancial Parties (1) shall pay to the Cornerstone Parties a termination fee of $1,200,000 and (2) shall reimburse the Cornerstone Parties for all reasonable costs and expenses incurred by the Cornerstone Parties through the date of termination in connection with this Agreement or the transactions contemplated hereby.

(c)          In the event this Agreement is terminated by the SmartFinancial Parties pursuant to Section 9.1(g) or Section 9.1(i), the Cornerstone Parties (1) shall pay to the SmartFinancial Parties a termination fee of $1,200,000 and (2) shall reimburse the SmartFinancial Parties for all costs and expenses incurred by the SmartFinancial Parties through the date of termination in connection with this Agreement or the transactions contemplated hereby.

(d)          In the event this Agreement is terminated by the Cornerstone Parties pursuant to Section 9.1(h) or Section 9.1(j), the SmartFinancial Parties (1) shall pay to the Cornerstone Parties a termination fee of $1,200,000 and (2) shall reimburse the Cornerstone Parties for all costs and expenses incurred by the Cornerstone Parties through the date of termination in connection with this Agreement or the transactions contemplated hereby.

(e)          In the event this Agreement is terminated by the SmartFinancial Parties pursuant to Section 9.1(k), the SmartFinancial Parties (1) shall pay to the Cornerstone Parties a termination fee of $1,200,000 and (2) shall reimburse the Cornerstone Parties for all costs and expenses incurred by the Cornerstone Parties through the date of termination in connection with this Agreement or the transactions contemplated hereby.

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(f)          In the event this Agreement is terminated by the Cornerstone Parties pursuant to Section 9.1(l), the Cornerstone Parties (1) shall pay to the SmartFinancial Parties a termination fee of $1,200,000 and (2) shall reimburse the SmartFinancial Parties for all costs and expenses incurred by the SmartFinancial Parties through the date of termination in connection with this Agreement or the transactions contemplated hereby.

(g)          Any termination fee payable in accordance with this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by the Parties entitled to receive the same. Any termination fee payable pursuant to Section 9.3(a) or Section 9.3(b) shall be paid by the Parties obligated to make payment within two Business Days after such Parties’ receipt of a payment demand notice from the Parties entitled to receive the same. Any termination fee payable pursuant to Section 9.3(c), Section 9.3(d), Section 9.3(e), or Section 9.3(f) shall be payable at the time of the termination of this Agreement. The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, that absent such agreements the Parties would not have entered into this Agreement, and that the termination fees provided for do not constitute a penalty or liquidated damages in the event of a breach of this Agreement (but that the termination fee provided for in Section 9.3(e) does constitute liquidated damages and the sole remedy of the Cornerstone Parties in the event this Agreement is terminated by the SmartFinancial Parties pursuant to Section 9.1(k) and that the termination fee provided for in Section 9.3(f) does constitute liquidated damages and the sole remedy of the SmartFinancial Parties in the event this Agreement is terminated by the Cornerstone Parties pursuant to Section 9.1(l)). In the event a Party fails to timely make payment of any amounts due and payable by such Party under this Section 9.3, such Party shall pay the costs and expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by the Parties entitled to receive payment of such amounts in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such amounts unpaid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(h)          For the avoidance of doubt, no termination fee shall be payable, and no costs or expenses shall be reimbursable, by either the SmartFinancial Parties or the Cornerstone Parties in the event this Agreement is terminated pursuant to Section 9.1(a), Section 9.1(c), Section 9.1(d), Section 9.1(e), Section 9.1(f), Section 9.1(m), or Section 9.1(n).

ARTICLE X

MISCELLANEOUS

Section 10.1         Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement shall survive the Effective Time (other than those covenants and agreements contained herein that by their express terms are to be observed or performed after the Effective Time) or the termination of this Agreement (other than Section 7.3(c), Section 9.2, Section 9.3, and this Article X, each of which shall survive any such termination). Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the representations, warranties, covenants, or agreements contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive any Party hereto or any of its Affiliates of any defense, at law or in equity, which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 10.2         Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The headings appearing in this Agreement have been inserted for purposes of convenience of reference only and shall not affect the meaning of, or be given any force or effect in the construction or interpretation of, this Agreement. Whenever the words “include,” “includes,” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Agreement shall be deemed to include all genders. Whenever the words “as of the date hereof” are used in this Agreement, such date shall be deemed the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

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Section 10.3         Amendment; Waiver.  This Agreement may be amended, modified, or supplemented at any time prior to the filing of the Articles of Merger with the Tennessee Secretary of State by, but only by, a written instrument executed by each of the Parties; provided that, (a) after the approval of this Agreement by the shareholders of SmartFinancial, this Agreement may not be amended, modified, or supplemented so as to change (i) the amount or kind of consideration to be received hereunder by holders of SmartFinancial Stock or (ii) any other provision of this Agreement, if the change would adversely affect the shareholders of SmartFinancial in any material respect, in each case without the subsequent approval of the same by the shareholders of SmartFinancial, and (b) after the approval of this Agreement by the shareholders of Bancshares, this Agreement may not be amended, modified, or supplemented so as to change (i) the amount or kind of consideration to be received hereunder by holders of SmartFinancial Stock or (ii) any other provision of this Agreement, if the change would adversely affect the shareholders of Bancshares in any material respect, in each case without the subsequent approval of the same by the shareholders of Bancshares. Prior to the Effective Time, any provision of this Agreement may be waived by the Party or Parties entitled to the benefits thereof; provided that any such waiver shall be in writing and executed by the Party or Parties granting such waiver.

Section 10.4         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

Section 10.5         Governing Law.  This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Tennessee, without regard to conflict of laws principles.

Section 10.6         Expenses. Except as expressly otherwise provided in this Agreement, each Party shall be responsible for and bear all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that (a) all costs and expenses directly related to the printing and mailing (to the shareholders of SmartFinancial and Bancshares) of the Joint Proxy Statement/Prospectus and (b) all EDGARizing costs and expenses incurred, and all filing fees paid to the SEC, in connection with the transactions contemplated by this Agreement shall be shared equally by the SmartFinancial Parties, on one hand, and the Cornerstone Parties, on the other.

Section 10.7         Notices. All notices, requests, consents, and other communications required or permitted under or related to this Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, (ii) on the third Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case to the Parties at the following addresses (or such other addresses as the Parties may designate from time to time by notice given in accordance with this Section 10.7):

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If to SmartFinancial or SmartBank:	With a copy to:
SmartFinancial, Inc.	Butler Snow LLP
SmartBank	Attention: Adam G. Smith
Attention: William Y. Carroll, Jr.	150 3rd Avenue South
2430 Teaster Lane, Suite 205	Suite 1600
Pigeon Forge, Tennessee 37863	Nashville, Tennessee 37201

If to Bancshares or Cornerstone:	With a copy to:
Cornerstone Bancshares, Inc.	Miller & Martin PLLC
Cornerstone Community Bank	Attention: Roddy Bailey
Attention: W. Miller Welborn	Suite 1000, Volunteer Building
800 Market Street	832 Georgia Avenue
Chattanooga, Tennessee 37402	Chattanooga, Tennessee 37402

Section 10.8         Entire Agreement; Third Party Beneficiaries. This Agreement, including and together with the Exhibits and Schedules hereto and the Disclosure Memoranda, and the Confidentiality Agreement (but only to the extent the Confidentiality Agreement is not inconsistent with any provision of this Agreement) represent the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all prior agreements, understandings, and arrangements, whether written or oral, between or among the Parties with respect to such subject matter. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement, except for the rights of holders of SmartFinancial Stock to receive the Merger Consideration as provided in Article III and such other amounts payable in respect of such SmartFinancial Stock in accordance with this Agreement, and except that the Indemnified Parties (and their heirs and legal and personal representatives) are intended third-party beneficiaries of this Agreement to the extent, but only to the extent, provided in Section 7.11.

Section 10.9         Severability. In the event any term or provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason or in any respect, (a) such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity, legality, or enforceability of the remainder of this Agreement, which shall be and remain in full force and effect enforceable in accordance with its terms, and (b) the Parties shall use their reasonable best efforts to substitute for such invalid, illegal, or unenforceable term or provision an alternative term or provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

Section 10.10         Assignment. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11         Attorneys’ Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement or the transactions contemplated hereby, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all fees, expenses, and disbursements, including without limitation attorneys’ fees and court costs, incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled.

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Section 10.12         Submission to Jurisdiction; Service of Process. Each Party hereby (a) irrevocably submits to the sole and exclusive jurisdiction of the state courts of the State of Tennessee located in DAVIDSON County, Tennessee, or in the event (but only in the event) that no such state court has jurisdiction, the United States District Court for the Eastern District of Tennessee (the “TENNESSEE COURTS”), in respect of any claim, action, suit, or proceeding under, arising out of, or related to this Agreement or the transactions contemplated hereby, (b) irrevocably waives and agrees not to assert as a defense in any such claim, action, suit, or proceeding that such Party is not subject to the jurisdiction of THE TENNESSEE courts, that such claim, action, suit, or proceeding may not be brought or is not maintainable in THE TENNESSEE courts or that the venue thereof may not be appropriate, or that this Agreement may not be construed, interpreted, or enforced in or by THE TENNESSEE courts, and (c) irrevocably agrees that all claims a part of or with respect to any such claim, action, suit, or proceeding shall be heard and determined by THE TENNESSEE courts. The Parties hereby grant THE TENNESSEE courts jurisdiction over the persons of the Parties and, to the extent permitted by Law, over the subject matter of any such claim, action, suit, or proceeding. Any and all process in any claim, action, suit, or proceeding under, arising out of, or related to this Agreement or the transactions contemplated hereby may be served by complying with the provision of Section 10.7, and the Parties hereby waive any and all claims of error by reason of service of process in such manner; provided, however, that nothing in this Section 10.12 shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 10.13         Jury Trial Waiver. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY in respect of any claim, action, suit, or proceeding under, arising out of, or related to this Agreement or the transactions contemplated hereby.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

SMARTFINANCIAL, INC.

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

SMARTBANK

By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

CORNERSTONE BANCSHARES, INC.

By:	/s/ W. Miller Welborn
W. Miller Welborn
Chairman

CORNERSTONE COMMUNITY BANK

By:	/s/ W. Miller Welborn
W. Miller Welborn
Chairman

(Signature Page to Agreement and Plan of Merger)